     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998

                                                      REGISTRATION NO. 333-57739
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3
                                      TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          ASPECT MEDICAL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                             3845                            04-2985553
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                TWO VISION DRIVE
                          NATICK, MASSACHUSETTS 01760
                                 (508) 653-0603
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               NASSIB G. CHAMOUN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ASPECT MEDICAL SYSTEMS, INC.
                                TWO VISION DRIVE
                          NATICK, MASSACHUSETTS 01760
                                 (508) 653-0603
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               SUSAN W. MURLEY, ESQ.                               LESLIE E. DAVIS, ESQ.
                 HALE AND DORR LLP                            TESTA, HURWITZ & THIBEAULT, LLP
                  60 STATE STREET                                    HIGH STREET TOWER
            BOSTON, MASSACHUSETTS 02109                               125 HIGH STREET
             TELEPHONE: (617) 526-6000                          BOSTON, MASSACHUSETTS 02110
             TELECOPY: (617) 526-5000                            TELEPHONE: (617) 248-7000
                                                                 TELECOPY: (617) 248-7100

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION

                                                                   JULY 30, 1998


                                3,100,000 Shares

                                 [ASPECT LOGO]

                                  Common Stock

                               ------------------

     All the 3,100,000 shares of Common Stock offered hereby will be sold by Aspect Medical Systems, Inc. ("Aspect" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is presently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Application has been made for the quotation of the Common Stock on the Nasdaq National Market under the symbol "ASPM."
                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

===============================================================================================================
                                            PRICE                  UNDERWRITING                PROCEEDS
                                              TO                  DISCOUNTS AND                   TO
                                            PUBLIC                 COMMISSIONS                COMPANY(1)
---------------------------------------------------------------------------------------------------------------
Per Share........................             $                         $                         $
---------------------------------------------------------------------------------------------------------------
Total(2).........................         $                         $                         $
===============================================================================================================

(1) Before deducting expenses estimated at $850,000, payable by the Company.
(2) The Company has granted the Underwriters a 30-day option to purchase up to 465,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the facilities of the Depository Trust Company in New York, New York, on or about
            , 1998 against payment therefor in immediately available funds.

BT Alex. Brown
                              Merrill Lynch & Co.
                                                              Piper Jaffray Inc.

               THE DATE OF THIS PROSPECTUS IS             , 1998.

[Company Logo]

     Aspect has developed the only FDA-cleared, commercially available product for use as a direct measure of the effects of anesthetics on the brain. The BIS index is a numerical index derived from the combination of several processed EEG variables that correlate with loss of consciousness and changes in levels of sedation. The BIS System, which incorporates the BIS index, is comprised of the Company's BIS monitors and single-use, disposable BIS Sensors.

[Photograph depicting the Company's A-2000 BIS monitor]

     The A-2000 BIS Monitor is a compact, portable monitor designed to accommodate the space limitations and positioning requirements of surgical settings. The A-2000 displays the BIS index and supporting information on a high contrast electro-luminescent display and includes Aspect's proprietary Digital Signal Converter.

[Photograph depicting the Company's A-2000 BIS Monitor product with BIS Sensor affixed to model's forehead]

     The BIS Sensor provides a reliable and simple means of acquiring the EEG signal needed to generate the BIS index. The BIS Sensor is a single-piece, single-use disposable product for use with the A-2000, the A-1050 monitor and the BIS Module Kit.

[Photograph depicting the Company's BIS Sensor, BIS Module Kit and Digital Signal Converter products]

     In 1996, Aspect introduced the BIS Module Kit, which requires the use of the BIS Sensor in order to calculate the BIS index. The BIS Module Kit is designed to facilitate the integration of the Company's BIS index into monitoring products marketed by third parties that enter into OEM arrangements with the Company.

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SYNDICATE SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     BIS, Bispectral Index, A-1050, A-2000 and Zipprep are trademarks of Aspect Medical Systems, Inc. Aspect is a registered trademark licensed on a non-exclusive basis to the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     Aspect develops, manufactures and markets anesthesia monitoring systems that enable anesthesia providers to assess levels of consciousness and administer the appropriate amount of anesthetics during surgery. The BIS System incorporates the Company's proprietary disposable BIS Sensors and the Company's BIS monitors. The Company's latest generation monitor, the A-2000 BIS Monitor, was cleared for marketing by the United States Food and Drug Administration (the "FDA") in February 1998. The BIS System is based on Aspect's patented core technology, the Bispectral Index (the "BIS index"), which is the only FDA-cleared, commercially available, direct measure of the effects of anesthetics on the brain. The BIS System was developed over a ten-year period and is the subject of eight issued and five pending United States patents. Aspect markets the BIS System through a direct sales organization in the United States. As of July 4, 1998, more than 880 BIS monitors have been sold to approximately 140 sites in the United States, and the Company estimates that over 150,000 patients have been monitored using the BIS index during surgery. Marketing approval of the Company's BIS System has been received in Europe and is pending in Japan.

     Each year, more than 29 million patients in the United States and more than 35 million patients in Europe and Japan receive anesthesia for surgical procedures. In the United States, the Company estimates that approximately 70% of patients receive general anesthesia or deep sedation monitored by an anesthesia provider. Historically, anesthesia providers have had no direct means of assessing levels of consciousness during surgery and have generally relied on recommended drug dosages and indirect indicators of consciousness, including blood pressure and heart rate. Changes in these indirect measures, however, are not reliable indicators of changes in a patient's levels of consciousness. Using existing monitoring devices, anesthesia providers are sometimes unable to detect surgical awareness, or the unintentional regaining of consciousness during surgery. The Company believes the desire to prevent surgical awareness, as well as the difficulty of accounting for variability in patient tolerances to anesthetic drugs, leads anesthesia providers to administer more anesthetic than is required by many of their patients. Overmedication results in increased drug costs, prolonged and unpredictable wake-ups from anesthesia and prolonged recovery in the Post Anesthesia Care Unit (the "PACU"). These factors, in turn, lead to inefficiencies in operating room (the "OR") and PACU scheduling and increased personnel costs.

     Aspect's BIS index is designed to allow anesthesia providers to measure directly the effects of anesthetics on the brain in order to assess levels of consciousness and to administer the appropriate amount of anesthetics for surgical procedures, while avoiding unintentional overmedication or undermedication. The BIS index ranges from 100, indicating the patient is awake, to zero, indicating an absence of electrical brain activity. The Company has demonstrated in a 302-patient prospective, randomized, controlled utility trial that BIS monitoring provides more controlled and cost-effective dosing of anesthetic drugs, faster and more predictable recovery from anesthesia and improved quality of recovery.

     Aspect's objective is to become a major multinational anesthesia monitoring company by establishing BIS monitoring as the standard of practice in anesthesia and sedation monitoring in the OR, in the intensive care unit and for procedures requiring sedation outside the OR. Key elements of the Company's strategy to accomplish its objective include: (i) a direct sales force for rapid commercialization, (ii) clinical specialists to educate and to promote the use of Aspect's BIS System, (iii) OEM relationships to broaden distribution channels, (iv) technological leadership and (v) new product development.

     The Company was organized in Delaware in 1987. The Company's principal executive offices are located at Two Vision Drive, Natick, Massachusetts 01760, and its telephone number is (508) 653-0603.

--------------------------------------------------------------------------------

                                  THE OFFERING

Common Stock offered by the Company...........   3,100,000 shares


Common Stock to be outstanding after the
offering......................................   14,174,841 shares(1)


Use of proceeds...............................   To fund sales and marketing,
                                                 research and development, the
                                                 sales-type lease program,
                                                 possible acquisitions and
                                                 working capital and other
                                                 corporate purposes

Proposed Nasdaq National Market symbol........   ASPM

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED
                           ------------------------------------------------   --------------------
                                                                              JUNE 28,    JULY 4,
                            1993      1994      1995      1996       1997       1997        1998
                           -------   -------   -------   -------   --------   ---------   --------
                                                                                  (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenue................  $   155   $   852   $ 1,067   $ 1,389   $  3,068   $   1,076   $ 4,420
  Loss from operations...   (3,885)   (4,491)   (5,607)   (5,477)   (10,308)     (4,655)   (6,814)
  Net loss...............   (3,657)   (4,260)   (5,546)   (5,396)    (9,886)     (4,447)   (6,517)
  Pro forma basic and
     diluted net loss per
     share(2)............                                          $  (1.28)              $ (0.65)
  Weighted average shares
     used to compute pro
     forma net loss per
     share(2)............                                             7,707                 9,951

                                                                               JULY 4, 1998
                                                                         -------------------------
                                                                         ACTUAL     AS ADJUSTED(3)
                                                                         -------    --------------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and marketable securities.....................  $10,131       $46,760
  Working capital......................................................    7,143        43,772
  Total assets.........................................................   16,125        52,754
  Long-term debt.......................................................      682           682
  Total stockholders' equity...........................................    9,299        45,928

---------------

(1) Based on the number of shares of Common Stock outstanding on July 29, 1998. Excludes an aggregate of 1,722,888 shares of Common Stock reserved for issuance pursuant to exercise of currently outstanding options at a weighted average exercise price of $4.29 per share. See "Management -- Executive Compensation" and Note 9 of Notes to Financial Statements.

(2) See Note 10 of Notes to Financial Statements.
(3) Adjusted to give effect to the estimated net proceeds based upon an assumed public offering price of $13.00 per share.

     Unless otherwise indicated, all information contained in this Prospectus
(i) reflects the conversion of all outstanding shares of the Company's Series A-1, Series B-1, Series C and Series D Convertible Preferred Stock (the "Convertible Preferred Stock") into an aggregate of 9,313,509 shares of Common Stock at the closing of this offering and (ii) assumes no exercise of the Underwriters' over-allotment option. The Company follows a system of fiscal months as opposed to calendar months. Under this system, the first eleven months of each fiscal year end on a Saturday and the last month of the fiscal year always ends on December 31. All references to the six months ended June 28, 1997 relate to the period from January 1, 1997 to June 28, 1997, and all references to the six months ended July 4, 1998 relate to the period from January 1, 1998 to July 4, 1998.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

UNCERTAINTY OF MARKET ACCEPTANCE OF TECHNOLOGY AND PRODUCTS

     Commercial introduction of the Company's BIS monitors, BIS Sensors and related products (collectively, the "BIS System") commenced in late 1996, and to date sales of BIS Systems have been limited. The commercial success of the BIS System will depend on its acceptance by hospitals and anesthesia providers as an accurate, reliable and cost-effective method of monitoring the effects of anesthetics on the brain in order to assess levels of consciousness. There can be no assurance that anesthesia providers will modify their current practice methods and support the BIS System as a complement to current anesthesia monitoring. In addition, market acceptance of the BIS System will depend in part on the Company demonstrating that the cost of a BIS System would be offset by a reduction in costs associated with administering anesthesia, including the costs of drugs and post-operative recovery time. Even if the Company is successful in marketing and selling BIS monitors, there can be no assurance that customers will continue to use such monitors or that the Company will be successful in generating sales of BIS Sensors. Failure of the Company's BIS System to provide an accurate and reliable measure of the effects of anesthetics on the brain in order to assess levels of consciousness, whether because of misuse, malfunction or otherwise, could have a material adverse effect on market acceptance of BIS Systems. Four cases of surgical awareness, or the unintentional regaining of consciousness during surgery, during BIS monitoring have been reported to the Company. In each case, high Bispectral Index ("BIS index") values were noted, indicating that the BIS index correctly identified the potential risk of awareness in these patients. However, cases of surgical awareness undetected by BIS monitoring may occur, and the resulting adverse publicity could result in the failure of anesthesia providers and hospitals to adopt BIS Systems, which would have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, market acceptance of the Company's BIS System could be adversely affected by events outside its control, including the introduction of superior competitive products or the failure of competitive products to perform in accordance with customers' expectations.

HISTORY OF LOSSES; UNCERTAINTY OF PROFITABILITY

     The Company has incurred losses since inception. The Company incurred net losses of $5.5 million, $5.4 million, $9.9 million and $6.5 million during 1995, 1996, 1997 and the six months ended July 4, 1998, respectively. The Company expects to continue to incur operating losses in future periods, and there can be no assurance that the Company will ever achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


LIMITED MARKETING AND SALES EXPERIENCE


     The Company has only limited sales and marketing experience in the United States and no direct sales experience outside the United States. No assurance can be given that the Company's direct sales force and clinical specialist group will be successful in promoting BIS Systems. The sales effort is typically lengthy, in part because the Company generally must educate potential customers about the clinical benefits and cost effectiveness of BIS Systems. There can be no assurance that the Company's education or other sales strategies are properly developed or that they will be successfully implemented. The Company is also evaluating other domestic marketing and sales channels, including contract sales organizations, distributors and marketing partners. The Company's failure to develop and implement successfully its sales and marketing strategy would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales, Marketing and Customers."

DECREASE IN INTERNATIONAL SALES; TERMINATION OF AGREEMENT WITH INTERNATIONAL DISTRIBUTOR


     Revenue from international sales accounted for 47%, 49%, 39% and 14% of the Company's revenue during 1995, 1996, 1997 and the six months ended July 4, 1998, respectively. Effective July 1, 1998, the Company's agreement with a third party to distribute the Company's monitors internationally (except in Japan) terminated pursuant to the terms of the agreement. Sales to this third party represented substantially all of the Company's revenue from international sales during the three-year period ended December 31, 1997 and the six months ended July 4, 1998. The Company is evaluating international sales channels, including direct sales, contract sales organizations, distributors and marketing partners. While the Company recently entered into a three-year distribution agreement with a third party to distribute BIS monitors in Japan, the Company anticipates that international sales will decrease in absolute dollars and as a percentage of total revenue at least through 1998. There can be no assurance that the Company will develop and implement successfully a sales and marketing strategy internationally and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON SINGLE PRODUCT FAMILY

     The BIS System is the Company's only product. To date, the BIS System has not achieved widespread market acceptance and sales have been limited. The failure of the Company to gain widespread market acceptance of BIS Systems would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, sales of BIS Sensors are dependent upon continued use by customers of the BIS monitors. There can be no assurance that customers will continue to use BIS monitors or purchase BIS Sensors. Moreover, there can be no assurance the Company will further enhance its products for use outside of the operating room (the "OR"), including in the intensive care unit ("ICU"), for conscious sedation or for other applications. The Company's failure to develop its products for use outside of the OR would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty of Market Acceptance of Technology and Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED MANUFACTURING EXPERIENCE; MANUFACTURING EXPANSION

     Aspect relies on third-party manufacturers to assemble and manufacture the components of its BIS monitors. The Company performs final assembly and testing of the BIS monitors. The Company has historically outsourced the manufacturing of its BIS Sensor, but in the first quarter of 1998, the Company began manufacturing a portion of the BIS Sensors in its own manufacturing facility. The failure of the Company or any contract manufacturer to produce enough components or products on time, cost-effectively and in compliance with applicable licensing or regulatory requirements, such as the Good Manufacturing Practices ("GMPs") of the United States Food & Drug Administration (the "FDA"), including the FDA's Quality Systems Regulations, would have a material adverse effect on the Company's business, results of operations and financial condition. Any termination or modification of any manufacturing arrangement with a third-party could result in a business interruption for the Company. The Company may require additional manufacturing capacity within the next two years. There can be no assurance that the Company will be successful in expanding its manufacturing facility or relocating its facility to meet demand in a timely manner or within budget. The Company has only one manufacturing facility and any loss of, damage to or interruption of production at its facility could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

DEPENDENCE ON SINGLE OR LIMITED SOURCE SUPPLIERS

     The Company currently obtains certain key components of its BIS Systems, including certain components used in the BIS Sensors, from single or limited sources. The Company purchases components pursuant to purchase orders rather than long-term supply agreements. The Company has experienced shortages and delays in obtaining certain components of its BIS Systems in the past. There can be no assurance that the Company will not experience similar delays or shortages in the future. The disruption or termination of the supply of components or a significant increase in the costs of these components from these sources could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company is required to change the manufacturer of a key component of the BIS System, the Company may be required to verify that the new manufacturer maintains facilities and procedures that comply with all applicable regulations and guidelines. The delays associated with verification could delay the manufacture and sale of the Company's BIS Systems and any delay could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

TECHNOLOGICAL RISKS

     The medical industry is characterized by rapid product development and technological advances. There can be no assurance that new monitoring products, alternative techniques for evaluating the effects of anesthesia, significant changes in the methods of delivering anesthesia or new anesthetic agents will not be developed that will render the Company's current or planned products obsolete or inferior. New products or technologies used on patients or in the OR during surgery, or electrical or mechanical interference from new or existing products or technologies, could also adversely affect the performance of the BIS index. The effect of technological changes on the Company's business cannot be predicted and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Additional studies, sponsored in part by the Company, are ongoing to assess the performance of the BIS index in the presence of certain anesthetics, such as ketamine, and patient populations, such as children, not included in the clinical development of the BIS algorithms. There can be no assurance that the BIS technology will be effective in monitoring these or other anesthetic agents and patient populations or when other anesthetic techniques are used. Furthermore, there can be no assurance that the Company will be successful in developing any product enhancements or extensions or new products, including products for use in the ICU, for conscious sedation or for other applications. The failure of the Company to develop product enhancements or extensions or new products could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

     The Company's success is substantially dependent on the ability, experience and performance of its senior management and other key personnel. The Company needs to hire, train, retain and motivate additional personnel, particularly sales representatives and clinical specialists who are responsible for customer education and training and post-installation customer support. The Company continues to experience difficulty in recruiting and retaining qualified personnel because the pool of experienced persons is small and the Company competes for such personnel with other companies, many of which have greater resources than the Company. The failure of the Company to hire and retain required personnel, including sales representatives and clinical specialists, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales, Marketing and Customers," "Business -- Employees" and "Management."

COMPETITION

     Although products incorporating the BIS index are currently the only devices cleared by the FDA to measure the effects of anesthetics on the brain, the Company expects to face substantial competition. The Company believes that competition will initially come from companies, including patient monitoring companies, currently marketing conventional EEG monitors utilizing standard signal-processing techniques such as the Spectral Edge Frequency and Median Frequency or from companies that market EEG monitors utilizing novel signal-processing technologies, including at least two companies that are currently conducting clinical trials on products under development. Additionally, a number of academic researchers worldwide are studying the potential use of other techniques to measure the effects of anesthetics, including the use of auditory evoked potentials, heart rate variability, pupillary reflexes and skin blood flow measurement techniques. Competitors that develop a product that is substantially equivalent to an FDA-cleared product developed by the Company may use the Company's product as a predicate device to obtain more quickly FDA clearance under the 510(k) process. Accordingly, there can be no assurance that competitors will not develop and market products that compete with any of the Company's products in less time than it took the Company to develop its products. Further, the Company may face substantial competition from companies developing sensor products that compete with the Company's proprietary BIS Sensors for use with the Company's BIS monitors. Competitors in some jurisdictions outside the United States may enter the market without delays caused by regulatory barriers that exist in the United States. Many of the Company's potential competitors have substantially greater financial, marketing, technical, manufacturing and distribution resources than those of the Company and the Company expects to compete in areas in which the Company has limited experience, including manufacturing, marketing and sales and customer service and support. Competition from other companies may also force the Company to reduce the price of its products. There can be no assurance that the Company will be able to compete successfully or that competition, including the development and commercialization of new products and technology, will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON PATENTS, TRADEMARKS, LICENSES AND PROPRIETARY RIGHTS

     Aspect believes that its success depends, in part, on obtaining patent protection for its products, defending patents once obtained, preserving its trade secrets and operating without infringing upon patents and proprietary rights held by third parties, both in the United States and in foreign countries. There can be no assurance that the Company has or will develop or obtain additional rights to products or processes that are patentable, that patents will issue from any of the pending patent applications filed by the Company or that claims allowed will be sufficient to protect the Company's technology or technology that is licensed to the Company. In addition, no assurances can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented or that the rights granted thereunder will provide competitive advantages for the Company's business or products. The Company may be subject to further risks as it expands its operations in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of the Company's proprietary rights may be ineffective in those countries. In such event, the business, results of operations and financial condition of the Company could be materially adversely affected.

     There has been substantial litigation regarding patent and other intellectual property rights in the medical devices industry. The Company has in the past been involved in patent litigation and future litigation may be necessary to protect patents, trade secrets, copyrights or "know-how" owned by or licensed to the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any intellectual property litigation could result in substantial cost to and diversion of effort by the Company. Adverse determinations in any litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties with unfavorable terms, if at all, and could prevent the Company from manufacturing, selling or using certain of its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company also relies on trade secrets and proprietary technology that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to the Company's trade secrets.

     The Company also relies upon trademarks and trade names for the development and protection of brand loyalty and associated goodwill in connection with its products. There can be no assurance that any registered or unregistered trademarks or trade names owned by or licensed to the Company will not be challenged, cancelled, infringed, circumvented, or be declared generic or infringing of other third-party marks or provide any competitive advantage to the Company. The Company also is a party to a license agreement with a third party pursuant to which it has obtained the nonexclusive right to make, use and/or sell products under the name "Aspect." The licensor of the Aspect name markets products for use in the health care industry. There can be no assurance that there will not be confusion in the market between the Company and such licensor or that any such confusion would compromise the competitive advantage, if any, the Company derives from its name. See "Business -- Patents and Proprietary Rights."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's results of operations have varied significantly from quarter to quarter. Quarterly operating results will depend upon several factors, many of which are not in the Company's control, including commercial acceptance of the Company's products, both in the United States and internationally, timing and cancellation of customer orders, cost of product upgrades, continued use by customers of BIS monitors and, accordingly, sales of BIS Sensors, the introduction of new products by the Company or competitors, the mix between pilot production of new products and full scale manufacturing of existing products, the timing and amount of expenses, the timing and results of clinical trials, the timing of regulatory approvals and variations in foreign exchange rates. The Company does not have a significant backlog of customer orders, so revenues in any quarter depend on orders received in that quarter. The Company's expenses are relatively fixed and difficult to adjust in response to fluctuating revenues. In addition, depending on the timing of new product introductions, competitive factors, warranty claims and product returns, the Company may need to reserve amounts in excess of those currently reserved for product obsolescence, excess inventory, warranty claims and product returns. There can be no assurance that such reserves will be adequate to cover all costs associated with such items. In addition, quarterly results of operations may be affected by foreign government controls, export license requirements, political and economic instability, trade restrictions, changes in tariffs, employee strikes or disruptions arising under foreign labor laws, standards or guidelines, or difficulties in staffing and managing international operations. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results, and there can be no assurance that the Company will be able to achieve or maintain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

     The Company's products and operations are subject to extensive regulation by numerous governmental authorities. In particular, the Company must obtain specific clearance from the FDA before it can market new products or certain modified products in the United States. The FDA administers the Federal Food, Drug, and Cosmetic Act (the "FDC Act"). The Company has made certain enhancements to its currently marketed products which it believes do not necessitate the filing of a new 510(k) notification. However, there can be no assurance that the FDA would agree with the Company's determination that these modifications do not require a 510(k) notification. If the FDA requires the Company to file a new 510(k) notification for any past or future modification to a cleared device, the Company may be prohibited from marketing the device as modified until it obtains clearance from the FDA. There can be no assurance that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification. Furthermore, there can be no assurance that the Company's future products, if any, will receive 510(k) clearance.

     FDA regulations also require companies to adhere to GMPs, which include production design controls, testing, quality control, storage and documentation procedures. Compliance with device GMP regulations is difficult, costly and uncertain. The FDA may at any time inspect the Company's facilities to determine whether adequate compliance has been achieved. There can be no assurance that adequate compliance will be achieved or that the FDA will not withdraw marketing clearance or require product recall or permit marketing if there is inadequate compliance. In addition, when any change or modification is made to a device or its intended use, the manufacturer may be required to reassess compliance with device GMP regulations, which may cause interruptions or delays in the marketing and sale of the Company's products. Any such interruptions or delays could have a material adverse effect on the Company's business, financial condition and results of operations.

     Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements.

     Failure to comply with applicable federal, state or foreign laws or regulations could subject the Company to enforcement actions, including, but not limited to, product seizures, recalls, withdrawal of clearances or approvals and civil and criminal penalties against the Company or its responsible officials, any one or more of which could have a material adverse effect on the Company's business, results of operations and financial condition. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes, as are administrative interpretations of regulatory agencies. No assurance can be given that such changes will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF AVAILABILITY OF ADDITIONAL FINANCING

     The Company believes that the anticipated net proceeds from this offering together with interest thereon and the Company's existing capital resources will be sufficient to fund its operations at least through 1999. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the resources required to further develop its marketing and sales organization domestically and internationally, expand manufacturing capacity, finance the Company's sales-type lease program, and meet market demand for the Company's products. The Company's capital requirements will also depend upon the progress of the Company's research and development programs, including clinical trials, the receipt of and the time required to obtain regulatory clearances and approvals, the resources the Company devotes to developing, manufacturing and marketing its products, and the resources, if any, the Company may devote to the expansion of its business, including through the possible acquisition of businesses, technologies or other intellectual property rights. There can be no assurance that the Company will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL PRODUCT LIABILITY OR RECALL

     The manufacture and sale of the Company's products expose it to product liability claims and product recalls, including those which may arise from misuse, malfunction or design flaws. The Company currently maintains product liability insurance with coverage limits of $1.0 million per occurrence and $2.0 million in the aggregate. The Company also maintains an umbrella policy with respect to all insurance claims. There can be no assurance that the Company's existing insurance coverage will cover the costs of any product liability claims made against the Company or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Insurance."

LIMITATIONS ON THIRD-PARTY REIMBURSEMENT

     The Company expects that anesthesia providers will not be reimbursed separately for patient monitoring activities utilizing the Company's BIS monitor. For hospitals and independent ambulatory surgical centers ("ASCs"), when reimbursement is based on charges or costs, BIS monitoring may reduce reimbursements for surgical procedures, because charges or costs may decline as a result of BIS monitoring. Any reduction in the reimbursement by third-party payors to hospitals and other users as a result of using the BIS System could limit market acceptance of the BIS System and have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL ADVERSE EFFECTS OF YEAR 2000 PROBLEM

     The Company has conducted a software review to identify functions that need corrections to be "Year 2000" compliant. The Year 2000 problem is the result of computer programs being written to recognize two digits rather than four to define the applicable year causing computer programs to interpret a date using "00" as the year 1900 rather than the year 2000, which could result in product failures or miscalculations. The Company is undertaking certain corrective actions in an effort to ensure that software incorporated into its products will continue to function properly in the year 2000, and the Company expects to implement this software revision within the next year. The Company is also undertaking corrective actions designed to ensure that software used to manage its business will continue to function properly in the year 2000. While the Company believes that software incorporated into its products and software used to manage its business will be Year 2000 compliant, the Company may experience disruptions in its business operations as a result of use by customers and suppliers of software that is not Year 2000 compliant. However, there can be no assurance that Year 2000 problems will not be encountered or that the costs incurred to resolve such problems will not be material.

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after this offering. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after this offering. From time to time after this offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the medical equipment industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any fluctuations in the equity markets that occur following completion of this offering may adversely affect the market price of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE


     Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 14,174,841 shares of Common Stock, assuming no exercise of outstanding options. On the date of this Prospectus, in addition to the 3,100,000 shares offered hereby, approximately 29,519 shares of Common Stock, which are not subject to 180-day lock-up agreements (the "Lock-up Agreements") with the representatives of the Underwriters, will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 49,300 additional shares of Common Stock which are not subject to the Lock-up Agreements will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning on the 91st day after the date of this Prospectus. Upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, approximately 11,618,000 shares of Common Stock (including approximately 543,000 shares of Common Stock which may be acquired upon the exercise of outstanding options) will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. BT Alex. Brown Incorporated may release any or all shares subject to Lock-up Agreements at any time or from time to time without notice. Approximately 180 days after the date of this Prospectus, the Company intends to register an aggregate of approximately 4,000,000 shares of Common Stock subject to present or future options under its Amended and Restated 1991 Stock Option Plan, 1998 Stock Incentive Plan, 1998 Employee Stock Purchase Plan and 1998 Director Stock Option Plan, as amended. Holders of approximately 10,989,000 shares of Common Stock have agreed, pursuant to the Lock-up Agreements, not to offer to sell, contract to sell, transfer, engage in any hedging transaction with respect to or otherwise dispose of such shares for 180 days after the date of this Prospectus. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The holders of approximately 9,400,000 shares of Common Stock are entitled to certain incidental and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market at any given time. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through offerings of its equity securities. See "Management -- Executive Compensation -- Stock Plans," "Shares Eligible for Future Sale" and "Underwriting."


CONTROL BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

     Upon completion of this offering, the Company's directors, executive officers and principal stockholders, together with their affiliates, will beneficially own approximately 48% of the Company's outstanding Common Stock. As a result, these stockholders, if acting together, would have the ability to influence or determine the outcome of corporate actions requiring stockholder approval, including the election of directors and the approval of certain mergers and other significant corporate transactions, such as a sale of substantially all of the Company's assets, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, which could adversely affect the market price of the Company's Common Stock. See "Management" and "Principal Stockholders."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation (the "Restated Certificate") and Bylaws, as they are each proposed to be amended and restated concurrently with the closing of the offering, the anti-takeover provisions of Section 203 of the Delaware General Corporation Law statute and the automatic acceleration of the vesting of stock options and restricted stock under certain circumstances upon a change of control, could have the effect of delaying, deterring or preventing changes of control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $9.76 per share (after giving effect to estimated underwriting discounts and commissions and offering expenses). See "Dilution." In the event the Company offers additional Common Stock in the future, including shares that may be issued upon exercise of stock options, purchasers of Common Stock in this offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be $36,629,000 ($42,250,850 if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company and assuming an initial public offering price of $13.00 per share.

     The Company expects to use the net proceeds from this offering to fund sales and marketing, research and development efforts, the sales-type lease program and working capital and other corporate purposes. A portion of the proceeds of this offering may be used to acquire businesses, technologies and other intellectual property rights and products that complement the Company's business, although the Company has no agreements or understandings with respect to any such potential transactions. Pending use of the net proceeds, the Company intends to invest the net proceeds from this offering in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and, therefore, does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. The Company's credit agreement restricts the Company from declaring and paying any cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 18 of Notes to Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of July 4, 1998, and (ii) as adjusted to give effect to the conversion of all outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 9,313,509 shares of Common Stock; the filing of the Company's Restated Certificate to increase the number of authorized shares of Common Stock and authorize 5,000,000 shares of authorized but undesignated preferred stock; and to reflect the issuance and sale of 3,100,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. The capitalization information set forth in the table below is qualified by the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.


                                                                   JULY 4, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Long-term debt..............................................  $    682     $    682
                                                              --------     --------
Stockholders' equity:
  Preferred Stock, $.01 par value; no shares authorized,
     issued or outstanding (actual); 5,000,000 shares
     authorized, no shares issued or outstanding (as
     adjusted)..............................................        --           --

  Convertible Preferred Stock, $.01 par value; 18,843,224
     shares authorized (actual); 9,313,509 issued and
     outstanding (actual); (liquidation
     preference -- $41,425,301 (actual)); no shares
     authorized, issued or outstanding (as adjusted);
     (liquidation preference -- $0 (as adjusted))...........    50,300           --

  Common Stock, $.01 par value; 14,500,000 shares authorized
     (actual); 1,752,965 shares issued and outstanding
     (actual); 40,000,000 shares authorized (as adjusted);
     14,166,474 shares issued and outstanding (as
     adjusted)(1)...........................................        17          141
  Additional paid-in-capital................................     2,004       88,809
  Notes receivable from employees and directors.............      (306)        (306)
  Deferred compensation.....................................    (1,459)      (1,459)
  Unrealized gain on marketable securities..................         3            3
  Accumulated deficit.......................................   (41,260)     (41,260)
                                                              --------     --------
     Total stockholders' equity.............................     9,299       45,928
                                                              --------     --------
          Total capitalization..............................  $  9,981     $ 46,610
                                                              ========     ========


---------------
(1) Excludes an aggregate of 1,312,369 shares of Common Stock reserved for issuance pursuant to exercise of options outstanding as of July 4, 1998 at a weighted average exercise price of $2.07 per share. See "Management -- Executive Compensation" and Note 9 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of July 4, 1998 was approximately $9.3 million or $0.84 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the number of shares of Common Stock outstanding, after giving effect to the conversion of the Company's Convertible Preferred Stock into Common Stock upon the completion of this offering. After giving effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of July 4, 1998 would have been $3.24 per share. This represents an immediate increase in such pro forma net tangible book value of $2.40 per share to existing stockholders and an immediate dilution of $9.76 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates the per share dilution:

     Assumed initial public offering price per share.............          $13.00
       Pro forma net tangible book value per share as of July 4,
          1998...................................................  0.84
       Increase per share attributable to new investors..........  2.40
                                                                   ----
     Pro forma net tangible book value per share after this
       offering..................................................            3.24
                                                                           ------
     Dilution in net tangible book value per share to new
       investors.................................................          $ 9.76
                                                                           ======

     The following table summarizes, on a pro forma basis as of July 4, 1998 (after giving effect to the conversion of the Company's Convertible Preferred Stock upon the completion of this offering), the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration paid per share by the existing stockholders and by the new investors based upon an assumed initial public offering price of $13.00 per share (before deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company):

                             SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                           ---------------------    ----------------------    PRICE PER
                             NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                           ----------    -------    -----------    -------    ---------
Existing stockholders....  11,066,474     78.12%    $51,191,269     55.95%     $ 4.63
New investors............   3,100,000     21.88      40,300,000     44.05      $13.00
                           ----------    ------     -----------    ------
          Total..........  14,166,474    100.00%    $91,491,269    100.00%
                           ==========    ======     ===========    ======

     The above information excludes an aggregate of 1,312,369 shares of Common Stock issuable upon the exercise of options outstanding as of July 4, 1998 with a weighted average price of $2.07 per share. To the extent that such options are exercised there will be further dilution to new investors.

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial information set forth below for the years ended December 31, 1995, 1996 and 1997, and as of December 31, 1996 and 1997, are derived from the Company's audited financial statements, which appear elsewhere in this Prospectus and which have been audited, with respect to the years ended December 31, 1996 and 1997 and as of December 31, 1996 and 1997, by Arthur Andersen LLP, independent accountants, and with respect to the year ended December 31, 1995, by PricewaterhouseCoopers LLP, independent accountants. The selected financial information set forth below as of December 31, 1993, 1994 and 1995 and for the years ended December 31, 1993 and 1994 are derived from audited financial statements, which are not included in this Prospectus. The selected financial information for the six months ended June 28, 1997 and July 4, 1998 and as of July 4, 1998 are derived from the unaudited financial statements which appear elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the Company's audited Financial Statements which appear elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for these unaudited periods. The operating results for the six months ended July 4, 1998 are not necessarily indicative of the results to be expected for the full year ending December 31, 1998. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                                YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED
                                  ---------------------------------------------------   ------------------
                                                                                        JUNE 28,   JULY 4,
                                    1993       1994       1995      1996       1997       1997      1998
                                  --------   --------   --------   -------   --------   --------   -------
                                                                                           (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Revenue.......................  $    155   $    852   $  1,067   $ 1,389   $  3,068   $ 1,076    $ 4,420
  Costs and expenses:
    Costs of revenue............        80        525        704     1,096      3,602     1,381      2,662
    Research and development....     2,371      2,311      2,870     2,338      2,603     1,435      1,942
    Sales and marketing.........       663      1,291      1,285     1,561      4,813     1,721      4,670
    General and
      administrative............       926      1,216      1,815     1,871      2,358     1,194      1,960
                                  --------   --------   --------   -------   --------   -------    -------
      Total costs and
        expenses................     4,040      5,343      6,674     6,866     13,376     5,731     11,234
  Loss from operations..........    (3,885)    (4,491)    (5,607)   (5,477)   (10,308)   (4,655)    (6,814)
  Interest income...............       233        286        146       144        500       246        313
  Interest expense..............        (5)       (55)       (85)      (63)       (78)      (38)       (16)
                                  --------   --------   --------   -------   --------   -------    -------
  Net loss......................  $ (3,657)  $ (4,260)  $ (5,546)  $(5,396)  $ (9,886)  $(4,447)   $(6,517)
                                  ========   ========   ========   =======   ========   =======    =======
  Net loss per share(1):
    Basic and diluted...........  $(721.36)  $(822.34)  $(281.65)  $(57.76)  $ (16.23)  $(10.88)   $ (6.34)
                                  ========   ========   ========   =======   ========   =======    =======
    Pro forma basic and
      diluted...................                                             $  (1.28)             $ (0.65)
                                                                             ========              =======
  Shares used in computing net
    loss per share(1):
    Basic and diluted...........         5          5         20        93        609       409      1,027
    Pro forma basic and
      diluted...................                                                7,707                9,951

                                                                 DECEMBER 31,
                                                  ------------------------------------------     JULY 4,
                                                   1993     1994     1995     1996     1997       1998
                                                  ------   ------   ------   ------   ------   -----------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and marketable
    securities..................................  $8,134   $4,258   $3,329   $2,231   $4,981     $10,131
  Working capital...............................   8,215    4,273    3,054    1,029    3,052       7,143
  Total assets..................................   8,948    5,719    4,552    3,973    7,603      16,125
  Long-term debt................................      --      423      333      270      118         682
  Total stockholders' equity....................   8,736    4,460    3,028    1,066    4,067       9,299

---------------
(1) See Note 10 of Notes to Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus which could cause actual results to differ materially from those indicated by such forward-looking statements, including the matters set forth under the caption "Risk Factors."

OVERVIEW

     Aspect develops, manufactures and markets anesthesia monitoring systems that enable anesthesia providers to assess levels of consciousness and administer the appropriate amount of anesthetics during surgery. The BIS System incorporates the Company's proprietary disposable BIS Sensors and the Company's BIS monitors. The Company's latest generation monitor, the A-2000 BIS Monitor, was cleared for marketing by the FDA in February 1998. The BIS System is based on Aspect's patented core technology, the BIS index, which is the only FDA-cleared, commercially available, direct measure of the effects of anesthetics on the brain. In addition to the A-2000, the Company's other monitor products are the A-1000 monitor and the A-1050 monitor. After the introduction of the A-2000 monitor, the Company ceased active marketing of the A-1050 monitor domestically. In addition to the Company's disposable BIS Sensor, the Company offers the Zipprep EEG electrode.

     The Company follows a system of fiscal months as opposed to calendar months. Under this system, the first eleven months of each fiscal year end on a Saturday and the last month of the fiscal year always ends on December 31. All references to the six months ended June 28, 1997 relate to the period from January 1, 1997 to June 28, 1997, and all references to the six months ended July 4, 1998 relate to the period from January 1, 1998 to July 4, 1998.

     The Company offers customers the option either to purchase the BIS monitors outright or to acquire the BIS monitors pursuant to a sales-type lease agreement whereby the customer contractually commits to purchase a minimum number of BIS Sensors per BIS monitor per year. Under this agreement, customers purchase BIS Sensors and the BIS monitor for the purchase price of the BIS Sensors plus an additional charge per BIS Sensor to pay for the purchase price of the BIS monitor and related financing costs over the term of the agreement. The customer is granted an option to purchase the BIS monitor at the end of the term of the agreement, which is typically three to five years. Revenue related to BIS monitors sold pursuant to sales-type leases is recognized at the time of shipment of the BIS monitors. Sales-type leases accounted for approximately 0%, 11% and 10% of revenue in 1995, 1996 and 1997, respectively, and for approximately 12% and 30% of revenue in the six months ended June 28, 1997 and the six months ended July 4, 1998, respectively.

     In 1995, 1996 and 1997, revenue from the sale of monitors and related accessories represented approximately 94%, 87% and 80%, respectively, of the Company's revenue, and revenue from the sale of disposables represented approximately 6%, 13% and 20%, respectively, of the Company's revenue. In the six months ended June 28, 1997 and the six months ended July 4, 1998, revenue from the sale of monitors and related accessories represented approximately 79% and 73%, respectively, of the Company's revenue, and revenue from the sale of disposables represented approximately 21% and 27%, respectively, of the Company's revenue. The Company expects that revenue from the sale of disposables will continue to increase as a percentage of total revenue.

     In 1995, 1996 and 1997, revenue from domestic sales was approximately $564,000, $699,000 and $1.9 million, respectively, which represented approximately 53%, 51% and 61%, respectively, of the Company's revenue, and revenue from international sales was approximately $503,000, $689,000 and $1.2 million, respectively, which represented approximately 47%, 49% and 39%, respectively, of the Company's revenue. In the six months ended June 28, 1997 and the six months ended July 4, 1998, revenue from domestic sales was approximately $640,000 and $3.8 million, respectively, which represented approximately 60% and 86%, respectively, of the Company's revenue, and revenue from international sales was approximately $436,000 and $626,000, respectively, which represented approximately 40% and 14%, respectively, of the Company's revenue. Effective July 1, 1998, the Company's agreement with a third party to distribute the Company's monitors internationally (except in Japan) terminated pursuant to the terms of the agreement. Sales to this third party represented substantially all of the Company's revenue from international sales during the three years ended December 31, 1997 and the six months ended July 4, 1998. The Company is evaluating international sales channels, including direct sales, contract sales organizations, distributors and marketing partners. While the Company recently entered into a three-year distribution agreement with a third party to distribute BIS monitors in Japan, the Company anticipates that international sales will decrease in absolute dollars and as a percentage of total revenue at least through 1998.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, information expressed as a percentage of revenue. Such information has been derived from the Statements of Operations included elsewhere in this Prospectus. The Company's past operating results are not necessarily indicative of future operating results.

                                                             PERCENTAGE OF REVENUE
                                                ------------------------------------------------
                                                 YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED
                                                -------------------------    -------------------
                                                                             JUNE 28,    JULY 4,
                                                1995      1996      1997       1997       1998
                                                -----     -----     -----    --------    -------
Revenue.......................................   100%      100%      100%       100%       100%
Costs and expenses:
  Costs of revenue............................    66        79       117        128         60
  Research and development....................   269       168        85        133         44
  Sales and marketing.........................   120       112       157        160        106
  General and administrative..................   170       135        77        111         44
                                                ----      ----      ----       ----       ----
          Total costs and expenses............   625       494       436        532        254
Loss from operations..........................  (525)     (394)     (336)     (432)      (154)
Interest income...............................    13        10        16         23          7
Interest expense..............................    (8)       (5)       (2)        (4)        (1)
                                                ----      ----      ----       ----       ----
Net loss......................................  (520)%    (389)%    (322)%     (413)%     (148)%
                                                ====      ====      ====       ====       ====

  Six Months Ended July 4, 1998 Compared to Six Months Ended June 28, 1997

     The Company's revenue increased to $4.4 million in the six months ended July 4, 1998 from $1.1 million in the six months ended June 28, 1997. Revenue from the sale of monitors and related accessories increased to $3.2 million in the six months ended July 4, 1998 from $846,000 in the six months ended June 28, 1997, and revenue from the sale of disposables increased to $1.2 million in the six months ended July 4, 1998 from $230,000 in the six months ended June 28, 1997. The growth in sales of monitors and related accessories was primarily related to an increase in the number of units sold as a result of the domestic introduction of the A-2000 monitor and the growth of the direct sales force. The increase in sales of disposables was primarily related to growth in the installed base of monitors.

     The Company's gross profit was 40% of revenue in the six months ended July 4, 1998 as compared to a gross loss (revenue less costs of revenue) of 28% of revenue in the six months ended June 28, 1997. The gross loss in the six months ended June 28, 1997 resulted primarily from under-absorbed overhead costs and provisions for excess and obsolete inventory. The increase in gross profit in the six months ended July 4, 1998 as compared to the six months ended June 28, 1997 was primarily due to lower per-unit monitor costs and improved manufacturing efficiencies.

     Research and development expenses increased to $1.9 million in the six months ended July 4, 1998 from $1.4 million in the six months ended June 28, 1997, but decreased as a percentage of revenue. The absolute dollar increase was primarily attributable to continued product development efforts related to the A-2000 monitor, development of products for use outside the OR, an increase in expenses related to clinical studies and an increase in research and development personnel.

     Sales and marketing expenses increased to $4.7 million in the six months ended July 4, 1998 from $1.7 million in the six months ended June 28, 1997, but decreased as a percentage of revenue. The increase in absolute dollars was due to an increase in sales and marketing personnel and an increase in advertising and market development expenses associated with a promotion program for the BIS monitor initiated by the Company in 1998.

     General and administrative expenses increased to $2.0 million in the six months ended July 4, 1998 from $1.2 million in the six months ended June 28, 1997, but decreased as a percentage of revenue. The absolute dollar increase was primarily attributable to an increase in general and administrative personnel to support the Company's growth.

     Interest income increased to $313,000 in the six months ended July 4, 1998 from $246,000 in the six months ended June 28, 1997. The increase in interest income was due to a higher average outstanding cash and investments balance resulting from sales of the Company's Convertible Preferred Stock in February 1997 and February 1998. Interest expense decreased to $16,000 in the six months ended July 4, 1998 from $38,000 in the six months ended June 28, 1997 as a result of lower average outstanding capital lease obligations in the six months ended July 4, 1998.

     The Company's net loss increased to $6.5 million in the six months ended July 4, 1998 from $4.4 million in the six months ended June 28, 1997 as a result of the factors discussed above.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     The Company's revenue increased to $3.1 million in 1997 from $1.4 million in 1996. Revenue from the sale of monitors and related accessories increased to $2.5 million in 1997 from $1.2 million in 1996 and revenue from the sale of disposables increased to $606,000 in 1997 from $181,000 in 1996. The increase in revenue from the sale of monitors and related accessories was primarily attributable to the commercial introduction of the A-1050 monitor in 1996 and the increase in the growth of the direct sales force in 1997. The increase in revenue from the sale of disposables was primarily attributable to the commercial introduction of the BIS Sensor in 1997 and growth in the installed base of monitors. In 1996, the Zipprep electrode was the Company's only disposable product.

     In 1997, the Company had a gross loss of 17% of revenue as compared to a gross profit of 21% of revenue in 1996. The gross loss in 1997 and the decrease in gross profit as compared to 1996 resulted primarily from under-absorbed overhead costs and provisions for excess and obsolete inventory.

     Research and development expenses increased to $2.6 million in 1997 from $2.3 million in 1996, but decreased as a percentage of revenue in 1997 as compared to 1996. The absolute dollar increase in 1997 was primarily due to the new product development efforts related to the A-2000 monitor and the BIS Module Kit.

     Sales and marketing expenses increased to $4.8 million in 1997 from $1.6 million in 1996. This increase was primarily due to an increase in sales and marketing personnel, including the establishment of the clinical specialist group, and the related costs of compensation, benefits and travel expenses.

     General and administrative expenses increased to $2.4 million in 1997 from $1.9 million in 1996, but decreased as a percentage of revenue in 1997 as compared to 1996. The absolute dollar increase was primarily attributable to an increase in general and administrative personnel to support the Company's growth.

     Interest income increased to $500,000 in 1997 from $144,000 in 1996 due to an increase in the average outstanding cash and investments balance resulting from the sale of the Company's Convertible Preferred Stock in February 1997. Interest expense increased to $78,000 in 1997 from $63,000 in 1996 as a result of higher average outstanding capital lease obligations in 1997.

     The Company's net loss increased to $9.9 million in 1997 from $5.4 million in 1996 as a result of the factors discussed above.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     The Company's revenue increased to $1.4 million in 1996 from $1.1 million in 1995. Revenue from the sale of monitors and related accessories increased to $1.2 million in 1996 from $1.0 million in 1995, and revenue from the sale of disposables increased to $181,000 in 1996 from $67,000 in 1995. The increase in revenue from the sale of monitors and related accessories was primarily attributable to the commercial introduction of the A-1050 monitor in 1996. The increase in revenue from the sale of disposables was primarily attributable to growth in the installed base of monitors.

     The Company's gross profit was 21% of revenue in 1996 as compared to 34% of revenue in 1995. The decrease from 1995 to 1996 was primarily attributable to a lower average selling price on the A-1050 monitor introduced in 1996 compared to the A-1000 monitor.

     Research and development expenses decreased to $2.3 million in 1996 from $2.9 million in 1995. This decrease resulted from a reduction in research and development personnel in the second half of 1995.

     Sales and marketing expenses increased to $1.6 million in 1996 from $1.3 million in 1995, but decreased as a percentage of revenue. The absolute dollar increase was primarily due to an increase in advertising and marketing expenses related to the introduction of the A-1050 monitor.

     General and administrative expenses increased to $1.9 million in 1996 from $1.8 million in 1995, but decreased as a percentage of revenue in 1996 as compared to 1995. The absolute dollar increase was primarily attributable to an increase in general and administrative personnel to support the Company's growth.

     Interest income remained relatively constant between 1995 and 1996. Interest expense decreased from $85,000 in 1995 to $63,000 in 1996. The lower interest expense in 1996 was primarily due to lower average outstanding capital lease obligations.

     The Company's net loss decreased to $5.4 million in 1996 from $5.5 million in 1995 as a result of the factors discussed above.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth unaudited selected operating results for each of the six fiscal quarters in the period ended July 4, 1998. The Company believes that the following selected quarterly information includes all adjustments (consisting only of normal, recurring adjustments) that the Company considers necessary to present this information fairly. This financial information should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. These operating results are not necessarily indicative of results for any future period.

                                                          QUARTER ENDED
                             ------------------------------------------------------------------------
                             MARCH 29,   JUNE 28,   SEPTEMBER 27,   DECEMBER 31,   APRIL 4,   JULY 4,
                               1997        1997         1997            1997         1998      1998
                             ---------   --------   -------------   ------------   --------   -------
                                                          (IN THOUSANDS)
Revenue....................   $   415    $   661       $   845        $ 1,147      $ 1,733    $ 2,687
Net loss...................    (2,166)    (2,281)       (2,409)        (3,030)      (2,817)    (3,700)

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed operations primarily from the sale of its Convertible Preferred Stock. Through July 4, 1998, the Company had raised approximately $50.3 million from equity financings and had received $1.2 million in equipment lease financing. At July 4, 1998, the Company had approximately $165,000 committed to the purchase of equipment related to the automation of the BIS Sensor production line.

     Working capital at July 4, 1998 was approximately $7.1 million compared to approximately $3.1 million and approximately $1.0 million at December 31, 1997 and 1996, respectively. The increase in working capital from December 31, 1997 to July 4, 1998 was primarily due to the sale of the Company's Convertible Preferred Stock in February 1998, and increases in accounts receivable, investment in sales-type leases and inventory, offset by increases in accounts payable, accrued liabilities and deferred revenue. The increase in working capital from 1996 to 1997 was primarily due to the sale of the Company's Convertible Preferred Stock in February 1997, and an increase in accounts receivable, offset by a decrease in inventory and increases in accounts payable and accrued liabilities.

     The Company used approximately $6.1 million of cash for operations in the six months ended July 4, 1998. Cash used for operations during this period was primarily driven by operating losses, increases in accounts receivable, investment in sales-type leases and inventory, offset by increases in accounts payable, accrued liabilities and deferred revenue. The Company used approximately $17.5 million for operations during the three years ended December 31, 1997. Cash used for operations during this period was also primarily driven by operating losses, increases in accounts receivable and investment in sales-type leases, offset by increases in accounts payable, accrued liabilities and deferred revenue.

     The Company used approximately $3.4 million of cash for investing activities in the six months ended July 4, 1998. The Company invested approximately $2.2 million, net, in marketable securities and approximately $1.1 million in manufacturing equipment, leasehold improvements and new information systems. The Company used approximately $3.0 million for investing activities during the three years ended December 31, 1997. The Company invested approximately $1.2 million, net, in marketable securities and approximately $1.8 million in manufacturing equipment, leasehold improvements and new information systems.

     The Company received approximately $12.4 million of cash from financing activities in the six months ended July 4, 1998 primarily as a result of the sale by the Company of its Convertible Preferred Stock in February 1998. The Company received approximately $20.1 million of cash from financing activities during the three years ended December 31, 1997. Cash provided by financing activities during this period was primarily the result of the sale by the Company of its Convertible Preferred Stock in each of the three years.

     In June 1998, the Company entered into a loan agreement with a commercial bank. Under the terms of this loan agreement, the Company may borrow up to $5.0 million for working capital and equipment. The amount available to the Company under the working capital portion of the loan agreement is based upon a percentage of the Company's outstanding accounts receivable. The outstanding principal under the working capital portion of the loan agreement is due and payable in December 1999. The principal amount outstanding under the equipment portion of the loan agreement is due in 36 equal monthly installments commencing January 1999. The loan agreement contains certain restrictive covenants that require the Company to maintain minimum liquidity or debt service coverage ratios. The agreement also restricts the Company from declaring and paying cash dividends. At July 4, 1998, approximately $776,000 was outstanding under the equipment portion of the loan agreement, and there were no borrowings under the working capital portion of the loan agreement.

     The Company has conducted a software review to identify functions that need corrections to be "Year 2000" compliant. The Year 2000 problem is the result of computer programs being written to recognize two digits rather than four to define the applicable year causing computer programs to interpret a date using "00" as the year 1900 rather than the year 2000, which could result in product failures or miscalculations. The Company is undertaking certain corrective actions in an effort to ensure that software incorporated into its products will continue to function properly in the year 2000, and the Company expects to implement this software revision within the next year. The Company is also undertaking corrective actions designed to ensure that software used to manage its business will continue to function properly in the year 2000. While the Company believes that software incorporated into its products and software used to manage its business will be Year 2000 compliant, the Company may experience disruptions in its business operations as a result of use by customers and suppliers of software that is not Year 2000 compliant. However, there can be no assurance that Year 2000 problems will not be encountered or that the costs incurred to resolve such problems will not be material.

     The Company believes that the financial resources available to it, including its current working capital and loan agreement, together with the net proceeds of this offering, will be sufficient to finance its planned operations and capital expenditures at least through 1999. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the resources required to further develop its marketing and sales organization domestically and internationally, to expand manufacturing capacity, to finance the Company's sales-type lease program and to meet market demand for the Company's products.

                                    BUSINESS

THE COMPANY

     Aspect develops, manufactures and markets anesthesia monitoring systems that enable anesthesia providers to assess levels of consciousness and administer the appropriate amount of anesthetics during surgery. The BIS System incorporates the Company's proprietary disposable BIS Sensors and the Company's BIS monitors. The Company's latest generation monitor, the A-2000 BIS Monitor, was cleared for marketing by the FDA in February 1998. The BIS System is based on Aspect's patented core technology, the BIS index, which is the only FDA-cleared, commercially available direct measure of the effects of anesthetics on the brain. The BIS System was developed over a ten-year period and is the subject of eight issued and five pending United States patents. Aspect markets the BIS System through a direct sales organization in the United States. As of July 4, 1998, more than 880 BIS monitors have been sold to approximately 140 sites in the United States, and the Company believes that over 150,000 patients have been monitored using the BIS index during surgery. Marketing approval of the Company's products has been received in Europe and is pending in Japan.

MARKET OPPORTUNITY

     The three basic objectives of general anesthesia are to render the patient unconscious, to prevent response to painful stimuli and to ensure the patient will not move during the surgical procedure. A combination of drugs is typically used to accomplish these goals, including drugs to induce unconsciousness, analgesics to provide pain relief and muscle relaxants to immobilize the patient. Historically, anesthesia providers have had no direct means of assessing a patient's level of consciousness during surgery and have generally relied on recommended drug dosages and on indirect indicators of consciousness, including blood pressure and heart rate. Changes in these indirect measures, however, are not reliable indicators of changes in a patient's level of consciousness. Although anesthesia providers can adjust recommended anesthetic dosages based on individual patient characteristics, these adjustments cannot always account for variability in patient responses to anesthesia or changes in anesthetic requirements during the course of surgery.

     Each year, approximately 29 million patients in the United States and more than 35 million patients in Europe and Japan receive anesthesia for surgical procedures. In the United States, the Company estimates that approximately 70% of patients receive general anesthesia or deep sedation monitored by an anesthesia provider. In the United States, there are approximately 34,000 ORs in hospitals and 5,000 in independent ASCs. The Company believes that the aggregate number of ORs in Europe and Japan exceeds the number of ORs in the United States.

     Third-party payors and managed care organizations are increasingly scrutinizing the high cost of surgical care. As a result, hospitals are implementing programs to control surgical costs, including the cost of anesthetic drugs and anesthesia recovery, while seeking to improve quality of care and safety. Programs to accelerate the anesthesia recovery process include reducing the amount of time patients remain in the OR following the completion of surgery, reducing the amount of time patients are required to remain in the Post Anesthesia Care Unit ("PACU") after surgery, and allowing a higher percentage of patients to bypass the PACU following ambulatory surgery and proceed immediately to less costly step-down recovery areas.

     The Company believes that providing an effective tool for monitoring a patient's level of consciousness during surgery will contribute to improving the quality, safety and efficiency of anesthesia care. Using existing monitoring devices, anesthesia providers are sometimes unable to identify surgical awareness, or the unintentional regaining of consciousness during surgery, because anesthetized patients who have received muscle relaxants are unable to communicate and because changes in vital signs are not reliable indicators of changes in levels of consciousness. It is estimated that, in the United States, surgical awareness occurs in approximately 0.2% of surgeries requiring general anesthesia, or approximately 35,000 procedures per year.

     Because of variations in the amount of anesthetic drugs administered for any given surgery, variations in patient tolerances to anesthetic drugs and the desire to prevent surgical awareness, the Company believes that anesthesia providers tend to administer more anesthetic than is required by many of their patients. Overmedication contributes to the high cost of surgical care as a result of increased drug costs, prolonged and unpredictable wake-ups from anesthesia and prolonged post-anesthesia recovery in the PACU. These factors, in turn, lead to inefficiencies in OR and PACU scheduling and increased personnel costs.

     In addition to the OR, anesthesia is administered to sedate patients in ICUs and for diagnostic and therapeutic procedures outside the OR. Many patients admitted to the ICU receive sedation during their stay. There are approximately 80,000 beds in hospitals in the United States for critical care patients and over 22 million patient days per year are spent in the ICU. The assessment of a patient's level of sedation in the ICU is subjective, relies on indirect measures, and is usually carried out by several different individuals in a 24-hour period, many of whom are not trained in anesthesia. The Company believes that this may result in overmedication that may extend the patient's length of stay in the ICU.

     Advances in pharmacology and the development of less-invasive diagnostic and therapeutic procedures have enabled physicians to perform more procedures outside the OR under conscious sedation rather than general anesthesia. Aspect estimates that in the United States there are more than 24,000 rooms in hospitals, ASCs and doctors' offices where these procedures are performed. During conscious-sedation procedures, a trained anesthesia provider may or may not be present depending on the institution's policies and the attending physician's judgment. One of the risks of conscious sedation is that overmedication may cause a patient to lose consciousness and fall into a state of general anesthesia resulting in the loss of protective reflexes, including the ability to breath without mechanical assistance.

THE ASPECT SOLUTION: PATIENT MONITORING WITH THE BIS INDEX

     The Company has developed the only FDA-cleared, commercially available product for use as a direct measure of anesthetic effect on the brain. Aspect's clinically validated BIS index assists the anesthesia provider in assessing levels of consciousness and administering appropriate amounts of anesthesia required for the surgical procedure while avoiding unintentional overmedication or undermedication. Company-sponsored clinical trials have shown that administering appropriate levels of anesthetics results in less drug use, and therefore, lower drug costs, faster wake-up from anesthesia, less patient time in the OR and the PACU following surgery and improvement in the quality of recovery. Other studies have shown that when appropriate levels of anesthesia are administered, patients are more likely to meet criteria for bypassing the PACU following ambulatory surgery and proceeding immediately to the less costly step-down recovery area. The Company also believes that the BIS index can be used to assess the risk of surgical awareness.

     The BIS index is a numerical index derived from the combination of several processed EEG variables that correlate with loss of consciousness and changes in levels of sedation. The BIS System, which incorporates the BIS index, is comprised of the Company's BIS monitor and single-use, disposable BIS Sensors. The FDA cleared for marketing the BIS index for use as a direct measure of anesthetic effect on the brain in October 1996 and cleared the A-2000 BIS Monitor in February 1998.

     The following are examples of the benefits of BIS monitoring demonstrated by the Company in a 302-patient prospective, randomized, controlled clinical utility trial:

     - More controlled and cost-effective dosing of anesthetic drugs: Patients monitored with the BIS index during surgery received 23% less anesthetic than patients who were not BIS monitored. Based upon the current average cost of the anesthetic drugs used in this utility trial, the Company believes that the use of the BIS index could result in drug cost savings of up to $18.00 per case.

     - Faster and more predictable recovery from anesthesia: Patients receiving BIS monitoring during surgery emerged from unconsciousness 35% to 40% faster than patients who did not receive BIS monitoring. In addition, only 5% of BIS-monitored patients required more than 15 minutes to emerge from anesthesia compared with 16% of patients who did not receive BIS monitoring. Moreover, patients who received BIS monitoring were eligible for discharge from the PACU 16% faster than patients who did not receive BIS monitoring.

     - Improved quality of recovery: Patients received better clinical assessments of their recovery by PACU nurses when the BIS index was used. In addition, 43% of patients monitored with the BIS index were alert and oriented when admitted to the PACU, as compared to 23% of patients not monitored with the BIS index during surgery.

     The Company believes that the BIS index also provides an effective indication of the risk of surgical awareness. The Company demonstrated the correlation of BIS index values with the loss of and return to consciousness in two clinical efficacy studies, one involving approximately 100 volunteers and one involving 40 patients. The Company estimates that, as of July 4, 1998, more than 150,000 patients have been monitored with the BIS index during surgery. Four cases of surgical awareness during BIS monitoring have been reported to the Company. In each case, high BIS index values were noted, indicating that the BIS index correctly identified the potential risk of awareness in these patients. The Company has not undertaken the clinical studies necessary to confirm that BIS monitoring reduces the incidence of surgical awareness because the Company estimates that surgical awareness typically occurs in only one patient per 500 and, therefore, the required studies are not practicable.

STRATEGY

     The BIS index is the only FDA-cleared and commercially available measure of the effects of anesthetics on the brain. Aspect's objective is to become a major multinational anesthesia monitoring company by establishing BIS monitoring as the standard of practice in anesthesia and sedation monitoring. Key elements of the Company's strategy to accomplish its objective include the following:

     Direct Sales Force for Rapid Commercialization. Aspect intends to capitalize on its first-to-the-market position by pursuing a rapid commercialization strategy that emphasizes use of a direct sales force. The Company believes that a direct sales force is best able to convey to anesthesia providers and administrators the clinical benefits and potential cost savings achievable with BIS monitoring. Flexible sales options allow hospitals to either purchase BIS monitors outright or acquire BIS monitors by committing to purchase a minimum number of BIS Sensors per monitor per year. As of July 4, 1998, the Company has sold more than 880 BIS monitors to approximately 140 sites in the United States and the Company believes that over 150,000 patients have been monitored with the BIS Sensor.

     Clinical Specialists to Educate and to Promote the Use of Aspect's BIS System. Aspect intends to establish a ratio of 1.5 clinical specialists for each of the Company's sales representatives. The principal responsibilities of these clinical specialists are to provide education, training and support for the Company's installed base and to promote appropriate use of BIS Systems. These activities are designed to increase the use of BIS Sensors in the OR. The Company expects that clinical specialists will also play a key role in expanding the use of BIS monitoring to markets outside the OR, including the ICU and conscious-sedation markets.

     OEM Relationships to Broaden Distribution Channels. The Company believes that original equipment manufacturer ("OEM") relationships will accelerate market penetration of the BIS technology. OEM relationships will result in integration of the BIS index into third-party patient-monitoring systems. The Company currently is a party to two OEM agreements and expects to enter into additional OEM relationships with patient-monitoring or medical device companies over the next several years to expand the channels for distribution of the BIS System, particularly in international markets.

     Technological Leadership. Aspect's priority is to improve current applications of BIS technology and to develop further its signal-processing technology. In addition, the Company intends to continue to sponsor and support research of leading clinicians to further document the clinical utility of the BIS index. The Company intends to protect its intellectual property and technology leadership position through product innovation, patents and other proprietary means.

     New Product Development. The Company is continuing to focus both on product extensions, such as the application of the BIS index for the ICU and conscious-sedation markets, and on new product development, such as the application of bispectral analysis to the electrocardiogram (the "ECG"). Each of these initiatives builds on the Company's core expertise and innovations in signal-processing technology. Continued innovation and commercialization of new proprietary products is an essential element in the Company's long-term growth strategy and the source of potential competitive advantages.

PRODUCTS

     The following chart summarizes Aspect's product offerings, all of which have received 510(k) clearance from the FDA:

                                           INITIAL
                                          COMMERCIAL
                PRODUCT                    SHIPMENT                     DESCRIPTION
                -------                  ------------                   -----------
A-2000 BIS Monitor                       March 1998      Small, lightweight third-generation BIS
                                                         monitor for the OR
BIS Sensor                               1997            Single-piece, single-use disposable
                                                         product for use with A-2000, A-1050 and
                                                         BIS Module Kit
BIS Module Kit(1)                        --              Components of BIS monitoring technology to
                                                         be integrated into OEM monitors
A-1050 EEG Monitor with BIS              1996            Second-generation monitor with BIS index
                                                         and simplified user interface
A-1000 EEG Monitor                       1993            Aspect's first commercial EEG monitor with
                                                         BIS index
Zipprep EEG Electrode                    1995            EEG electrode with Aspect's Zipprep
                                                         technology used with A-1000 monitor

---------------
(1) The Company has commenced commercial shipment of the BIS Module Kit. The Company does not believe any OEM has commenced commercial shipment of its BIS Module product. Each OEM will be required to obtain FDA clearance of its BIS Module product.

  A-2000 BIS Monitor

     Aspect began commercial distribution of the A-2000 BIS Monitor ("A-2000"), the Company's third-generation monitoring product, in March 1998. The A-2000 is a compact, portable monitor designed to accommodate the space limitations and positioning requirements of surgical settings. The A-2000 displays the BIS index and supporting information on a high-contrast electro-luminescent display and includes Aspect's proprietary Digital Signal Converter. The Digital Signal Converter is a palm-sized module that performs the analog-to-digital conversion of the EEG and provides the interface between the monitor and the BIS Sensor, which adheres to the patient's forehead. The A-2000 is compact (7 inches by 6.8 inches by 4 inches) and lightweight (3.1 pounds). The hardware architecture of the A-2000 employs a 50 megaflops floating-point processor to perform the BIS index computation and a 25 MIPS RISC processor to perform the user-interface functions. The list price for the A-2000 is $8,900.

  BIS Sensor

     The BIS Sensor is a single-piece, single-use disposable product for use with the A-2000, the A-1050 and the BIS Module Kit. Aspect's BIS monitors and BIS Module Kits require the use of the BIS Sensor to generate the BIS index. The BIS Sensor provides a reliable and simple means of acquiring the high-resolution EEG signal needed to generate the BIS index. The one-piece design allows quick and accurate placement on the patient's forehead. The BIS Sensor connects to the monitor by a single-point proprietary connector. The Company commenced commercial shipment of the BIS Sensor in January 1997. The list price for the BIS Sensor is $15.00.

     Aspect's Zipprep self-prepping technology is a key feature of the BIS Sensor because it minimizes patient set-up time and enables consistent, accurate readings of the EEG signal. Prior to Aspect's development of the Zipprep technology, to obtain an EEG signal the user prepared a patient's skin by rubbing an abrasive cream over the area 10 to 20 times in order to remove the top layer of skin. The Zipprep technology contains a non-conductive polymer disk with multiple, small, flexible tines that are embedded in a standard electrode hydrogel. As a function of their design, the Zipprep tines come in contact with and part the outer layer of dead cells on the skin. This allows the electrode's hydrogel to quickly penetrate the skin and establish an effective electrical contact to the patient.

  BIS Module Kit

     In 1996, Aspect introduced the BIS Module Kit, which requires the use of the BIS Sensor in order to calculate the BIS index. The BIS Module Kit is designed to facilitate the integration of the Company's BIS index into monitoring products marketed by third parties that enter into OEM arrangements with the Company. The Company is currently a party to two OEM agreements.

     The BIS Module Kit consists of two pieces, the Company's proprietary Digital Signal Converter and a small circuit board that resides in the OEM equipment. The Digital Signal Converter acquires the EEG signal from the BIS Sensor, performs the analog-to-digital conversion, and transmits the digitized EEG signal to the circuit board. The circuit board then processes the EEG signal and outputs the BIS index to the OEM system.

     The Company expects that all OEM licensees of the BIS index technology will use the common architecture of the BIS Module Kit, which will facilitate integration of the BIS index into the OEM's system and will simplify any future software updates of the BIS index technology.

TECHNOLOGY

     Aspect's BIS System was developed over a ten-year period and combines the computational power of bispectral analysis with proprietary signal-processing algorithms. The BIS index is a numerical index derived from the combination of several processed EEG variables that correlate with loss of consciousness and changes in levels of sedation. The EEG, the electrical signal generated in the cortex of the brain, changes in response to anesthetic drugs. In general, the EEG changes from a low-amplitude, high-frequency signal while a person is awake to a large-amplitude, low-frequency signal while a person is deeply anesthetized. Mathematical algorithms based on this observation, such as the Spectral Edge Frequency and Median Frequency, attempt to track the effects of anesthetics on the brain. However, these processed EEG parameters have not been widely adopted because studies have indicated that they generally do not provide sufficient clinically useful information to assess levels of consciousness with commonly used anesthetic agents and doses.

     In developing the BIS index, the Company sought to improve these early EEG analyses in two ways. First, by using bispectral analysis, a mathematical tool that examines non-linear signals such as the EEG, new information is extracted from the EEG signal. The second improvement involves the development of proprietary processing algorithms that extract information from bispectral analysis, power spectral analysis and time domain analysis. Bispectral analysis was originally used in the early

1960s by geophysicists to study ocean wave motion, atmospheric pressure changes and seismic activity. Bispectral analysis can now be utilized for other applications with the advent of high-speed, low-cost digital signal processors. This technology is based on the non-linear expansion of Fourier analysis, which provides the means to analyze the frequency, amplitude and phase relationships within a signal. As a result, a distinctive "fingerprint" of the underlying process that generates the signal can be obtained. Bispectral analysis extracts this unique fingerprint and represents it as a three-dimensional mathematical model of the signal's structure.

     The Company created the BIS index to describe changes in the EEG that relate to the effects of anesthetics on the brain in order to assess levels of consciousness. Over a number of years, a large database of high-fidelity EEG recordings and clinical assessments were collected by the Company and third parties from patients and volunteers receiving a wide variety of anesthetic agents. The clinical assessments used to define levels of consciousness included a sedation-rating scale, picture or word recall memory tests, and response to stimuli. Using statistical methods, Aspect identified features within the EEG that correlated with sedation and loss of consciousness. The Company used proprietary multivariate statistical methods to combine these features to generate an interpretive numerical index, which the Company refers to as the BIS index. The BIS index ranges from 100, indicating that the patent is awake, to zero, indicating an absence of electrical brain activity.

CLINICAL DEVELOPMENT

     The Company's clinical and regulatory affairs research group (i) establishes collaborative relationships with leading clinical researchers; (ii) encourages publications related to the BIS index in the scientific literature;
(iii) is responsible for clinical research with the goal of extending the application of BIS monitoring to other settings and clinical uses; and (iv) collects data for new product development. The Company has a clinical database of over 5,000 cases for use in algorithm development and product validation based on trials conducted or sponsored by the Company or undertaken by third parties.

     In 1996, the FDA cleared for marketing the Company's BIS index as a measure of anesthetic effect on the brain. The regulatory process involved studies conducted by the Company on over 900 subjects. These studies characterized the relationships between the BIS index value and various clinical endpoints, including movement response to incision, response to verbal command as a measure of consciousness in volunteers and patients, memory function, drug utilization and speed of patient recovery following surgery.

     The Company evaluated the use of BIS monitoring as a measure of sedation, consciousness and memory function in two clinical trials. In a multicenter study involving approximately 100 volunteers, the Company demonstrated that the BIS index correlated with the level of responsiveness and tracked the loss of consciousness. In a second trial involving 40 patients, the BIS index reliably correlated with the return to consciousness after a single injection of either propofol or thiopental, two anesthetics often used to induce unconsciousness. Several studies conducted by third parties, some of which were partially funded by the Company, have generally confirmed these results.

     The Company's multicenter, prospective, randomized, controlled clinical utility trial of 302 patients demonstrated the outcome benefits of BIS monitoring. This trial compared clinical outcomes of a group of BIS-monitored patients to a similar group of patients who were monitored under standard clinical practice without BIS monitoring. The principal efficacy endpoints were the amounts of anesthetic given and the speed of recovery following surgery. BIS-monitored patients received 23% less propofol, woke up earlier in the operating room, were more likely (43% versus 23%) to arrive at the PACU fully alert and oriented, were judged by PACU nurses to have had better recovery and met criteria for discharge from the PACU sooner.

     Following FDA clearance of the BIS index, there have been five additional prospective, randomized, clinical studies of BIS monitoring. The studies, one of which was conducted by the Company, evaluated the effectiveness of BIS monitoring in conjunction with various commonly used anesthetic agents on a total of nearly 300 patients. Each of the five studies indicated that BIS monitoring led to a statistically significant reduction, ranging from 15% to 38%, in the amount of anesthetic used per patient.

     One of the third-party studies, which was partially funded by the Company, evaluated whether patients monitored with the BIS index were more likely to bypass the PACU and proceed directly to the step-down recovery unit following surgery. In this 60-patient study, approximately 90% of the BIS-monitored patients were considered eligible to bypass the PACU as compared to 63% of patients who were not BIS monitored.

     In 1997, the Company's outcome study of 1,552 patients documented the clinical impact and cost-effectiveness of routine BIS monitoring in all operating rooms of Grady Hospital, a high-acuity, urban hospital located in Atlanta, Georgia and affiliated with Emory University. Patients received a wide variety of anesthetic agents typically used in general practice. Comprehensive data were collected on all patients who received general anesthesia for at least one hour. Results demonstrated that maintaining BIS index values within a recommended target range during anesthetic maintenance was associated with improved outcomes in terms of drug utilization, OR and PACU recovery and associated costs.

     There are more than 175 scientific articles and abstracts reporting the results of BIS index performance in studies conducted by the Company and third parties. In addition, Aspect currently maintains collaborations with over 50 clinical research sites.

SALES, MARKETING AND CUSTOMERS

     The Company markets its BIS Systems in the United States through a direct sales force. As of July 4, 1998, the Company's domestic sales force was comprised of 15 sales professionals and 16 clinical specialists. Aspect has developed a financial model for use by sales representatives to assist administrators in evaluating the economic impact of BIS monitoring at their hospital. Aspect believes that its clinical specialists play a key role in the ongoing process of developing support for the BIS technology both before and after the sale of BIS Systems. The principal responsibilities of clinical specialists are clinical training and education at the time the equipment is installed. Clinical specialists also make follow-up visits at each customer site at regularly scheduled intervals. These visits allow clinical specialists to monitor customer satisfaction and provide continuing feedback to the Company's marketing and research and development staffs. The Company also believes that these visits may help to establish BIS monitoring as the standard of practice in anesthesia monitoring and to extend BIS monitoring into other settings in the hospital, such as the ICU and conscious-sedation procedure rooms. Clinical specialists generally have nursing backgrounds and have experience in anesthesia, perioperative care or critical care. The Company currently plans to hire several additional sales representatives and clinical specialists prior to the end of 1998. The Company intends to establish a ratio of 1.5 clinical specialists for each of the Company's sales representatives.

     The Company offers customers the option either to purchase the BIS monitors outright or to acquire the BIS monitors pursuant to a sales-type lease agreement whereby the customer contractually commits to purchase a minimum number of BIS Sensors per BIS monitor per year. Under this agreement, customers purchase the BIS Sensors and the BIS monitor for the purchase price of the BIS Sensors plus an additional charge per BIS Sensor to pay for the purchase price of the BIS monitor and related financing costs over the term of the agreement. The customer is granted an option to purchase the BIS monitor at the end of the term of the agreement, which is typically three to five years. The Company believes that the sale-type lease arrangement in some cases reduces the time required for customers to adopt the BIS System because it provides them with an option to utilize their operating budget to fund the purchase.

     The Company's customers include anesthesia providers, hospitals, ASCs and individual practitioners in office-based practice. The key customers that the Company has targeted initially include the larger hospitals and ASCs, at or near capacity, with a high ratio of outpatient surgical procedures to total surgical procedures. Through July 4, 1998, approximately 140 sites in the United States have acquired the BIS System.

     The Company conducts several activities for the different constituencies that may be involved in the decision-making process. For clinical audiences, the Company exhibits at tradeshows, sponsors speakers at professional meetings and develops articles for publication in conjunction with industry experts. To educate consumers and hospital administrators, the Company is conducting a public-relations campaign to highlight the benefits of BIS monitoring for hospitals and patients. In addition, the Company works with hospitals to publicize their adoption of BIS monitoring in an effort to assist them in communicating their commitment to improving the quality and efficiency of patient care. The Company believes that such publicity in the local media allows hospitals to compete more effectively in their service areas and has allowed Aspect to expand its business in those markets.

     Revenue from international sales was approximately $503,000, $689,000, $1.2 million and $626,000, which represented 47%, 49%, 39% and 14%, respectively, of the Company's revenue during 1995, 1996, 1997 and the six months ended July 4, 1998, respectively. Effective July 1, 1998, the Company's agreement with a third party to distribute the Company's monitors internationally (except in Japan) terminated pursuant to the terms of the agreement. Sales to this distributor represented substantially all of the Company's revenue from international sales during the three years ended December 31, 1997 and the six months ended July 4, 1998. The Company is evaluating international sales channels, including direct sales, contract sales organizations, distributors and marketing partners. The Company anticipates that international sales will decrease in absolute dollars and as a percentage of total revenue at least through 1998. All international sales are denominated in United States dollars. See "Risk Factors -- Limited Marketing and Sales Experience; International Sales."

     The Company received ISO 9001 certification in June 1998. As a result of ISO 9001 certification and full compliance with the essential requirements of the European Union Medical Device Directives, Aspect's products are cleared for marketing throughout the European community and in other countries which may recognize appropriate CE marketing.

     In January 1998, the Company entered into a three-year distribution agreement with Nihon Kohden pursuant to which the Company granted to Nihon Kohden Corporation ("Nihon Kohden") exclusive rights to distribute the Company's BIS monitors in Japan. The Company's BIS Sensors have received marketing approval from the Japanese Ministry of Health and Welfare. Marketing approval of the Company's A-1050 monitor is currently pending in Japan.

     The Company has hired a president of its newly-developed International Division and is evaluating several options for international distribution of its products, including the development of a field organization that includes sales representatives and clinical specialists in selected countries and international regions. The Company is also evaluating entering into distribution agreements with dealers, distributors and anesthesia monitoring companies outside the United States.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts focus primarily on continuing to improve the function and features of the BIS System and enhancing the Company's technical leadership in signal-processing technology for use in patient care. The Company intends to leverage the BIS technology for the development of new monitoring products and proprietary disposables for new applications.

     During the fiscal years ended December 31, 1995, 1996 and 1997, and the six months ended July 4, 1998, the Company expended $2.9 million, $2.4 million, $2.6 million and $1.9 million, respectively, in its research and development efforts, including clinical and regulatory expenses. The Company expects research and development expenses to increase in the future as it seeks to enhance its existing products and develop additional products. As of July 4, 1998, the Company employed 16 persons in its research and development group and eight persons in its clinical and regulatory group. For a further discussion of the Company's clinical and regulatory group, see "-- Clinical Development."

     The Company conducts research and development in five areas: algorithm research, product development, disposable-product development, pre-production quality assurance and clinical engineering. Algorithm research involves developing signal-processing techniques to analyze the EEG and other biopotentials. Product-development activities include developing the hardware and software, including signal-processing software employed in the Company's BIS Systems, and coordinating with external resources, particularly with respect to mechanical engineering and industrial design. Disposable-product research and development combines expertise in materials science, disposable-products design, electrode technology and design for manufacturing to develop the Company's disposable products, including the BIS Sensor products. Pre-production quality-assurance activities include testing the Company's products to ensure that they meet FDA guidelines, other applicable regulatory and international quality standards and internal verification and validation protocols.

     The Company is currently seeking to improve the BIS index technology for ICU applications. Sedative agents are frequently used on ICU patients to reduce anxiety, to enhance patient compliance to various interventional treatments and to improve patient comfort. The current methods of assessing levels of sedation in the ICU rely on a variety of indirect, often subjective, assessments performed by observing physical signs and patient responsiveness to voice or touch. These assessments are typically carried out by a number of different health care providers in a 24-hour period, many of whom are not trained in anesthesia. Patients in the ICU often have a critical illness or injury that affects one or more organ systems simultaneously resulting in high degrees of variability in patient responses to drug doses. Another complicating problem in assessing a patient's level of sedation in the ICU is the effect of muscle relaxants. These drugs may render the assessment extremely difficult because the patient's ability to respond to the observer is eliminated due to drug-induced paralysis. There are reports of patients who do not receive adequate levels of sedation when these agents are used. In these cases, patients are paralyzed and subjected to painful and traumatic therapies while the clinician is unaware of the patient's discomfort. The Company is currently evaluating monitoring products intended to measure the effects of sedation in the ICU setting.

     The Company is also enhancing the BIS index for use in procedures requiring sedation that are performed outside the OR. In these procedures, the level of conscious sedation required ranges from light to deep sedation. The types of procedures where conscious sedation is used include diagnostic endoscopy for upper gastrointestinal exams, colonoscopy, bronchoscopy, and cystoscopy; diagnostic and therapeutic radiological procedures, oral surgery, plastic surgery, interventional cardiac procedures, and some emergency-room procedures. During these procedures, a trained anesthetist may not be present depending upon the local institution's policies and the attending physician's judgment. One of the risks of conscious sedation is that overmedication may cause a patient to lose consciousness and fall into a state of general anesthesia resulting in the loss of protective reflexes, including the ability to breath without mechanical assistance.

     The Company is exploring the development of a BIS Sensor with improved signal-processing systems for detection and filtration of noise in settings outside the OR and other BIS Sensors which offer advantages in cases where patients may require extended BIS monitoring, such as in the ICU.

     The Company is also conducting preliminary research on the application of its BIS index technology to ECG signals to diagnose cardiovascular disease. The Company believes that bispectral analysis may provide a means for extracting and quantifying subtle physiological information contained in the ECG and thus has the potential to enhance the diagnostic accuracy of many ECG applications, including the early diagnosis and assessment of coronary artery disease, a more rapid assessment of acute myocardial infarctions and advanced perioperative ischemia monitoring for patients at risk for heart attacks during or after surgery.

     Additional studies, sponsored in part by the Company, are ongoing to assess the performance of the BIS index in the presence of certain anesthetics, such as ketamine, and patient populations, such as children, not included in the clinical development of the BIS algorithms. There can be no assurance that the BIS technology will be effective in monitoring these or other anesthetic agents and patient populations or when other anesthetic techniques are used. Furthermore, there can be no assurance that the Company will be successful in developing any product enhancements or extensions or new products, including products for use in the ICU, for conscious sedation or for other applications. The failure of the Company to develop product enhancements or extensions or new products on a timely basis or at all could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Technological Risks."

MANUFACTURING

     The Company assembles all of its BIS monitors in a 7,000 square foot manufacturing facility located within its Natick, Massachusetts headquarters. The Company has historically outsourced the manufacturing of its BIS Sensors. In the first quarter of 1998, the Company transitioned a portion of its production of BIS Sensors to its manufacturing facility. The Company currently outsources to third parties the production of some of its BIS Sensors and all of its Zipprep electrodes. The Company is currently building a custom-designed, semi-automated production line for the high-volume manufacture of its BIS Sensors that it expects to be operational by late 1998. The Company may require additional manufacturing capacity within the next two years. The Company will seek to obtain additional manufacturing facilities as needed. While the Company believes that additional space on reasonable commercial terms will be available to meet its future manufacturing needs, there can be no assurance that the Company will be successful in expanding its manufacturing facility or relocating its facility to meet demand in a timely manner or within budget.

     The Company's production process for its BIS monitors consists of final assembly, integration and testing of standard and custom components. The Company's production process for its BIS Sensors consists of several manufacturing and assembly processes using custom components. Qualified sub-contractors, who have met the Company's supplier certification process and are placed on an approved vendors list, produce certain custom components.

     The Company maintains a quality-assurance program covering its manufacturing operations. Suppliers of purchased components are required to meet stated specifications. The Company certifies suppliers prior to use by conducting audits and product inspections. The Company engages in ongoing evaluations of the performance of its suppliers by evaluating the results of inspections and tests as well as the timeliness of product deliveries. The Company employs numerous quality-assurance procedures during its in-house manufacturing processes to ensure finished products meet specification. Quality-assurance procedures include operator training, process validation, equipment calibration, inspection and testing. All manufacturing procedures and processes are formally approved and updated using established revision-control procedures. Documentation of in-process and final-testing results is maintained in device history records for every unit. The Company maintains an ongoing post-sale performance-monitoring program.

     Although most of the standard components utilized by the Company in manufacturing its products are available from more than one vendor, certain key components of the Company's BIS Systems, including certain components used in the BIS Sensor, are currently provided to the Company by single or limited sources. A significant unplanned event at a supplier, including shortages of raw materials or components, could have a material adverse effect on the Company's operations. In addition, any termination or modification of any manufacturing arrangement with a third party could result in a business interruption for the Company. The Company has only one manufacturing facility, and any loss of, damage to, or interruption of production at its facility could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Limited Manufacturing Experience; Manufacturing Expansion."

COMPETITION

     The medical device market is highly competitive and characterized by rapid product development and technological advances. The future success of the Company will depend in part upon its ability to anticipate and keep pace with advancing technology and competitive innovations. However, there can be no assurance that the Company will be successful in identifying, developing and marketing new products or enhancing its existing products. In addition, there can be no assurance that new monitoring products or alternative techniques for evaluating the effects of anesthesia or other significant changes in the methods of delivering anesthesia will not be developed that will render the Company's current or planned products obsolete or inferior. Rapid technological development by competitors may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to such products.

     Although the BIS monitor is currently the only device to be cleared by the FDA for use in the United States as a direct measure of anesthetic effect on the brain, the Company expects to face significant competition in the future. The Company believes that competition will initially come from companies, including patient monitoring companies, currently marketing conventional EEG monitors utilizing standard signal-processing techniques such as the Spectral Edge Frequency and Median Frequency, or companies that market EEG monitors utilizing novel signal-processing technologies, including at least two companies that are currently conducting clinical trials on products under development. Additionally, a number of academic researchers worldwide are studying the potential use of other techniques to measure the effects of anesthesia, including the use of auditory evoked potentials, heart rate variability, pupillary reflexes and skin blood flow measurement techniques. In addition, the Company may face substantial competition from companies developing sensor products that are competitive with the Company's proprietary BIS Sensors for use with the Company's BIS monitors. Competitors in some jurisdictions outside the United States may enter the market without the delay caused by regulatory barriers that exist in the United States. Many potential competitors have substantially greater financial, marketing, technical, manufacturing and distribution resources than those of the Company. In addition, the Company will compete on the basis of a number of factors in areas in which the Company has limited experience, including manufacturing efficiencies, marketing and sales capabilities and customer service. There can be no assurance that the Company will be able to compete successfully against competitors or that competition, including the development and commercialization of new products and technology, will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors -- Competition."

PATENTS AND PROPRIETARY RIGHTS

     The Company's policy is to prosecute and enforce its patents and proprietary technology. The Company intends to continue to file United States and foreign patent applications to protect technology, inventions and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. As of July 4, 1998, the Company held eight United States patents and several foreign patents and had filed five additional United States patent applications and numerous patent applications in certain major industrial countries, including Canada, the major European market countries, Australia and Japan.

     The Company has established a substantial proprietary position with respect to its core signal-processing technology, bispectral analysis, and its application to biological signals. A series of four issued United States patents covers the application of bispectral and higher order analysis to EEG signals, along with various statistical-modeling techniques. Two United States patent applications cover innovative methods of ensuring the reliability of the computed values; of these, one has been allowed but has not yet issued and the other is pending. The Company also holds two issued United States patents covering the application of its core technology to ECG applications. The Company holds one United States patent and three United States patent applications covering its proprietary electrode and sensor technology. The issued patent covers the Company's Zipprep self-prepping disposable electrode technology, a patent application covers the Company's proprietary sensor interconnection technology, and two other patent applications cover the Company's proprietary disposable BIS Sensor technology. The Company owns a United States patent that covers signal acquisition technology for the Company's Digital Signal Converter and has been granted a perpetual, royalty-free, non-exclusive license to a second United States patent covering this technology by a third party.

     The Company believes that its competitive position and success has depended on, in part, and will continue to depend on the ability of the Company to obtain patent protection for its products, to defend patents once obtained, to preserve its trade secrets and to operate without infringing upon patents and proprietary rights held by third parties, both in the United States and in foreign countries. There can be no assurance that the Company has or will develop or obtain additional rights to products or processes that are patentable, that patents will issue from any of the pending patent applications filed by the Company or that claims allowed will be sufficient to protect the Company's technology or technology that is licensed to the Company. In addition, no assurances can be given that any patents issued to the Company will not be challenged, invalidated, infringed or circumvented or that the rights granted thereunder will provide competitive advantages for the Company's business or products. Protection of patent rights outside the United States could be more costly and result in a greater diversion of effort and resources of management than protection of patent rights inside the United States. In such event, the business, results of operations and financial condition of the Company could be materially adversely affected.

     There has been substantial litigation regarding patent and other intellectual property rights in the medical devices industry. The Company has in the past been involved in patent litigation and future litigation may be necessary to protect patents, trade secrets, copyrights or "know-how" owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any such litigation could result in substantial cost to and diversion of effort by the Company. Adverse determinations in any such litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties with unfavorable terms, if at all, and could prevent the Company from manufacturing, selling or using certain of its products, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company also relies on copyrights, trade secrets and proprietary technology that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to the Company's trade secrets.

     The Company also relies upon trademarks and trade names for the development and protection of brand loyalty and associated goodwill in connection with its products. The Company's policy is to protect its trademarks, trade names and associated goodwill by, among other methods, filing United States and foreign trademark applications relating to its products and business. The Company owns numerous United States and foreign trademark registrations and applications. The Company's registered and unregistered trademark rights relate to the majority of the Company's products. There can be no assurance that any registered or unregistered trademarks or trade names owned by or licensed to the Company or licensed to the Company will not be challenged, cancelled, infringed, circumvented, be declared generic or infringing of other third-party marks or provide any competitive advantage to the Company. The Company also is a party to a license agreement with a third party pursuant to which it has obtained the nonexclusive right to make, use and/or sell products under the name "Aspect." The licensor of the Aspect name markets monitors for use in the healthcare industry. There can be no assurance that there will not be confusion in the market between the Company and such licensor. In addition, there can be no assurance that other companies in the medical device industry will not emerge with the same or a similar name and thereby create confusion in the market or that any such confusion would compromise the competitive advantage, if any, the Company derives from its name.

GOVERNMENT REGULATION

     The manufacture and sale of medical diagnostic devices intended for commercial distribution and use are subject to extensive government regulation in the United States and in other countries. The Company's existing products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act ("FDC Act"). Pursuant to the FDC Act, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, record keeping, advertising, distribution and production of medical devices. Noncompliance with applicable regulations can result in failure of the government to grant clearance for devices, withdrawal of prior clearances or approvals, total or partial suspension of production, fines, injunctions, civil penalties, recall or seizure of products and criminal prosecution.

     Generally, before the Company can introduce a new product in the United States, the Company must obtain FDA clearance of a premarket notification under
Section 510(k) of the FDA Act ("510(k)") or approval of a PMA application under
Section 515 of the FDC Act. To date, the Company has received 510(k) clearance from the FDA with respect to the following products: A-1000 (December 1992); Zipprep EEG Electrodes (June 1994); A-1050 (January 1996); BIS Sensor (October
1996); BIS Clinical Utility Indication (October 1996) and A-2000 (February
1998). While the Company has been successful to date in obtaining regulatory approval of its products through the 510(k) notification process, there can be no assurance that any of the Company's future products will meet the requirements for 510(k) clearance. If the FDA concludes that any product does not meet such requirements, then a PMA would be required and the process for obtaining regulatory approval would be significantly delayed.

     Once 510(k) clearance has been received, any products manufactured or distributed by the Company are subject to extensive and continuing regulation by the FDA, including compliance with GMP regulations, recordkeeping requirements, reporting of adverse experience with the use of the device, post-market surveillance, and other actions deemed necessary by the FDA. A new 510(k) notification is also required when a medical device manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device. When any change or modification is made to a device or its intended use, the manufacturer must make the initial determination whether the change or modification is of a kind that would necessitate the filing of a new 510(k) notification. The FDA's regulations provide only limited guidance for making this determination. The Company has made certain enhancements to its currently marketed products which it believes do not necessitate the filing of a new 510(k) notification. There can be no assurance that the FDA would agree with the Company's determinations that these modifications do not require 510(k) notification. If the FDA requires the Company to file a new 510(k) notification for any past or future modification to a cleared device, the Company may be prohibited from marketing the device as modified until it obtains clearance from the FDA. There can be no assurances that the Company will obtain 510(k) clearance on a timely basis, if at all, for any device modification.

     The FDC Act regulates the Company's quality control and manufacturing procedures by requiring the Company to demonstrate and maintain compliance with GMPs, including Quality Systems Regulations, as specified by the FDA. This regulation requires, among other things, that (i) the product development and manufacturing process be controlled by the use of written procedures and (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. The regulation also requires investigation of any deficiencies in the manufacturing process or in the products produced and detailed record keeping. The GMP regulations are applicable to manufacturers that produce components specifically for use in a medical device, and require design controls and maintenance of service records.

     The FDA monitors compliance with GMP by conducting periodic inspections of manufacturing facilities. If violations of applicable regulations are noted during FDA inspections of the Company's manufacturing facilities, the continued marketing of the Company's products may be adversely affected.

     The GMP regulations are subject to change and depend heavily on administrative interpretations. There can be no assurance that future changes in regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. In August 1996, the FDA conducted a routine inspection of the Company's manufacturing facility to ensure compliance with GMP regulations. The FDA noted no adverse observations during this inspection. The Company believes that it has continued to maintain manufacturing facilities and procedures that are fully compliant with all applicable government quality systems regulations and guidelines. However, adverse findings during future FDA facility inspections could have material adverse effects on the Company's business, financial condition, and result of operations.

     Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Failure to comply with foreign regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     In June 1998, the Company obtained ISO 9001/EN46001 international quality systems registration, a certification showing that the Company's procedures and manufacturing facilities comply with standards for quality assurance and manufacturing process control. The ISO 9001 certification, along with the EN46001, the European Medical Device Directive ("MDD") certification, signifies compliance with the requirements enabling the Company to affix the CE Mark to its current products. The CE Mark denotes conformity with European standards for safety and allows certified devices to be placed on the market in all European Union countries. After June 1998, medical devices may not be sold in European Union countries unless they display the CE Mark. However, there can be no assurance that the Company will be able to maintain regulatory approvals or clearances for its products in foreign countries. See "Risk
Factors -- Government Regulation."

     The Company has established a dedicated regulatory and quality assurance group to maintain regulatory compliance and manage all quality-assurance activities for the Company. This group is responsible for all regulatory submissions and communications, scheduling and performing company-wide audits, coordinating product update procedures and corrective actions, and maintaining document control activities. Other quality-related responsibilities include complaint handling, adhering to appropriate procedures and applicable requirements related to the FDA's quality systems regulations, and coordinating appropriate documentation for FDA and ISO 9001/EN 46001 review and audits.

THIRD-PARTY REIMBURSEMENT

     Third-party payors such as Medicare, Medicaid, private health insurance carriers, managed care organizations, health care administration authorities in foreign countries and other organizations may affect the pricing or demand for the Company's products by regulating the maximum amount of reimbursement provided for by such payors to the anesthesia providers, hospitals, ASCs or physician's offices where surgical procedures are performed.

     The Company does not expect that anesthesia providers will be separately reimbursed for patient monitoring activities utilizing the Company's BIS monitor. When providers, such as hospitals or ASCs, are reimbursed a fixed fee calculated on a per case, per stay, or per capita basis, which is typical for inpatient hospital procedures and procedures performed in ASCs, the cost of BIS monitoring will not be recovered by these providers unless the incremental costs of BIS monitoring are offset by savings in other costs, such as the costs of anesthetic drugs or costs of the OR or PACU. There can be no assurance that BIS monitoring will result in sufficient savings to offset these costs. When reimbursement is based on charges or costs, BIS monitoring may have the effect of reducing reimbursement because the charges or costs for surgical procedures, including OR and PACU charges and costs, may decline as a result of BIS monitoring. Failure by hospitals and other users of the BIS Systems to obtain sufficient reimbursement from third-party payors, or any reduction in the reimbursement by third-party payors to hospitals and other users as a result of using the BIS System, could limit market acceptance of the BIS System and have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Limitations on Third-Party Reimbursement."

EMPLOYEES

     As of July 4, 1998, the Company had 103 full-time employees. Approximately 16 persons were engaged in research and development activities, 21 persons were engaged in manufacturing and engineering, eight persons were engaged in clinical and regulatory affairs, 41 persons were engaged in sales and marketing and clinical support and 17 persons were engaged in general and administrative functions. None of the Company's employees is covered by a collective bargaining agreement. The Company considers relations with its employees to be good.

SCIENTIFIC ADVISORS

     The Company utilizes a number of scientists and physicians to advise it on scientific and medical matters, including experts in EEG monitoring, pharmacology and anesthesia management. These individuals advise the Company concerning its research and development programs, the design and implementation of the Company's clinical research program, the Company's publication strategies, the identification of market opportunities from the clinical perspective and specific scientific and technical issues.

FACILITIES

     The Company currently leases approximately 23,000 square feet of development, production, and administrative space in Natick, Massachusetts pursuant to a lease which expires on October 31, 2000. The Company believes its current facilities will be sufficient to meet the Company's needs through the first half of 1999 and that additional space will be available at a reasonable cost to meet the Company's space needs thereafter.

INSURANCE

     The business of the Company entails the risk of product liability and product recall claims and any such claims could have an adverse impact on the Company. The Company has taken and will continue to take what it believes are appropriate precautions, including maintaining general liability and commercial liability insurance policies which include adequate coverage for product liability and product recall claims. The Company evaluates its insurance requirements on an ongoing basis to enable it to maintain adequate levels of coverage. However, there can be no assurance that product liability or product recall claims will not exceed such insurance coverage limits or that such insurance will be available on commercially reasonable terms or at all.

LITIGATION

     The Company is not a party to any material threatened or pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, their respective ages and their positions with the Company are as follows:

NAME                                     AGE                         POSITION
----                                     ---                         --------
Nassib G. Chamoun......................  36     Chief Executive Officer, President and Director
J. Breckenridge Eagle..................  48     Chairman of the Board of Directors
J. Neal Armstrong......................  60     Vice President, Chief Financial Officer and
                                                Secretary
Jeffrey L. Barrett.....................  35     Vice President of Manufacturing and Operations
Boudewijn L.P.M. Bollen................  51     President - International
Philip H. Devlin.......................  41     Vice President of Research and Development
Steven H. Kane.........................  45     Vice President of Sales and Field Operations
Paul J. Manberg, Ph.D. ................  44     Vice President of Clinical, Regulatory and Quality
                                                  Assurance
Jean M. Nelson.........................  39     Vice President of Marketing
Stephen E. Coit(1).....................  50     Director
Edwin M. Kania, Jr. (2)................  41     Director
Lester John Lloyd(2)...................  62     Director
Terrance McGuire.......................  42     Director
Donald R. Stanski, M.D.(1).............  48     Director

---------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     Mr. Chamoun is a founder of the Company and has served as a director of the Company since 1987. Mr. Chamoun has served as President of the Company since 1996 and Chief Executive Officer since 1995. Mr. Chamoun served as Chairman of the Board of Directors from 1987 to 1996 and as Chief Scientific Officer from 1991 to 1995. Mr. Chamoun also served as President and Chief Executive Officer prior to 1995 at various times since founding the Company in 1987. From 1984 to 1987, Mr. Chamoun was a fellow in cardiovascular physiology at the Lown Cardiovascular Laboratory of the Harvard School of Public Health. Mr. Chamoun earned a bachelors degree in Electrical Engineering from Northeastern University and a masters degree in Computer Engineering from Boston University.

     Mr. Eagle has served as a director of the Company from 1988 to 1991 and from 1996 to the present. Mr. Eagle has served as Chairman of the Board of Directors since November 1996. He served as President and Chief Operating Officer of the Company in 1996 and served as a consultant to the Company in 1995. From 1989 to 1995, he served as President of ECS, Inc., a medical practice management company, which he founded in 1989. From 1981 to 1988, he served as Chief Financial Officer, Vice President and General Manager of The Health Data Institute, Inc., a health care services company, which he co-founded. Mr. Eagle earned a bachelors degree in Psychology and a masters degree in Public Health from Yale University and received a masters degree in Business Administration from Harvard Business School.

     Mr. Armstrong has served as Vice President and Chief Financial Officer of the Company since 1996. From 1990 to 1996, he served as Vice President of Finance, Chief Financial Officer and a director of Haemonetics, Inc., a manufacturer of blood processing systems ("Haemonetics"). From 1985 to 1990, he served as Vice President of Finance and Administration, Treasurer and Chief Financial Officer at BTU International, a manufacturer of thermal processing systems. He previously served for 14 years in senior operating and financial positions at Texas Instruments, Inc., an electronics company. Mr. Armstrong holds a bachelors degree in Business Administration from the University of Texas and is a certified public accountant.

     Mr. Barrett has served as Vice President of Manufacturing and Operations of the Company since 1997. From 1996 to 1997, he served as Vice President of Manufacturing at Aksys, Ltd., a developer of dialysis equipment. From 1989 to 1996, Mr. Barrett served in a variety of manufacturing and operating positions at Haemonetics, serving most recently as its Vice President of Operations. Mr. Barrett received a bachelors degree in Economics and Industrial Engineering from Rutgers University and a masters degree in Business Administration from Boston University.

     Mr. Bollen has served as President - International of the Company since June 1998. From 1986 to June 1998, Mr. Bollen held several positions at Nellcor Puritan Bennett, Inc., a medical device company, including Executive Vice President for Worldwide Sales, Service and Distribution, Vice President of European Sales and Marketing, and Vice President and Managing Director for Europe. From 1981 to 1986, Mr. Bollen served as Vice President of Marketing and Sales in Europe for Bentley Laboratories, Inc., a manufacturer of specialized monitoring and medical equipment. Mr. Bollen holds the equivalent of a bachelors degree in Hotel Business Management from the Hotel Business School in Maastricht, Holland.

     Mr. Devlin has served as Vice President of Research and Development of the Company since 1994 and served as Director of Product Development of the Company from 1990 to 1994. From 1984 to 1985 and 1986 to 1990, he served as Software Engineer and Manager of Software Engineering at Lifeline Systems, Inc., a medical products and communications company. From 1980 to 1984, he served as Chief Biomedical Engineer at Beth Israel Hospital in Boston, Massachusetts and from 1985 to 1986, he served as Technical Marketing Engineer in the Medical Product Group of Hewlett-Packard Company, a manufacturer of computers and medical devices. Mr. Devlin holds a bachelors and masters degree in Electrical Engineering from Northeastern University.

     Mr. Kane has served as Vice President of Sales and Field Operations of the Company since 1997. From 1990 to 1997, he was employed by Pyxis Corp., a medical technology company, serving as Area Vice President, Sales and Operations, Northeast United States, from 1992 to 1997. From 1983 to 1990, he was employed by IVAC Corporation, a manufacturer of infusion therapy and vital signs monitoring technology owned by Eli Lilly and Company, serving as Regional Manager, Northeastern United States, from 1988 to 1990.

     Dr. Manberg has served as Vice President of Clinical, Regulatory and Quality Assurance of the Company since 1991. From 1984 to 1990, he served in a variety of clinical research positions at Serono Laboratories, a pharmaceutical company, most recently as Vice President, Research and Development. From 1979 to 1984, he served as a Clinical Research Scientist at Burroughs-Wellcome Company, a pharmaceutical company, and served as an Adjunct Research Scientist at the University of North Carolina. Dr. Manberg received a bachelors degree in Biological Sciences from the State University of New York at Binghamton and a doctorate in Pharmacology from the University of North Carolina at Chapel Hill.

     Ms. Nelson has served as Vice President of Marketing of the Company since 1995 and served as Director of Marketing from 1992 to 1995. From 1988 to 1992, she was employed by Nellcor, Inc., a medical device company, serving from 1990 to 1992 as Manager of Advanced Technologies, from 1989 to 1990 as Multi-Function Monitor Group Manager and from 1988 to 1989 as New Products Manager. From 1984 to 1988, Ms. Nelson served as a consultant with Bain and Company, Inc., a strategic management consulting firm. Ms. Nelson earned a bachelors degree in Metallurgy and Materials Engineering from Lehigh University and a masters degree in Business Administration from the University of Chicago Graduate School of Business.

     Mr. Coit has served as a director of the Company since 1987. He has been a self-employed artist since 1997. From 1995 to 1997, Mr. Coit served as a general partner of Charles River Ventures, a venture capital firm. From 1984 to 1994, Mr. Coit served as a general partner of Merrill, Pickard,

Anderson & Eyre, a venture capital firm. Since 1989, Mr. Coit has also served as a director of International Data Group, a provider of media research and conferences to the information technology industry.

     Mr. Kania has served as a director of the Company since 1995. Mr. Kania is a founding general partner of OneLiberty Ventures, a venture capital firm. Previously, he was a general partner at a predecessor firm, Morgan Holland Ventures, which he joined in 1985. Mr. Kania is also a director of Anesta Corporation.

     Mr. Lloyd has served as a director of the Company from 1991 to April 1995 and from November 1995 to the present. He served as President and Chairman of Aradigm, Inc., a medical device company, from 1992 to 1997. From 1995 to the present, Mr. Lloyd has also served as Chairman of the Board of Alere Medical, Inc., a chronic disease monitoring company. Mr. Lloyd is also a director of Molecular Dynamics, Inc.

     Mr. McGuire has served as a director of the Company since 1997. He has been a general partner of Polaris Venture Partners, a venture capital firm, since 1996. From 1992 to the present, Mr. McGuire has served as general partner of Burr, Egan, Deleage & Co., a venture capital firm, and from 1988 to the present, he has served as general partner of Beta Partners, a venture capital firm. Mr. McGuire is also a director of Ascent Pediatrics, Inc., Cubist Pharmaceuticals, Inc. and Integ Incorporated.

     Dr. Stanski has served as a director of the Company since 1996. Dr. Stanski has been a professor of anesthesia and medicine (Clinical Pharmacology) at Stanford University since 1979 and is an anesthesiologist/clinical pharmacologist. He served as Chair of the Department of Anesthesia at Stanford University from 1992 to 1997. Dr. Stanski received his medical degree from the University of Calgary, Canada, and his anesthesiology training at the Massachusetts General Hospital.

     Pursuant to a Third Amended and Restated Voting Agreement dated February 13, 1998 among the Company and certain stockholders of the Company, certain stockholders have the right to nominate persons as their representatives on the Company's Board of Directors. Each of the current directors has been nominated to serve as a director pursuant to this agreement. This agreement will terminate concurrently with the closing of this offering.

     The Company's Restated Certificate, to be filed concurrently with the closing of this offering, provides that the Board of Directors of the Company will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of three Class I Directors (Messrs. McGuire and Coit and Dr. Stanski), two Class II Directors (Messrs. Eagle and Kania) and two Class III Directors (Messrs. Chamoun and Lloyd). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1999, 2000 and 2001, respectively.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee comprised of Mr. Coit and Dr. Stanski, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and grants stock options pursuant to the Company's stock option plans. The Board of Directors has an Audit Committee comprised of Messrs. Lloyd and Kania, which reviews the results and scope of the annual audit, other services provided by the Company's independent public accountants and other matters relating to internal control systems.

DIRECTOR COMPENSATION

     All of the directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, non-employee directors of the Company are eligible to receive stock options under the Company's 1998 Director Stock Option Plan.

     1998 Director Stock Option Plan. The Company's 1998 Director Stock Option Plan, as amended (the "Director Plan"), was adopted by the Board of Directors and stockholders of the Company in February 1998. Under the terms of the Director Plan, directors of the Company who are not employees of the Company or any subsidiary of the Company ("Outside Directors") are eligible to receive nonstatutory options to purchase shares of Common Stock. A total of 100,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan.

     Pursuant to the Director Plan, on April 14, 1998 (the "Initial Grant Date"), each Outside Director (other than Mr. Lloyd and Dr. Stanski) received an option to purchase 10,000 shares of Common Stock, and each person who first becomes an Outside Director after the Initial Grant Date will be granted an option to purchase 10,000 shares of Common Stock on the date of his or her initial election to the Board (the "Initial Options"). In addition, each Outside Director shall be granted an additional option to purchase 5,000 shares of Common Stock (the "Additional Options") on the date of each Annual Meeting of Stockholders, commencing with the 1999 Annual Meeting of Stockholders. Each Outside Director will be eligible to receive Additional Options if he or she is serving as a director immediately prior to the Annual Meeting of Stockholders and continues to serve immediately following such Annual Meeting of Stockholders, and, if the grant date of such Additional Option is at least six months after the Outside Director receives an Initial Option. In July 1998, the Director Plan was amended, subject to stockholder approval, to provide that options held by Outside Directors would vest and become fully exercisable upon a Change of Control Event or Acquisition Event of the Company (each as defined in the Director Plan).

     The exercise price per share of Initial Options granted on the Initial Grant Date was $2.80. The exercise price of Initial Options granted after the Initial Grant Date and of any Additional Options will be the closing price per share of Common Stock on the date of grant. Initial Options are exercisable as to one-half of the shares as of the date of grant and as to one-sixth ( 1/6th) of the shares on the first, second and third anniversaries of the date of grant, provided that the optionee continues to serve as a director. Additional Options are exercisable in three equal annual installments on each of the first, second and third anniversaries of the date of grant, provided that the optionee continues to serve as a director. Options granted under the Director Plan terminate on the earlier of (i) ten years from the date of grant or (ii) sixty days after the optionee ceases to serve as a director (180 days after the optionee ceases to serve as a director if due to death or disability).

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the year ended December 31, 1997 by its Chief Executive Officer and President and its four other most highly compensated executive officers in 1997 who were serving as executive officers on December 31, 1997 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                               ANNUAL COMPENSATION    ----------------------
                  NAME AND                     -------------------     NUMBER OF SECURITIES
             PRINCIPAL POSITION                 SALARY      BONUS     UNDERLYING OPTIONS(1)
             ------------------                --------    -------    ----------------------
Nassib G. Chamoun............................  $170,000    $40,000           200,000
  Chief Executive Officer and President

J. Breckenridge Eagle........................  $157,500    $27,565                --
  Chairman of the Board of Directors

J. Neal Armstrong............................  $153,750    $26,910            70,000
  Vice President, Chief Financial Officer and
  Secretary

Steven H. Kane(2)............................  $127,153    $58,648           180,000
  Vice President of Sales and Field
  Operations

Paul J. Manberg..............................  $137,500    $24,065            50,000
  Vice President of Clinical, Regulatory and
  Quality Assurance

---------------
(1) Represents the number of shares covered by options to purchase shares of the Company's Common Stock granted during the year ended December 31, 1997.

(2) Mr. Kane commenced employment with the Company on April 1, 1997 and received a salary for only nine months of the year ended December 31, 1997. His current annual base salary is $165,000.

  Option Grants During 1997

     The following table sets forth grants of stock options to each of the Named Executive Officers during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                           -----------------------------------------------------        AT ASSUMED ANNUAL
                           NUMBER OF    PERCENT OF TOTAL   EXERCISE                   RATES OF STOCK PRICE
                           SECURITIES       OPTIONS        OR BASE                      APPRECIATION FOR
                           UNDERLYING       GRANTED         PRICE                        OPTION TERM(2)
                            OPTIONS     TO EMPLOYEES IN      PER      EXPIRATION   ---------------------------
          NAME             GRANTED(1)     FISCAL YEAR       SHARE        DATE           5%            10%
          ----             ----------   ----------------   --------   ----------   ------------   ------------
Nassib G. Chamoun........   200,000           19.2%         $0.80      11/4/07       $100,623       $254,999
J. Breckenridge Eagle....        --             --             --           --             --             --
J. Neal Armstrong........    70,000            6.7%         $0.80       9/8/07       $ 35,218       $ 89,250
Steven H. Kane...........   180,000           17.3%         $0.38      4/14/07       $ 42,450       $107,578
Paul J. Manberg..........    50,000            4.8%         $0.80       9/8/07       $ 25,156       $ 63,750

---------------
(1) The dates of exercisability of the options are determined in accordance with their respective vesting schedules. These options vest in 48 equal monthly installments, provided that unvested stock options outstanding at December 31, 2000 shall become fully exercisable on such date.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

  Option Exercises and Year-End Option Values

     The following table sets forth certain information regarding the aggregate number of shares of Common Stock acquired upon option exercises by the Named Executive Officers and the value realized upon such exercises during the year ended December 31, 1997 and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SHARES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            NUMBER OF                           OPTIONS                IN-THE-MONEY OPTIONS
                              SHARES                      AT FISCAL YEAR-END           AT FISCAL YEAR-END(2)
                             ACQUIRED       VALUE     ---------------------------   ---------------------------
NAME                      ON EXERCISE(1)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      --------------   --------   -----------   -------------   -----------   -------------
Nassib G. Chamoun.......     378,964       $227,378         --         200,000            --           --
J. Breckenridge Eagle...     189,482       $113,689      2,625              --        $1,575           --
J. Neal Armstrong.......     120,000       $ 72,000         --          70,000            --           --
Steven H. Kane..........     180,000       $ 76,500         --              --            --           --
Paul J. Manberg.........      81,207       $ 48,724         --          50,000            --           --

---------------

(1) Represents shares acquired upon exercise of stock options that are subject to repurchase by the Company. See Note 9 to Notes to Financial Statements.

(2) Represents the difference between the exercise price and the fair market value of the Common Stock at fiscal year end ($0.80) as determined by the Board of Directors of the Company.

  Stock Plans

     Amended and Restated 1991 Stock Option Plan. The Company's Amended and Restated 1991 Stock Option Plan (the "1991 Plan") was initially adopted by the Board of Directors and approved by the stockholders of the Company in April 1991. As of July 4, 1998, 3,460,000 shares were authorized for issuance upon exercise of outstanding options under the 1991 Plan and options to purchase an aggregate of 1,272,369 shares of Common Stock at a weighted average exercise price of $2.04 per share were outstanding under the 1991 Plan. On July 8, 1998, the Board of Directors decreased the number of shares authorized for issuance upon exercise of outstanding options under the 1991 Plan to 3,360,000.


     The 1991 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options, restricted stock and other stock-based awards (collectively, "Awards").

     Officers, employees, directors, consultants and advisors of the Company are eligible to receive Awards under the 1991 Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the 1991 Plan may not exceed 200,000 shares per calendar year.

     Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The 1991 Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any combination of the permitted forms of payment.

     The 1991 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1991 Plan and to interpret the provisions thereof. Pursuant to the terms of the 1991 Plan, the Board of Directors may delegate authority under the 1991 Plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more executive officers of the Company. The Board of Directors has authorized the Compensation Committee to administer the 1991 Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the 1991 Plan, the Board of Directors, the Compensation Committee or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines
(i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including the conditions for repurchase, issue price and repurchase price.

     No Award may be granted under the 1991 Plan after April 1, 2001, but the vesting and effectiveness of Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1991 Plan, except that no Award granted after an amendment of the 1991 Plan and designated as subject to Section 162(m) of the Code by the Board of Directors will become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment is approved by the Company's stockholders.


     1998 Stock Incentive Plan. The Company's 1998 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors on July 8, 1998, subject to stockholder approval. The Incentive Plan is intended to replace the 1991 Plan. Up to 2,100,000 shares of Common Stock

(subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the Incentive Plan.

     The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, restricted stock awards and other stock-based awards (collectively, "Awards").

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to receive Awards under the Incentive Plan. Under present law, however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which an Award may be granted to any participant under the Incentive Plan may not exceed 250,000 shares per calendar year.

     Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The Incentive Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any combination of the permitted forms of payment.

     The Incentive Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions thereof. Pursuant to the terms of the Incentive Plan, the Board of Directors may delegate authority under the Incentive Plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more executive officers of the Company. The Board of Directors has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including the conditions for repurchase, issue price and repurchase price.

     The Incentive Plan provides that, unless otherwise specified, in the event of a merger, liquidation or other Acquisition Event (as defined in the Incentive
Plan), the Board of Directors is authorized to (i) cause all options to be assumed by the acquiring Company; (ii) in the case of a cash acquisition, cause all options to be accelerated and the acquiring company to pay cash to the option holders equal to their spread; and (iii) in the case of stock options and restricted stock that do not become fully exercisable upon an Acquisition Event,
(a) cause such options to be accelerated in full; and/or (b) cause all restricted stock awards to become free of all restrictions.

     No Award may be granted under the Incentive Plan after June 2008, but the vesting and effectiveness of Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Incentive Plan, except that no Award granted after an amendment of the Incentive Plan and designated as subject to Section 162(m) of the Code by the Board of Directors shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment is approved by the Company's stockholders.


     1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors, subject to stockholder approval, on July 8, 1998. The Purchase Plan authorizes the issuance of up to a total of 150,000 shares of Common Stock to participating employees.


     All employees of the Company, including directors of the Company who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate in the Purchase Plan.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's base pay) to be deducted by the Company from such employee's base pay during the Offering Period. Each Offering Period is six months. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the closing price per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which exceeds the number of shares determined by dividing $12,500 by the average market price of a share of Common Stock on the commencement date of the Offering Period. Employees are required to hold shares of Common Stock purchased under the Purchase Plan for a period of one year after the end of an Offering Period.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

     Because participation in the Purchase Plan is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Mr. Coit and Dr. Stanski. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served as a director of or member of the Compensation Committee of the Board of Directors.

                              CERTAIN TRANSACTIONS

     In October 1995, certain investors, including One Liberty Fund III, L.P. ("Liberty III"), Charles River Partnership VII, Limited Partnership ("CRL VII"), New Enterprise Associates IV, Limited Partnership ("NEA") and Catalyst Ventures, Limited Partnership ("Catalyst"), made bridge loans to the Company in the aggregate amount of $500,000 in exchange for promissory notes (the "October 1995 Notes"). In November 1995 and June 1996, the Company sold an aggregate of 3,800,428 shares of its Series B-1 Convertible Preferred Stock to a group of existing and new investors, including Messrs. J. Breckenridge Eagle, the Chairman of the Board of Directors, and J. Neal Armstrong, Vice President, Chief Financial Officer and Secretary of the Company, Liberty III, CRL VII, NEA and Catalyst, at a purchase price of $2.00 per share for an aggregate purchase price of approximately $7.6 million. The purchase price was paid, in part, by the cancellation and conversion of the October 1995 Notes. Mr. Kania, a director of the Company, is a general partner of One Liberty Partners III, L.P., which is the general partner of Liberty III. Mr. Coit, a director of the Company, served as a general partner of CRL VII at the time that CRL VII purchased these securities from the Company.

     In February 1997, August 1997 and October 1997, the Company sold an aggregate of 3,439,949 shares of its Series C Convertible Preferred Stock to a group of existing and new investors, including Messrs. Eagle and Armstrong, Jeffrey L. Barrett, Vice President of Manufacturing of the Company, and Stephen
H. Kane, Vice President of Sales and Field Operations of the Company, Liberty III, CRL VII, NEA, Orchid & Co., nominee for T. Rowe Price Threshold Fund III, L.P. ("T. Rowe Price"), Merrill, Pickard, Anderson & Eyre IV Limited Partnership ("MPAE"), Polaris Venture Partners, L.P. ("Polaris V.P.") and Polaris Venture Partners Founders' Fund, L.P. ("Polaris F.F."), at a purchase price of $3.75 per share for an aggregate purchase price of approximately $12.9 million. Mr. Jordan, who served as a director of the Company until June 1998, is a Vice President of T. Rowe Price Associates, Inc., the general partner of T. Rowe Price. Mr. McGuire, a director of the Company, is a member of Polaris Venture Management Co., LLC, which is a general partner of Polaris V.P. and Polaris F.F.

     In February 1998, the Company issued and sold an aggregate of 1,666,234 shares of its Series D Convertible Preferred Stock to a group of existing and new investors, including Messrs. Armstrong, Kane, Coit and Lester John Lloyd, a director of the Company, CRL VII, Liberty III, T. Rowe Price, Polaris V.P., Polaris F.F. and MPAE, at a purchase price of $7.00 per share for an aggregate purchase price of approximately $11.7 million.

     In February 1997, the Company entered into a Pledge Agreement with Mr. Nassib Chamoun, the Company's Chief Executive Officer and President, pursuant to which the Company loaned to Mr. Chamoun, on a full recourse basis, $68,214, representing 90% of the aggregate exercise price of certain options exercised by Mr. Chamoun. Mr. Chamoun pledged 341,068 of the 378,964 shares of restricted Common Stock issued upon exercise of such options as collateral for the loan. The loan bears interest at 8% per annum. As of July 4, 1998, $60,635 of the principal amount of the loan plus accrued interest was outstanding. In the event that Mr. Chamoun ceases to be employed by the Company, the Company will have the right, for 90 days after such termination of employment, to purchase from Mr. Chamoun, for a repurchase price equal to the original exercise price ($0.20 per share), up to the number of shares which have not yet vested. As of July 4, 1998, 82,103 shares of Common Stock were subject to repurchase by the Company.

     In May 1997, the Company loaned $80,000 to Mr. Chamoun. The loan is represented by two promissory notes and is secured by a security interest in certain securities of the Company owned by Mr. Chamoun. The loan bears interest at 6.42% per annum. As of July 4, 1998, $70,000 of the principal amount of the loan plus accrued interest was outstanding.

     In May 1997, the Company entered into a Pledge Agreement with Mr. Kane, pursuant to which the Company loaned Mr. Kane, on a full recourse basis, $60,750, representing 90% of the aggregate exercise price of certain options exercised by Mr. Kane. Mr. Kane pledged the 180,000 shares of restricted Common Stock issued upon exercise of such options as collateral for the loan. The loan bears interest at 8% per annum. As of July 4, 1998, $54,000 of the principal amount of the loan plus accrued interest was outstanding. In the event that Mr. Kane ceases to be employed by the Company, the Company will have the right, for 90 days after such termination of employment, to purchase from Mr. Kane, for a repurchase price equal to the original exercise price ($0.375 per share), up to the number of shares which have not yet vested. As of July 4, 1998, 127,500 shares of Common Stock were subject to repurchase by the Company.

     In September 1997, the Company loaned $27,000 to Mr. Barrett. The loan is evidenced by a promissory note and bears interest at 8% per annum. As of July 4, 1998, the entire principal amount of the loan plus accrued interest was outstanding. Pursuant to the terms of the promissory note, in the event that Mr. Barrett is employed by the Company on each of September 24, 1998, 1999, 2000 and 2001, respectively, the Company will forgive the payment by Mr. Barrett of $8,152 on each of such dates and such amounts will be considered and treated as compensation to Mr. Barrett by the Company.

     In April 1998, the Company entered into a Pledge Agreement with Mr. Barrett, pursuant to which the Company loaned to Mr. Barrett, on a full recourse basis, $63,000, representing 90% of the aggregate exercise price of certain options exercised by Mr. Barrett. Mr. Barrett pledged the 87,500 shares of restricted Common Stock issued upon exercise of such options as collateral for the loan. The loan bears interest at 8% per annum. As of July 4, 1998, the entire principal amount of the loan plus accrued interest was outstanding. In the event that Mr. Barrett ceases to be employed by the Company, the Company will have the right, for 90 days after such termination of employment, to purchase from Mr. Barrett, for a repurchase price equal to the original exercise price ($0.80 per share), up to the number of shares which have not yet vested. As of July 4, 1998, 69,271 shares of Common Stock were subject to repurchase by the Company.

     In July 1998, stock options granted under the Company's 1991 Plan during late 1997 and early 1998 to certain officers, directors and employees of the Company were amended to provide that any of such outstanding stock options that are unvested at December 31, 2000 would become fully vested on such date. As a result of such amendments, options to purchase an aggregate of 84,817 shares of Common Stock held by officers and directors will become exercisable on December 31, 2000.

     The Company has adopted a policy providing that all material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and
(ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 4, 1998, and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby, by
(i) each person (or group of affiliated persons) who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and Named Executive Officers, and (iii) all directors and executive officers of the Company as a group:

                                                                                PERCENTAGE
                                                           NUMBER OF            OWNED(1)(2)
                                                             SHARES       -----------------------
                                                          BENEFICIALLY    BEFORE THE    AFTER THE
BENEFICIAL OWNERS                                           OWNED(1)       OFFERING     OFFERING
-----------------                                         ------------    ----------    ---------
5% STOCKHOLDERS
Charles River Partnership VII, Limited Partnership......   1,580,953         14.3%         11.2%
  1000 Winter Street, Suite 3300
  Waltham, MA 02154

One Liberty Fund III, L.P.(3)...........................   1,528,096         13.8%         10.8%
  OneLiberty Ventures
  One Liberty Square
  Boston, MA 02109

Polaris Venture Partners, L.P.(4).......................   1,007,143          9.1%          7.1%
  Bay Colony Corporate Center
  1000 Winter Street, Suite 3350
  Waltham, MA 02154

New Enterprise Associates IV, Limited Partnership(5)....     654,493          5.9%          4.6%
  1119 St. Paul Street
  Baltimore, MD 21202

Orchid & Co., Nominee for T. Rowe Price
  Threshold Fund III, L.P...............................     618,382          5.6%          4.4%
  T. Rowe Price Assoc. Inc.
  100 East Pratt
  Baltimore, MD 21202

DIRECTORS AND NAMED EXECUTIVE OFFICERS
Nassib G. Chamoun(6)....................................     392,156          3.5%          2.8%
J. Breckenridge Eagle(7)................................     210,447          1.9%          1.5%
Lester John Lloyd(8)....................................      50,239            *             *
Stephen E. Coit(9)......................................       8,572            *             *
Edwin M. Kania, Jr.(10).................................   1,533,096         13.9%         10.8%
Donald R. Stanski(11)...................................      40,125            *             *
Terrance McGuire(12)....................................   1,012,143          9.1%          7.1%
J. Neal Armstrong(13)...................................     178,989          1.6%          1.3%
Steven H. Kane(14)......................................     212,322          1.9%          1.5%
Paul J. Manberg(15).....................................      92,219            *             *
All current executive officers and directors as a group
  (14 persons)(16)......................................   3,998,791         35.8%         28.0%

---------------
    * Indicates less than 1%

  (1) Reflects the conversion, simultaneously with the closing of this offering, of all outstanding shares of preferred stock of the Company into an aggregate of 9,313,509 shares of Common Stock. The number of shares of Common Stock deemed outstanding after this offering includes the 3,100,000 shares of Common Stock of the Company being offered for sale in this offering. The persons and entities named in the table have sole voting and investment power with respect to the shares beneficially owned by them, except as noted below. Share numbers include shares of Common Stock issuable pursuant to outstanding options that may be exercised within the 60-day period following July 4, 1998.

 (2) Assumes no exercise of the Underwriters' over-allotment option.

 (3) Mr. Kania, a director of the Company, is a General Partner of One Liberty Partners III, L.P., a General Partner of Liberty III. Mr. Kania disclaims beneficial ownership of the shares held by Liberty III, except to the extent of his pecuniary interest therein.

 (4) Includes 54,829 shares held by Polaris F.F. North Star Ventures directly or indirectly provides investment advisory services to various venture capital funds, including Polaris V.P. and Polaris F.F. The general partner of these funds exercises sole voting and investment power with respect to the shares held by such funds. The principals of North Star Ventures, including Mr. McGuire, a director of the Company, are members of Polaris Venture Management Co., L.L.C. (the General Partner of both Polaris V.P. and Polaris F.F.). As a member of the general partner, Mr. McGuire may be deemed to share voting and investment power for the shares held by the funds. Mr. McGuire disclaims beneficial ownership of all such shares held by all of the aforementioned funds except to the extent of his proportionate pecuniary interests therein.

 (5) Includes 154,203 shares held by Catalyst. New Enterprise Associates IV, Limited Partnership is a General Partner of Catalyst and may be deemed to share voting and investment power with respect to the shares held by Catalyst.

 (6) Includes an aggregate of 16,666 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998. Also includes 50,000 shares of Common Stock held by The Nassib G. Chamoun 1998 Irrevocable Trust, of which Mr. Chamoun disclaims beneficial ownership, and 82,103 shares of Common Stock subject to repurchase by the Company under certain circumstances. Does not include 251,667 shares which will not become exercisable within 60 days of July 4, 1998.

 (7) Includes 35,000 shares of Common Stock held by Jeanne Warren Eagle as Trustee for the Trust for John Warren Eagle, of which Mr. Eagle disclaims beneficial ownership, and 56,056 shares of Common Stock subject to repurchase by the Company under certain circumstances. Does not include 74,500 shares which will not become exercisable within 60 days of July 4, 1998.

 (8) Includes an aggregate of 2,917 shares of Common Stock subject to options which are exercisable within 60 days after July 4 1998 and 7,986 shares of Common Stock subject to repurchase by the Company under certain circumstances. Does not include 7,083 shares which will not become exercisable within 60 days of July 4, 1998.

 (9) Includes 5,000 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998. Does not include 5,000 shares which will not become exercisable within 60 days of July 4, 1998.

(10) Includes 1,528,096 shares held by Liberty III. See Note 3 above. Also includes 5,000 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998. Does not include 5,000 shares which will not become exercisable within 60 days of July 4, 1998.

(11) Includes an aggregate of 20,125 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998. Does not include 24,875 shares which will not become exercisable within 60 days of July 4, 1998.

(12) Includes 952,314 shares held by Polaris V.P. and 54,829 shares held by Polaris F.F. See Note 4 above. Also includes 5,000 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998. Does not include 5,000 shares which will not become exercisable within 60 days of July 4, 1998.

(13) Includes an aggregate of 5,834 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998 and 60,000 shares of Common Stock subject to repurchase by the Company under certain circumstances. Does not include 87,083 shares which will not become exercisable within 60 days of July 4, 1998.

(14) Includes an aggregate of 2,083 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998 and 127,500 shares of Common Stock subject to repurchase by the Company under certain circumstances. Does not include 26,667 shares which will not become exercisable within 60 days of July 4, 1998.

(15) Includes an aggregate of 14,583 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998. Also includes 3,571 shares of Common Stock held by Paul Manberg, as Custodian under the Uniform Transfer to Minors Act, for Shawn Joseph Manberg, 3,571 shares of Common Stock held by Paul Manberg, as Custodian under the Uniform Transfer to Minors Act, for Kate Michelle Manberg and 19,186 shares of Common Stock subject to repurchase by the Company under certain circumstances. Does not include 62,917 shares which will not become exercisable within 60 days of July 4, 1998.

(16) Includes an aggregate of 84,082 shares of Common Stock subject to options which are exercisable within 60 days after July 4, 1998 and 456,722 shares of Common Stock subject to repurchase by the Company under certain circumstances. Does not include 800,730 shares which will not become exercisable within 60 days of July 4, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     As of July 4, 1998, there were outstanding an aggregate of 11,066,474 shares of Common Stock, assuming the conversion of all of the Company's Convertible Preferred Stock, held of record by 145 stockholders.


     Upon closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock and 5,000,000 shares of undesignated preferred stock, $.01 par value per share (the "Preferred Stock"). Immediately after the sale of the 3,100,000 shares of Common Stock offered hereby, there will be 14,174,841 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.


     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, (i) the provisions of the Company's Restated Certificate and amended By-Laws (to be filed and effected, respectively, on or before the closing of this offering) and (ii) the provisions of applicable law.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders. There are no cumulative voting rights. Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company available for distribution to its stockholders, subject to the preferential rights of any then outstanding shares of Preferred Stock. No shares of Preferred Stock will be outstanding immediately following the closing of this offering. The Common Stock outstanding upon the effective date of the Registration Statement, and the shares offered by the Company hereby, upon issuance and sale, will be fully paid and nonassessable.

PREFERRED STOCK

     Upon closing of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The Company believes that the power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and restrict their rights to receive payment upon liquidation and could have the effect of delaying, deferring or preventing a change-in-control of the Company. See "-- Delaware Law and Certain Charter and By-Law Provisions." The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Restated Certificate, which will become effective concurrently with the closing of this offering, provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." The Restated Certificate also provides that, after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate further provides that special meetings of the stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or the Board of Directors. Under the Company's Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Restated Certificate and the Bylaws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Restated Certificate contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has been no public market for the securities of the Company. Upon completion of this offering, there will be 14,174,841 shares of Common Stock of the Company outstanding (assuming no exercise of the Underwriters' over-allotment option or outstanding options of the Company). Of these shares, the 3,100,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SECURITIES


     The remaining 11,074,841 outstanding shares of Common Stock are owned by existing stockholders and are deemed "Restricted Shares" under Rule 144. These shares may not be resold, except pursuant to an effective registration statement or an applicable exemption from registration. Of these remaining shares, approximately 79,000 shares of Common Stock will be eligible for sale under Rules 144 and 701 on the ninety-first day after the effectiveness of this offering. Stockholders of the Company, holding in the aggregate approximately 10,989,000 shares of Common Stock, have agreed to enter into the Lock-up Agreements. At the end of the 180-day period, approximately 11,618,000 shares of Common Stock (including approximately 543,000 shares of Common Stock which may be acquired upon the exercise of outstanding options) will be eligible for sale under Rules 144 and 701.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year from the later of the date such Restricted Shares were acquired from the Company and (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the public market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information concerning the Company. All sales of shares of the Company's Common Stock, including Restricted Shares, held by Affiliates of the Company must be sold under Rule 144, subject to the foregoing volume limitations and other restrictions. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate with the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

     The Company's directors and executive officers and certain of its stockholders have agreed that they will not, without the prior written consent of the representatives of the Underwriters, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of or require the Company to file with the Commission a registration statement under the Securities Act to register any shares of Common Stock or securities convertible or exchangeable for shares of Common Stock or warrants or other rights to acquire shares of Common Stock during the 180-day period following the effective date of the Registration Statement of which this Prospectus is a part.

OPTIONS

     The Company plans to file registration statements under the Securities Act to register an aggregate of approximately 4,000,000 shares of Common Stock issuable under the 1991 Plan, the Incentive Plan, the Purchase Plan and the Director Plan following the 180th day after the date of the Registration Statement of which this Prospectus is a part. Upon registration, such shares will be eligible for immediate resale upon exercise, subject, in the case of Affiliates, to the volume, manner of sale and notice requirements of Rule 144.

REGISTRATION RIGHTS

     Pursuant to the Third Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"), dated as of February 13, 1998, among the Company and certain persons and entities (the "Rightsholders"), the Rightsholders will be entitled, following the offering, to certain rights with respect to the registration under the Securities Act of a total of approximately 9,400,000 shares of Common Stock (the "Registrable Stock"). The Registration Rights Agreement generally provides that, in the event the Company proposes to register (the "Registration") any of its securities under the Securities Act, the Rightsholders shall be entitled to include Registrable Stock in such Registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of shares of Registrable Stock included in such "piggyback" registration period.

     The Rightsholders may, at any time after one year following the date of the closing of this offering and upon the request of holders of not less than 35% of the Registrable Stock then outstanding, require the Company to prepare and file a registration statement under the Securities Act with respect to their shares of Registrable Stock. The Company need effect only three such demand registrations. In addition, at any time after the Company becomes eligible to file a registration statement on Form S-3 (or any successor form), Rightsholders may request the Company to effect a registration on Form S-3 of Registrable Stock having an aggregate offering price of at least $250,000.

EFFECT OF SALES OF SHARES

     Prior to this offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their Representatives, BT Alex. Brown Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Piper Jaffray Inc. have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                 NUMBER
                                                                   OF
UNDERWRITER                                                      SHARES
-----------                                                     ---------
BT Alex. Brown Incorporated.................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Piper Jaffray Inc...........................................
                                                                ---------
          Total.............................................    3,100,000
                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $     per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $     per share to certain other dealers. After the
initial public offering, the public offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 465,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,100,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,100,000 shares are being offered.

     The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act.

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In connection with this offering, the Underwriters and certain other persons participating in this offering may purchase and sell the Common Stock in the open market in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The

Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, and as a result, such price may be higher than the price that might otherwise prevail in the open market. The Underwriters and such other persons are not required to engage in these activities, and may end any of these activities at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "ASPM."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Company hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts, and for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. An investment partnership comprised of certain partners of Hale and Dorr LLP owns an aggregate of 9,107 shares of Common Stock of the Company.

                                    EXPERTS

     The audited financial statements as of December 31, 1996 and 1997 and for the years then ended have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The Company's financial statements for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS


     On December 9, 1996, the Board of Directors approved a recommendation of the Audit Committee to retain Arthur Andersen LLP as its independent public accountants and dismiss Price Waterhouse LLP, the Company's former independent public accountants. The reports of Price Waterhouse LLP on the Company's financial statements for the years ended December 31, 1995 and 1994 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two years ended December 31, 1995 and 1994 and through the date of the change in accountants, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the financial statements for such years. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP regarding accounting principles.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions to these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company intends to distribute to its stockholders annual reports containing audited consolidated financial statements. The Company also intends to make available to its stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                          ASPECT MEDICAL SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................    F-2
Report of Price Waterhouse LLP, Independent Accountants.....    F-3
Balance Sheets as of December 31, 1996 and 1997, July 4,
  1998 (Unaudited) and Pro Forma July 4, 1998 (Unaudited)...    F-4
Statements of Operations for the Years Ended December 31,
  1995, 1996, and 1997 and for the Six Months Ended June 28,
  1997 (Unaudited) and July 4, 1998 (Unaudited).............    F-5
Statements of Stockholders' Equity for the Years Ended
  December 31, 1995, 1996 and 1997 and for the Six Months
  Ended July 4, 1998 (Unaudited)............................    F-6
Statements of Cash Flows for the Years Ended December 31,
  1995, 1996, and 1997 and for the Six Months Ended June 28,
  1997 (Unaudited) and July 4, 1998 (Unaudited).............    F-7
Notes to Financial Statements...............................    F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Aspect Medical Systems, Inc.:

     We have audited the accompanying balance sheets of Aspect Medical Systems, Inc. (a Delaware corporation) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aspect Medical Systems, Inc. as of December 31, 1996 and 1997, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          /s/  Arthur Andersen LLP

Boston, Massachusetts
March 27, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Aspect Medical Systems, Inc.

     In our opinion, the accompanying statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of Aspect Medical Systems, Inc. for the year ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of the Company for any period subsequent to December 31, 1995.

/s/  PRICE WATERHOUSE LLP

Boston, Massachusetts
July 3, 1996

                          ASPECT MEDICAL SYSTEMS, INC.

                                 BALANCE SHEETS


                                                                                                    PRO FORMA
                                                   DECEMBER 31,    DECEMBER 31,      JULY 4,       JULY 4, 1998
                                                       1996            1997            1998          (NOTE 2)
                                                   ------------    ------------    ------------    ------------
                                                                                   (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents......................  $  1,353,920    $    368,507    $  3,300,024    $  3,300,024
  Marketable securities..........................       876,741       4,612,462       6,830,863       6,830,863
  Accounts receivable, net of allowance of
    $50,000, $62,400 and $102,310 at December 31,
    1996, 1997 and July 4, 1998, respectively....       152,440         719,172       1,306,003       1,306,003
  Investment in sales-type leases................        44,676         136,392         531,556         531,556
  Inventory......................................     1,099,837         387,479         951,129         951,129
  Other current assets...........................       137,619         245,962         367,861         367,861
                                                   ------------    ------------    ------------    ------------
         Total current assets....................     3,665,233       6,469,974      13,287,436      13,287,436
Property and equipment, net......................       208,984         923,559       1,896,835       1,896,835
Investment in sales-type leases..................        98,864         209,074         902,213         902,213
Other long-term assets...........................            --              --          38,956          38,956
                                                   ------------    ------------    ------------    ------------
         Total assets............................  $  3,973,081    $  7,602,607    $ 16,125,440    $ 16,125,440
                                                   ============    ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 18)....  $    429,871    $    154,906    $    291,945    $    291,945
  Accounts payable...............................       659,277       1,119,055       1,222,842       1,222,842
  Accrued liabilities............................       724,331       1,500,591       2,933,754       2,933,754
  Deferred revenue...............................       823,000         643,000       1,695,830       1,695,830
                                                   ------------    ------------    ------------    ------------
         Total current liabilities...............     2,636,479       3,417,552       6,144,371       6,144,371
                                                   ------------    ------------    ------------    ------------
Long-term debt (Note 18).........................       270,273         117,680         681,926         681,926
                                                   ------------    ------------    ------------    ------------
Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred Stock, $.01 par value; (pro forma --
    5,000,000 shares authorized, no shares issued
    or outstanding)..............................            --              --              --              --
  Convertible Preferred Stock, $.01 par value;
    18,843,224 shares authorized, 4,207,326,
    7,647,275 and 9,313,509 shares issued and
    outstanding at December 31, 1996 and 1997 and
    July 4, 1998, respectively (liquidation
    preference -- $41,425,301 at July 4, 1998)
    (pro forma -- no shares authorized, issued or
    outstanding).................................    25,891,270      38,726,070      50,299,886              --
  Common Stock, $.01 par value; 14,500,000 shares
    authorized, 93,424, 1,548,027 and 1,752,965
    shares issued and outstanding at December 31,
    1996 and 1997, and July 4, 1998, respectively
    (pro forma -- 40,000,000 shares authorized,
    11,066,474 shares issued and outstanding)....           934          15,480          17,530         110,665
  Additional paid-in capital.....................        31,096         338,970       2,003,907      52,210,658
  Notes receivable from employees and
    directors....................................            --        (273,579)       (306,182)       (306,182)
  Deferred compensation..........................            --              --      (1,459,659)     (1,459,659)
  Unrealized gain (loss) on marketable
    securities...................................          (162)          3,098           3,393           3,393
  Accumulated deficit............................   (24,856,809)    (34,742,664)    (41,259,732)    (41,259,732)
                                                   ------------    ------------    ------------    ------------
         Total stockholders' equity..............     1,066,329       4,067,375       9,299,143       9,299,143
                                                   ------------    ------------    ------------    ------------
         Total liabilities and stockholders'
           equity................................  $  3,973,081    $  7,602,607    $ 16,125,440    $ 16,125,440
                                                   ============    ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                          ASPECT MEDICAL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED
                                           ----------------------------------------   -------------------------
                                                                                       JUNE 28,       JULY 4,
                                              1995          1996           1997          1997          1998
                                           -----------   -----------   ------------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
Revenue..................................  $ 1,067,207   $ 1,388,788   $  3,067,573   $ 1,075,807   $ 4,420,165
Costs and expenses:
  Costs of revenue.......................      704,386     1,095,872      3,601,569     1,380,972     2,662,249
  Research and development...............    2,870,231     2,338,239      2,603,117     1,434,419     1,941,915
  Sales and marketing....................    1,284,880     1,560,635      4,813,505     1,721,239     4,669,543
  General and administrative.............    1,814,850     1,871,071      2,357,695     1,193,788     1,960,271
                                           -----------   -----------   ------------   -----------   -----------
         Total costs and expenses........    6,674,347     6,865,817     13,375,886     5,730,418    11,233,978
                                           -----------   -----------   ------------   -----------   -----------
Loss from operations.....................   (5,607,140)   (5,477,029)   (10,308,313)   (4,654,611)   (6,813,813)
Interest income..........................      145,636       143,675        500,485       246,057       312,857
Interest expense.........................      (84,405)      (63,084)       (78,027)      (38,853)      (16,112)
                                           -----------   -----------   ------------   -----------   -----------
Net loss.................................  $(5,545,909)  $(5,396,438)  $ (9,885,855)  $(4,447,407)  $(6,517,068)
                                           ===========   ===========   ============   ===========   ===========
Net loss per share:
  Basic and diluted......................     $(281.65)      $(57.76)       $(16.23)      $(10.88)       $(6.34)
                                           ===========   ===========   ============   ===========   ===========
  Pro forma basic and diluted............                                    $(1.28)                     $(0.65)
                                                                       ============                 ===========
Shares used in computing net loss per
  share:
  Basic and diluted......................       19,691        93,424        609,026       408,956     1,027,166
  Pro forma basic and diluted............                                 7,707,188                   9,951,283

   The accompanying notes are an integral part of these financial statements.

                          ASPECT MEDICAL SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                    NOTES
                                    CONVERTIBLE PREFERRED       COMMON STOCK                     RECEIVABLE
                                            STOCK            -------------------   ADDITIONAL       FROM
                                   -----------------------                 PAR      PAID-IN       EMPLOYEES       DEFERRED
                                    SHARES       AMOUNT       SHARES      VALUE     CAPITAL     AND DIRECTORS   COMPENSATION
                                   ---------   -----------   ---------   -------   ----------   -------------   ------------
Balance, December 31, 1994.......     49,137   $18,384,462       5,306   $    53   $   11,205     $      --     $        --
 Issuance of common stock........         --            --      87,952       879       16,691            --              --
 Issuance of Series B-1
   convertible preferred stock,
   net of issuance costs of
   approximately $80,000.........  2,075,042     4,069,909          --        --           --            --              --
 Issuance of anti-dilution
   shares........................    357,761            --          --        --           --            --              --
 Issuance of common stock upon
   exercise of common stock
   options.......................         --            --         166         2        3,200            --              --
 Change in unrealized gain (loss)
   on marketable securities......         --            --          --        --           --            --              --
 Net loss........................         --            --          --        --           --            --              --
                                   ---------   -----------   ---------   -------   ----------     ---------     -----------
Balance, December 31, 1995.......  2,481,940    22,454,371      93,424       934       31,096            --              --
 Issuance of Series B-1
   convertible preferred stock,
   net of issuance costs of
   approximately $14,000.........  1,725,386     3,436,899          --        --           --            --              --
 Change in unrealized gain (loss)
   on marketable securities......         --            --          --        --           --            --              --
 Net loss........................         --            --          --        --           --            --              --
                                   ---------   -----------   ---------   -------   ----------     ---------     -----------
Balance, December 31, 1996.......  4,207,326    25,891,270      93,424       934       31,096            --              --
 Issuance of Series C convertible
   preferred stock, net of
   issuance costs of
   approximately $61,000.........  3,439,949    12,834,800          --        --           --            --              --
 Issuance of common stock upon
   exercise of common stock
   options.......................         --            --   1,454,603    14,546      307,874      (273,579)             --
 Change in unrealized gain (loss)
   on marketable securities......         --            --          --        --           --            --              --
 Net loss........................         --            --          --        --           --            --              --
                                   ---------   -----------   ---------   -------   ----------     ---------     -----------
Balance, December 31, 1997.......  7,647,275    38,726,070   1,548,027    15,480      338,970      (273,579)             --
 Issuance of Series D convertible
   preferred stock, net of
   issuance costs of
   approximately $73,000
   (unaudited)...................  1,666,234    11,573,816          --        --           --            --              --
 Issuance of common stock upon
   exercise of common stock
   options(unaudited)............         --            --     204,938     2,050      140,973       (63,000)             --
 Payments on notes receivable
   from employees and directors
   (unaudited)...................         --            --          --        --           --        30,397              --
 Deferred compensation related to
   stock options (unaudited).....         --            --          --        --    1,523,964            --      (1,523,964)
 Amortization of deferred
   compensation related to stock
   options (unaudited)...........         --            --          --        --           --            --          64,305
 Change in unrealized gain (loss)
   on marketable
   securities(unaudited).........         --            --          --        --           --            --              --
 Net loss(unaudited).............         --            --          --        --           --            --              --
                                   ---------   -----------   ---------   -------   ----------     ---------     -----------
Balance, July 4, 1998
 (unaudited).....................  9,313,509   $50,299,886   1,752,965   $17,530   $2,003,907     $(306,182)    $(1,459,659)
                                   =========   ===========   =========   =======   ==========     =========     ===========


                                     UNREALIZED
                                   GAIN (LOSS) ON                      TOTAL
                                     MARKETABLE     ACCUMULATED    STOCKHOLDERS'
                                     SECURITIES       DEFICIT         EQUITY
                                   --------------   ------------   -------------
Balance, December 31, 1994.......     $(21,561)     $(13,914,462)   $ 4,459,697
 Issuance of common stock........           --                --         17,570
 Issuance of Series B-1
   convertible preferred stock,
   net of issuance costs of
   approximately $80,000.........           --                --      4,069,909
 Issuance of anti-dilution
   shares........................           --                --             --
 Issuance of common stock upon
   exercise of common stock
   options.......................           --                --          3,202
 Change in unrealized gain (loss)
   on marketable securities......       23,905                --         23,905
 Net loss........................           --        (5,545,909)    (5,545,909)
                                      --------      ------------    -----------
Balance, December 31, 1995.......        2,344       (19,460,371)     3,028,374
 Issuance of Series B-1
   convertible preferred stock,
   net of issuance costs of
   approximately $14,000.........           --                --      3,436,899
 Change in unrealized gain (loss)
   on marketable securities......       (2,506)               --         (2,506)
 Net loss........................           --        (5,396,438)    (5,396,438)
                                      --------      ------------    -----------
Balance, December 31, 1996.......         (162)      (24,856,809)     1,066,329
 Issuance of Series C convertible
   preferred stock, net of
   issuance costs of
   approximately $61,000.........           --                --     12,834,800
 Issuance of common stock upon
   exercise of common stock
   options.......................           --                --         48,841
 Change in unrealized gain (loss)
   on marketable securities......        3,260                --          3,260
 Net loss........................           --        (9,885,855)    (9,885,855)
                                      --------      ------------    -----------
Balance, December 31, 1997.......        3,098       (34,742,664)     4,067,375
 Issuance of Series D convertible
   preferred stock, net of
   issuance costs of
   approximately $73,000
   (unaudited)...................           --                --     11,573,816
 Issuance of common stock upon
   exercise of common stock
   options(unaudited)............           --                --         80,023
 Payments on notes receivable
   from employees and directors
   (unaudited)...................           --                --         30,397
 Deferred compensation related to
   stock options (unaudited).....           --                --             --
 Amortization of deferred
   compensation related to stock
   options (unaudited)...........           --                --         64,305
 Change in unrealized gain (loss)
   on marketable
   securities(unaudited).........          295                --            295
 Net loss(unaudited).............           --        (6,517,068)    (6,517,068)
                                      --------      ------------    -----------
Balance, July 4, 1998
 (unaudited).....................     $  3,393      $(41,259,732)   $ 9,299,143
                                      ========      ============    ===========


   The accompanying notes are an integral part of these financial statements.

                          ASPECT MEDICAL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED
                                            ---------------------------------------   ---------------------------
                                                                                        JUNE 28,       JULY 4,
                                               1995          1996          1997           1997           1998
                                            -----------   -----------   -----------   ------------   ------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net loss................................  $(5,545,909)  $(5,396,438)  $(9,885,855)  $ (4,447,407)  $ (6,517,068)
  Adjustments to reconcile net loss to net
    cash used for operating activities --
    Depreciation and amortization.........      575,373       189,378       192,571         95,313        160,474
    Provision for doubtful accounts.......           --        43,000        14,333             --         40,000
    Amortization of deferred
      compensation........................           --            --            --             --         64,305
    Changes in assets and liabilities --
      Increase in accounts receivable.....     (188,004)      (92,990)     (437,525)       (67,513)      (626,831)
      (Increase) decrease in inventory....         (214)       61,193       763,483        (64,045)      (563,650)
      Decrease (increase) in other current
        assets............................      121,764       (60,628)     (108,343)      (163,322)      (121,899)
      Increase in investment in sales-type
        leases............................           --            --      (345,466)       (88,306)    (1,088,303)
      Increase in other long-term
        assets............................           --            --            --             --        (38,956)
      (Decrease) increase in accounts
        payable...........................     (100,281)      493,575       459,778       (180,447)       103,787
      Increase (decrease) in accrued
        liabilities.......................      454,407        (4,385)      776,260        633,878      1,433,163
      (Decrease) increase in deferred
        revenue...........................     (121,717)      814,717      (180,000)       136,249      1,052,830
                                            -----------   -----------   -----------   ------------   ------------
        Net cash used for operating
          activities......................   (4,804,581)   (3,952,578)   (8,750,764)    (4,145,600)    (6,102,148)
                                            -----------   -----------   -----------   ------------   ------------
Cash flows from investing activities:
  Acquisition of property and equipment...     (272,270)     (622,384)     (958,271)      (121,318)    (1,133,750)
  Purchases of marketable securities......     (347,820)  (23,953,144)  (65,379,625)   (39,186,351)   (38,316,566)
  Proceeds from sales of marketable
    securities............................    2,800,052    24,045,377    61,647,164     33,021,116     36,098,460
                                            -----------   -----------   -----------   ------------   ------------
        Net cash provided by (used for)
          investing activities............    2,179,962      (530,151)   (4,690,732)    (6,286,553)    (3,351,856)
                                            -----------   -----------   -----------   ------------   ------------
Cash flows from financing activities:
  Principal payments on capital lease
    obligations...........................     (206,646)     (287,616)     (427,558)      (194,265)       (74,546)
  Proceeds from sale leaseback of property
    and equipment.........................      238,996       330,291            --             --             --
  Proceeds from equipment loan............           --            --            --             --        775,831
  Proceeds received from issuance of
    convertible notes.....................      500,000            --            --             --             --
  Proceeds from issuance of convertible
    preferred stock, net of stock issuance
    costs.................................    3,569,909     3,436,899    12,834,800     12,684,800     11,573,816
  Proceeds from issuance of common
    stock.................................       20,772            --        48,841         48,061         80,023
  Payments received on notes receivable
    from employees and directors..........           --            --            --             --         30,397
                                            -----------   -----------   -----------   ------------   ------------
        Net cash provided by financing
          activities......................    4,123,031     3,479,574    12,456,083     12,538,596     12,385,521
                                            -----------   -----------   -----------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents.............................    1,498,412    (1,003,155)     (985,413)     2,106,443      2,931,517
Cash and cash equivalents, beginning of
  period..................................      858,663     2,357,075     1,353,920      1,353,920        368,507
                                            -----------   -----------   -----------   ------------   ------------
Cash and cash equivalents, end of
  period..................................  $ 2,357,075   $ 1,353,920   $   368,507   $  3,460,363   $  3,300,024
                                            ===========   ===========   ===========   ============   ============
Supplemental disclosure of cash flow
  information:
  Interest paid...........................  $   209,404   $    59,000   $    78,000   $     39,000   $     16,000
                                            ===========   ===========   ===========   ============   ============
Supplemental disclosure of noncash
  financing activities:
  Capital lease obligations totaling
    $239,000 and $367,000, including sale
    leaseback transactions, were incurred
    during 1995 and 1996, respectively.
  Convertible notes totaling $500,000 were
    converted into 250,000 shares of
    Series B-1 convertible preferred stock
    in 1995.

   The accompanying notes are an integral part of these financial statements.

                          ASPECT MEDICAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  DESCRIPTION OF OPERATIONS

     Aspect Medical Systems, Inc. (the "Company") develops, manufactures and markets anesthesia monitoring systems that enable anesthesia providers to assess levels of consciousness and administer the appropriate amount of anesthetics during surgery. The BIS System incorporates the Company's proprietary disposable BIS Sensors and the Company's BIS monitors. The Company's latest generation BIS monitor, the A-2000 BIS Monitor, was cleared for marketing by the United States Food and Drug Administration (the "FDA") in February 1998. The BIS System is based on Aspect's patented core technology, the Bispectral Index (the "BIS index"), which is the only FDA cleared, commercially available direct measure of the effects of anesthetics on the brain.

     The Company incurred net losses of $5,545,909, $5,396,438 and $9,885,855 for the years ended December 31, 1995, 1996 and 1997, respectively, and at July 4, 1998 had an accumulated deficit of $41,259,732. Principal risks that may affect the business, results of operations and financial condition of the Company include market acceptance of the Company's technology and products, limited sales and marketing experience, the reliance on a single product family, manufacturing risks, the dependence on single source or limited suppliers, technological risks and other risks.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies used by the Company in the preparation of its financial statements are as follows:

  Interim Financial Statements

     The accompanying balance sheet as of July 4, 1998, statements of operations and cash flows for the six months ended June 28, 1997 and July 4, 1998 and the statement of stockholders' equity for the six months ended July 4, 1998 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation for results of these interim periods. The results of operations for the six months ended July 4, 1998 are not necessarily indicative of results to be expected for the entire year or for any other interim period.

     The Company follows a system of fiscal months as opposed to calendar months. Under this system, the first eleven months of each fiscal year end on a Saturday and the last month of the fiscal year always ends on December 31. All references to the six months ended June 28, 1997 relate to the period from January 1, 1997 to June 28, 1997, and all references to the six months ended July 4, 1998 relate to the period from January 1, 1998 to July 4, 1998.

  Unaudited Pro Forma Presentation

     Under the terms of the Company's agreements with the holders of the convertible preferred stock, all of such preferred stock will be converted automatically into shares of common stock upon the closing of the Company's initial public offering. The unaudited pro forma balance sheet information at July 4, 1998 reflects the conversion of all series of preferred stock into 9,313,509 shares of common stock as if the conversion occurred on July 4, 1998.

  Cash, Cash Equivalents and Marketable Securities

     The Company invests its excess cash in money market accounts, U.S. Treasury bills, high grade commercial paper, and debt obligations of various government agencies. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, the Company has classified all of its investments as available-for-sale at December 31, 1996 and 1997, respectively. The securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

  Revenue Recognition

     Revenue from equipment sales, disposable product sales and sales-type leases are recognized at the time of shipment. Payments received prior to shipment are recorded as deferred revenue. The Company has entered into certain licensing and distribution agreements for which payments received in advance are recorded as deferred revenue. Revenue is recognized as earned per the terms of the respective agreements. The Company provides for the cost of warranty at the time of product shipment.

  Inventory

     Inventory is valued at the lower of cost or estimated market, cost being determined on a first-in, first-out basis.

  Property and Equipment

     Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related equipment. Equipment held under capital leases is stated at the lower of the fair market value of the equipment or the present value of the minimum lease payments at the inception of the lease and is amortized on a straight-line basis over the shorter of the lives of the related assets or the term of the leases. Maintenance and repair expenditures are charged to expense as incurred.

  Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences, utilizing currently enacted tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards.

  Concentration of Credit Risk, Significant Customer and Single or Limited Source Suppliers

     Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable, investment in sales-type lease receivables and investments. To minimize the risk with respect to accounts receivable and investment in sales-type lease receivables, the Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations. The Company maintains cash, cash equivalents and investments with various financial institutions. The Company performs periodic evaluations of the relative credit quality of investments and Company policy is designed to limit exposure to any one institution or type of investment. The primary objective of the Company's investment strategy is the safety of the principal invested.

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     At December 31, 1996 and 1997 and July 4, 1998, accounts receivable from one of the Company's international distributors accounted for approximately 8%, 19% and 23%, respectively, of the total amounts due to the Company. For the years ended December 31, 1995, 1996 and 1997, sales to this customer accounted for approximately 47%, 49% and 35%, respectively, of the Company's total revenue. For the six months ended July 4, 1998, sales to this customer accounted for approximately 17% of total revenue. Effective July 1, 1998, this customer no longer distributes the Company's monitors.

     The Company currently obtains certain key components of its products from single or limited sources. The Company purchases components pursuant to purchase orders rather than long-term supply agreements. The Company has experienced shortages and delays in obtaining certain components of its products in the past. There can be no assurance that the Company will not experience similar delays or shortages in the future. The disruption or termination of the supply of components or a significant increase in the costs of these components from these sources could have a material adverse effect on the Company's business, financial condition and results of operations.

  Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 did not have a material effect on the Company's financial statements, as the only element of comprehensive income impacting the Company is the unrealized gain
(loss) on marketable securities.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The estimated fair market values of the Company's financial instruments, which include marketable securities, accounts receivable, investment in sales-type leases, accounts payable and capital lease obligations, approximate their carrying values.

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(3)  CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Cash and cash equivalents consist of the following:

                                                    DECEMBER 31,
                                               ----------------------      JULY 4,
                                                  1996         1997         1998
                                               ----------    --------    -----------
                                                                         (UNAUDITED)
Cash.........................................  $  369,566    $131,757    $1,071,652
U.S. Government debt securities..............     280,036     236,750       481,962
Corporate debt securities....................     704,318          --     1,746,410
                                               ----------    --------    ----------
                                               $1,353,920    $368,507    $3,300,024
                                               ==========    ========    ==========

     Available-for-sale securities included in marketable securities at December 31, 1996 and 1997 and July 4, 1998 consist of the following:

                                          AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                             COST         GAINS         LOSSES        VALUE
                                          ----------    ----------    ----------    ----------
December 31, 1996 --
  U.S. Government debt securities.......  $  220,929      $   --        $  --       $  220,929
  Corporate debt securities.............     405,974          --         (162)         405,812
  Municipal notes.......................     250,000          --           --          250,000
                                          ----------      ------        -----       ----------
                                          $  876,903      $   --        $(162)      $  876,741
                                          ==========      ======        =====       ==========
December 31, 1997 --
  U.S. Government debt securities.......  $   99,187      $   --        $  --       $   99,187
  Corporate debt securities.............   4,010,177       3,098           --        4,013,275
  Municipal notes.......................     500,000          --           --          500,000
                                          ----------      ------        -----       ----------
                                          $4,609,364      $3,098        $  --       $4,612,462
                                          ==========      ======        =====       ==========
July 4, 1998 -- (unaudited)
  U.S. Government debt securities.......  $1,003,374      $1,166        $  --       $1,004,540
  Corporate debt securities.............   3,624,427          --         (823)       3,623,604
  Municipal notes.......................   2,199,669       3,050           --        2,202,719
                                          ----------      ------        -----       ----------
                                          $6,827,470      $4,216        $(823)      $6,830,863
                                          ==========      ======        =====       ==========

     The amortized cost and estimated fair value of investments in debt securities at July 4, 1998, by contractual maturity, were as follows:

                                                                           ESTIMATED
                                                                              FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Maturing in one year or less................................  $3,629,113   $3,629,983
Maturing in one to two years................................   3,198,357    3,200,880
                                                              ----------   ----------
                                                              $6,827,470   $6,830,863
                                                              ==========   ==========

     The cost of securities sold is determined based on the specific identification method for purposes of recording realized gains and losses. Gross realized gains and losses on the sales of investments have not been material to the Company's financial statements.

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(4)  INVESTMENT IN SALES-TYPE LEASES

     The Company leases equipment to customers under sales-type leases. The components of the Company's net investment in sales-type leases are as follows:

                                                      DECEMBER 31,
                                                 ----------------------      JULY 4,
                                                   1996        1997           1998
                                                 --------   -----------    -----------
                                                                           (UNAUDITED)
Total minimum lease payments receivable......    $186,770    $505,474      $2,449,252
  Less -- unearned interest..................      43,230     160,008       1,015,483
                                                 --------    --------      ----------
Net investment in sales-type leases..........     143,540     345,466       1,433,769
  Less -- current portion....................      44,676     136,392         531,556
                                                 --------    --------      ----------
                                                 $ 98,864    $209,074      $  902,213
                                                 ========    ========      ==========

     Future minimum lease payments due under noncancelable leases as of December 31, 1997 are as follows:

YEAR ENDING
-----------
1998........................................................    $222,565
1999........................................................     165,443
2000........................................................      79,455
2001........................................................      21,554
2002........................................................      16,457
                                                                --------
                                                                $505,474
                                                                ========

(5)  INVENTORY

     Inventory consists of the following:

                                                    DECEMBER 31,
                                               ----------------------      JULY 4,
                                                  1996         1997         1998
                                               ----------    --------    -----------
                                                                         (UNAUDITED)
Raw materials................................  $  363,205    $322,636     $626,049
Work-in-progress.............................      59,928          --           --
Finished goods...............................     676,704      64,843      325,080
                                               ----------    --------     --------
                                               $1,099,837    $387,479     $951,129
                                               ==========    ========     ========

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                     USEFUL LIFE           ----------------------     JULY 4,
                                       IN YEARS              1996         1997         1998
                              --------------------------   ---------   ----------   -----------
                                                                                    (UNAUDITED)
Computer equipment..........              3                $ 454,414   $  707,071   $1,211,970
Construction in progress....              --                      --      490,194      369,870
Machinery and equipment.....            3 - 5                     --      152,735      383,549
Furniture and fixtures......              3                  123,039      133,114      375,140
                              Shorter of the life of the
                                lease or the estimated
Leasehold improvements......    remaining useful life             --        1,485      270,192
                                                           ---------   ----------   ----------
                                                             577,453    1,484,599    2,610,721
Accumulated depreciation and
  amortization..............                                (368,469)    (561,040)    (713,886)
                                                           ---------   ----------   ----------
                                                           $ 208,984   $  923,559   $1,896,835
                                                           =========   ==========   ==========

     At December 31, 1996, 1997 and April 4, 1998, property and equipment held under capital leases totaled approximately $521,651. Accumulated amortization of these assets totaled approximately $365,515 and $458,988 at December 31, 1996 and 1997, respectively, and $484,769 at July 4, 1998.

     During 1995 and 1996, the Company entered into sale-leaseback transactions. The Company received proceeds of approximately $239,000 and $330,000 during 1995 and 1996, respectively, from the sale of these assets. No gain was recorded during 1995 as the net book value of the assets sold approximated the proceeds received. A gain of approximately $99,000 relating to the sale-leaseback transaction was deferred in 1996 and is being amortized over the term of the respective lease.

(7)  INCOME TAXES

     Deferred income tax assets consist of the following:

                                                               DECEMBER 31,
                                                       ----------------------------
                                                           1996            1997
                                                       ------------    ------------
Net operating loss carryforwards.....................  $  9,009,000    $ 12,254,000
Tax credit carryforwards.............................     1,038,000       1,119,000
Other................................................       315,000         782,000
                                                       ------------    ------------
     Gross deferred tax assets.......................    10,362,000      14,155,000
     Valuation allowance.............................   (10,362,000)    (14,155,000)
                                                       ------------    ------------
     Net deferred tax asset..........................  $         --    $         --
                                                       ============    ============

     The Company has provided a full valuation allowance against its gross deferred tax assets at December 31, 1996 and 1997 because the future realizability of such asset is uncertain. Should the Company achieve profitability in the future, various components of the gross deferred tax assets would be available to offset future income tax liabilities and expenses.

     The Company has net operating loss and research and development tax credit carryforwards for federal income tax purposes of approximately $30,430,000 and $1,119,000, respectively, at December 31, 1997 that will expire commencing in the year 2002 through the year 2012 if not utilized.

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The net operating loss and research and development tax credit carryforwards are subject to review by the Internal Revenue Service. Ownership changes, as defined in the Internal Revenue Code, may limit the amount of these tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company's value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years.

(8)  STOCKHOLDERS' EQUITY

  Authorized Capital Stock

     As of December 31, 1997, the Company's authorized capital stock consisted of 10,600,000 shares of common stock, $.01 par value, and 7,707,326 shares of preferred stock, $.01 par value. Of the 7,707,326 shares of preferred stock, 406,898 shares are designated Series A-1 convertible preferred stock, 3,800,428 shares are designated Series B-1 convertible preferred stock and 3,500,000 shares are designated Series C convertible preferred stock.

     In February 1998, the Company restated its Certificate of Incorporation. As a result, the authorized capital stock increased to 14,500,000 shares of common stock, $.01 par value, and 18,843,224 shares of preferred stock, $.01 par value. Of the 18,843,224 shares of preferred stock, 406,898 shares are designated Series A-1 convertible preferred stock, 3,800,428 shares are designated Series B-1 convertible preferred stock, 3,500,000 shares are designated Series C convertible preferred stock, 1,714,286 shares are designated Series D convertible preferred stock, 406,898 shares are designated Series A-2 convertible preferred stock, 3,800,428 shares are designated Series B-2 convertible preferred stock, 3,500,000 shares are designated Series C-2 convertible preferred stock and 1,714,286 shares are designated Series D-2 convertible preferred stock.

     Upon the closing of the Company's initial public offering, the authorized capital stock of the Company will consist of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock, the terms of which will not be designated.

  Convertible Preferred Stock

     Convertible preferred stock outstanding consists of the following:

                                                          DECEMBER 31,
                                                    -------------------------     JULY 4,
                                                       1996          1997          1998
                                                    -----------   -----------   -----------
                                                                                (UNAUDITED)
Series A-1 convertible preferred stock; 406,898
  shares issued and outstanding, at issuance
  price, net of issuance costs....................  $18,384,462   $18,384,462   $18,384,462
Series B-1 convertible preferred stock; 3,800,428
  shares issued and outstanding, at issuance
  price, net of issuance costs....................    7,506,808     7,506,808     7,506,808
Series C convertible preferred stock; 3,439,949
  shares issued and outstanding, at issuance
  price, net of issuance costs....................           --    12,834,800    12,834,800
Series D convertible preferred stock; 1,666,234
  shares issued and outstanding, at issuance
  price, net of issuance costs....................           --            --    11,573,816
                                                    -----------   -----------   -----------
                                                    $25,891,270   $38,726,070   $50,299,886
                                                    ===========   ===========   ===========

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     In November 1995 and June 1996, the Company sold 2,075,042 and 1,725,386 shares, respectively, of Series B-1 convertible preferred stock in a private placement, for total net proceeds of $7,506,808 including the conversion of $500,000 of notes payable to certain stockholders that were issued in 1995. As a result of anti-dilution provisions associated with this transaction and an associated recapitalization of the Company, certain preferred stockholders received an additional 357,761 shares of Series A-1 convertible preferred stock.

     In 1997, the Company issued 3,439,949 shares of Series C convertible preferred stock for net proceeds of $12,834,800.

     In February 1998, the Company issued 1,666,234 shares of Series D convertible preferred stock for net proceeds of $11,573,816.

     The rights and preferences of the Company's convertible preferred stock are as follows:

  Voting Rights

     Except as set forth in the Certificate of Incorporation, the holders of the preferred stock vote together with the holders of common stock as a single class on all matters. Each preferred stockholder is entitled to the number of votes equal to the number of whole shares of common stock into which such stockholder's shares are convertible.

  Conversion

     Each preferred share is convertible into common stock at the option of the stockholder or automatically upon the closing of a public offering of the Company's common stock at a price per common share equal to or exceeding $12.00, and that results in gross proceeds to the Company of at least $20,000,000. The number of shares of common stock into which holders of the preferred stock shall be entitled upon conversion is one-for-one, subject to adjustment for certain dilutive events.

  Liquidation, Dissolution or Winding Up of the Company

     In the event of any liquidation, dissolution or winding up of the Company, the Series A-1 convertible preferred stockholders will receive $22.76 per share, the Series B-1 convertible preferred stockholders will receive $2.00 per share, the Series C convertible preferred stockholders will receive $3.75 per share and the Series D convertible preferred stockholders will receive $7.00 per share. In the case where the remaining assets of the Company available for distribution are insufficient to pay the preferred stockholders the full amount they are entitled to, the preferred stockholders shall share ratably in any distribution of the assets. Any amounts available after these distributions are to be distributed to the holders of common stock.

  Dividends

     The holders of the preferred stock are entitled to dividends when and if declared by the Board of Directors.

  Common Stock


     At July 4, 1998, the Company has reserved approximately 9,313,509 shares of common stock for issuance upon conversion of the preferred stock and 1,900,459 shares of common stock for issuance under the Company's stock option plans. On July 8, 1998, the Company reserved an additional

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2,150,000 shares of common stock for issuance under the Company's stock option plans and employee stock purchase plan (see Note 9).

(9)  STOCK OPTION PLANS

  1991 Restated Stock Option Plan


     The Company's 1991 Restated Stock Option Plan (the "1991 Plan") provides for the granting, at the discretion of the Board of Directors, of options for the purchase of up to 3,460,000 shares of common stock to employees, directors and advisors. Option prices are determined by the Board of Directors. On July 8, 1998, the Board of Directors decreased the number of shares authorized for issuance upon exercise of stock options under the 1991 Plan to 3,360,000.


     A summary of plan activity is as follows:

                                                                                   WEIGHTED
                                                 NUMBER OF     OPTION PRICE     AVERAGE OPTION
                                                   SHARES        PER SHARE      PRICE PER SHARE
                                                 ----------   ---------------   ---------------
Outstanding, December 31, 1994.................      14,151   $16.67 - $45.83       $31.02
  Granted......................................   1,106,532      .20 -  45.83          .22
  Exercised....................................        (166)   16.67 -  45.83        16.91
  Canceled.....................................     (14,507)   16.67 -  45.83        34.78
                                                 ----------   ---------------       ------
Outstanding, December 31, 1995.................   1,106,010      .20 -  45.83          .32
  Granted......................................     451,002               .20          .20
  Exercised....................................          --                --           --
  Canceled.....................................        (939)              .20          .20
                                                 ----------   ---------------       ------
Outstanding, December 31, 1996.................   1,556,073      .20 -  45.83          .28
  Granted......................................   1,046,532      .20 -    .80          .66
  Exercised....................................  (1,460,450)     .20 -   .375          .22
  Canceled.....................................     (71,529)     .20 -   .375          .20
                                                 ----------   ---------------       ------
Outstanding, December 31, 1997.................   1,070,626      .20 -  45.83          .74
  Granted (unaudited)..........................     416,796      .80 -  11.05         5.00
  Exercised (unaudited)........................    (204,938)     .20 -    .80          .70
  Canceled (unaudited).........................     (10,115)     .20 -  45.83          .57
                                                 ----------   ---------------       ------
Outstanding, July 4, 1998 (unaudited)..........   1,272,369     $.20 - $45.83       $ 2.04
                                                 ==========   ===============       ======
Exercisable, December 31, 1995.................     306,695     $.20 - $45.83       $  .53
Exercisable, December 31, 1996.................   1,347,642     $.20 - $45.83       $  .29
Exercisable, December 31, 1997.................     170,747     $.20 - $45.83       $  .96
Exercisable, July 4, 1998 (unaudited)..........     260,353     $.20 - $45.83       $  .52


     Subsequent to July 4, 1998, the Company granted stock options to purchase 430,098 shares of common stock at an exercise price of $11.05 per share, and stock options to purchase 8,367 shares of common stock with exercise prices ranging from $.375 to $2.80 per share were exercised.


     During 1997 and 1998, employees and directors exercised stock options to purchase an aggregate of 1,407,970 shares and 87,500 shares, respectively, of restricted common stock. The shares are subject to repurchase by the Company, at prices ranging from $.20 to $.80 per share. The payment for the restricted common stock was in the form of cash of $45,735 and full recourse notes of $336,579 payable to the Company.

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


     In the event that any employee holding shares of restricted Common Stock ceases to be employed by the Company, the Company has the right to repurchase such shares for 90 days at a price equal to the original exercise price. The shares generally vest over two to four years from the initial grant date, provided that the holder continues to be employed by the Company. As the shares of restricted Common Stock vest, they cease to be subject to a repurchase right by the Company. As of July 4, 1998, an aggregate of 531,484 shares remain subject to repurchase.


     Stock options and restricted common stock granted under the 1991 Plan generally vest over two to four years and provide for acceleration of vesting upon a change of control of the Company.

   A summary of outstanding and exercisable options as of July 4, 1998 is as follows:

                                            WEIGHTED
                                             AVERAGE
                                            REMAINING
                 EXERCISE      NUMBER      CONTRACTUAL     NUMBER
                  PRICE      OUTSTANDING      LIFE       EXERCISABLE
               ------------  -----------   -----------   -----------
                  $ 0.20        203,066       7.84         140,461
                    0.375       113,886       8.87          31,877
                    0.80        603,682       9.28          77,815
                    2.80        163,365       9.78           9,980
                    7.00        125,000       9.95               0
                   11.05         63,150       9.95               0
                   16.67            207       2.12             207
                   45.83             13       2.50              13
               ------------   ---------       ----         -------
               $0.20-$45.83   1,272,369       9.19         260,353


     In connection with certain stock option grants, the Company recorded deferred compensation of approximately $1,356,000, which represents the aggregate difference between the estimated fair market value of the common stock and the exercise price of the options. This deferred compensation will be recognized as compensation expense over the vesting term of the options.


     In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of income or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company has computed the value of options granted in 1995, 1996 and 1997 using the Black-Scholes option-pricing model prescribed by SFAS No. 123. The following table shows the weighted average assumptions used in the applicable periods and the weighted average fair market value of the options granted in each period.

                                                                         SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,         -----------------------
                                -----------------------------------    JUNE 28,     JULY 4,
                                  1995         1996         1997         1997         1998
                                ---------   ----------   ----------   ----------   ----------
Risk-free interest rate.......  5.9%-6.2%    6.4%-6.8%   6.5%-6.75%    6.4%-6.8%   5.1%-6.75%
Expected dividend yield.......         --           --           --           --           --
Expected life.................    7 years      7 years      7 years      7 years      7 years
Expected volatility...........         60%          60%          60%          60%          60%
Weighted average fair market
  value of options granted....  $     .16   $      .15   $      .48   $      .27   $     4.46

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Had compensation cost for these options been determined consistent with SFAS No. 123, the Company's net loss and pro forma net loss per common share would have been increased to the following pro forma amounts:

                                                                              SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,            -------------------------
                               ----------------------------------------    JUNE 28,       JULY 4,
                                  1995          1996           1997          1997          1998
                               -----------   -----------   ------------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
Net loss
  As reported................  $(5,545,909)  $(5,396,438)  $ (9,885,855)  $(4,447,407)  $(6,517,068)
                               ===========   ===========   ============   ===========   ===========
  Pro forma..................  $(5,590,110)  $(5,457,382)  $(10,073,236)  $(4,541,097)  $(6,676,033)
                               ===========   ===========   ============   ===========   ===========
Basic and diluted net loss
  per common share
  As reported................     $(281.65)      $(57.76)       $(16.23)      $(10.88)       $(6.34)
                               ===========   ===========   ============   ===========   ===========
  Pro forma..................     $(283.89)      $(58.42)       $(16.54)      $(11.10)       $(6.50)
                               ===========   ===========   ============   ===========   ===========
Pro forma basic and diluted
  net loss per common share
  As reported................                                    $(1.28)                     $(0.65)
                                                           ============                 ===========
  Pro forma..................                                    $(1.31)                     $(0.67)
                                                           ============                 ===========

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Also, because options vest over several years and the Company expects to grant options in future years, the above pro forma results of applying the provisions of SFAS No. 123 are not necessarily representative of the pro forma results in future years.

  1998 Stock Incentive Plan


     The Company's 1998 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors on July 8, 1998, subject to stockholder approval, and is intended to replace the 1991 Plan. The Board of Directors has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. The Incentive Plan provides for the granting, at the discretion of the Compensation Committee, of options for the purchase of up to 2,100,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) to employees, directors and advisors. Option prices are determined by the Compensation Committee, but cannot be less than 100% of fair market value for incentive stock options (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company).


  1998 Employee Stock Purchase Plan


     On July 8, 1998, the Company's 1998 Employee Stock Purchase Plan ("Purchase Plan") was adopted by the Board of Directors, subject to stockholder approval. The Purchase Plan allows

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

eligible employees the right to purchase common stock at the lower of 85% of the closing price per share of common stock on the first or last day of the offering period. Each offering period is six months. An aggregate of 150,000 shares of common stock have been reserved for issuance pursuant to the Purchase Plan.

  1998 Director Stock Option Plan


     In February 1998, the Company adopted the 1998 Director Stock Option Plan ("Director Plan"). Under the terms of this plan, directors of the Company who are not employees of the Company are eligible to receive nonstatutory options to purchase shares of common stock. A total of 100,000 shares of common stock may be issued upon exercise of options under this plan. The initial options granted under the Director Plan are exercisable as to 50% of the option as of the date of grant and as to one-sixth of the shares on the first, second and third anniversaries of the date of grant, provided that the optionee continues to serve as a director and provide for the acceleration of vesting upon a change of control of the Company. Additional options granted will be exercisable in three equal annual installments on each of the first, second and third anniversaries of the date of grant, provided that the optionee continues to serve as a director. Options granted under the Director Plan terminate on the earlier of
(i) ten years from the date of grant, or (ii) sixty days after the optionee ceases to serve as a director. In April 1998, options to purchase 40,000 shares were granted under this plan at an exercise price of $2.80, of which 20,000 shares are exercisable at July 4, 1998. In connection with these grants, the Company recorded deferred compensation of approximately $168,000 which represented the difference between the estimated fair market value of the common stock and the exercise price of the options. This deferred compensation will be recognized as compensation expense over the vesting term of the options.


(10)  NET LOSS PER SHARE

     The Company follows Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. Basic net loss per share represents net loss available to common stockholders divided by the weighted average number of common shares outstanding. The Company has excluded all shares of restricted common stock that are subject to repurchase by the Company from the weighted average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share for the Company, because all stock options and convertible preferred stock have been excluded from the calculation. Inclusion of stock issuable pursuant to the exercise of stock options and the conversion of convertible preferred stock would be antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB 98"), and concluded that there are no nominal issuances of common stock or common stock equivalents which would be required to be shown as outstanding for all periods as outlined in SAB 98. Pro forma net loss per share includes the weighted average common shares outstanding and reflects the automatic conversion of all convertible preferred stock into common stock upon completion of the Company's initial public offering based on the original issuance date using the "if-converted" method.

(11)  DISTRIBUTION AND LICENSING AGREEMENTS

     The Company has entered into various distribution, licensing and royalty agreements relating to its monitor products with distributors covering the international market. These agreements have terms ranging from three to ten years. In connection with these agreements, approximately $823,000 and $643,000 in revenue was deferred as of December 31, 1996 and 1997, respectively, and approximately $1,520,500 was deferred as of July 4, 1998. The deferred revenue relates to

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

prepayments for monitoring systems under minimum purchase obligations and also includes prepaid license and royalty fees. The deferred revenue will be recognized upon product shipment and as license and royalty fees are earned. License and royalty fees are related to future technological developments and will be recognized upon shipment of units incorporating this technology.

(12)  401(k) SAVINGS PLAN

     The Company has a 401(k) savings plan in which substantially all employees can participate. Employer contributions are at the discretion of the Board of Directors and vest ratably over five years. The Company made no contributions to the plan during the years ended December 31, 1995, 1996 and 1997.

(13)  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office space under an operating lease and certain equipment under capital leases. Rent expense was approximately $328,000, $335,000 and $346,000 in 1995, 1996 and 1997, respectively. Future gross minimum lease commitments as of December 31, 1997 are as follows:

                                                       OPERATING LEASES    CAPITAL LEASES
                                                       ----------------    --------------
1998.................................................     $  406,298          $169,016
1999.................................................        397,528           135,960
2000.................................................        331,273                --
                                                          ----------          --------
Total minimum lease payments.........................     $1,135,099           304,976
                                                          ==========
Less -- Amount representing interest.................                           32,390
                                                                              --------
Present value of obligations under capital leases....                          272,586
Less -- Current portion..............................                          154,906
                                                                              --------
                                                                              $117,680
                                                                              ========

  Subleases

     During 1995, 1996 and 1997, the Company had a sublease agreement whereby a portion of existing office space was leased to a third party under an operating lease. Rental income for 1995, 1996 and 1997 approximated $15,000, $129,000 and $113,000, respectively. This agreement expired in 1997.

(14)  OTHER RELATED PARTY TRANSACTIONS

     In addition to the transactions discussed in Note 9, during 1997 the Company loaned a total of $107,000 to certain employees of the Company. The loans are evidenced by promissory notes bearing interest with rates ranging from 6.42% to 8% per annum. The outstanding balance on these notes at December 31, 1997 and July 4, 1998 was approximately $105,000 and $92,000, respectively.

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(15)  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                    DECEMBER 31,
                                               ----------------------      JULY 4,
                                                 1996         1997          1998
                                               --------    ----------    -----------
                                                                         (UNAUDITED)
Payroll and payroll-related..................  $ 80,163    $  375,121    $  642,460
Other........................................   644,168     1,125,470     2,291,294
                                               --------    ----------    ----------
                                               $724,331    $1,500,591    $2,933,754
                                               ========    ==========    ==========

(16)  FINANCIAL INFORMATION BY GEOGRAPHIC AREA

     Revenues by geographic destination and as a percentage of total revenues are as follows:

                              YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED
                       --------------------------------------    -------------------------------
                          1995          1996          1997       JUNE 28, 1997     JULY 4, 1998
                       ----------    ----------    ----------    --------------    -------------
                                                                  (UNAUDITED)       (UNAUDITED)
GEOGRAPHIC AREA BY
DESTINATION
  Domestic...........  $  563,857    $  699,362    $1,881,409      $  640,104       $3,794,447
  International......     503,350       689,426     1,186,164         435,703          625,718
                       ----------    ----------    ----------      ----------       ----------
                       $1,067,207    $1,388,788    $3,067,573      $1,075,807       $4,420,165
                       ==========    ==========    ==========      ==========       ==========

                                       YEAR ENDED DECEMBER 31,              SIX MONTHS ENDED
                                      -------------------------     --------------------------------
                                      1995      1996      1997      JUNE 28, 1997      JULY 4, 1998
                                      -----     -----     -----     --------------     -------------
                                                                     (UNAUDITED)        (UNAUDITED)
GEOGRAPHIC AREA BY DESTINATION
  Domestic..........................    53%       51%       61%           60%                86%
  International.....................    47        49        39            40                 14
                                       ---       ---       ---           ---                ---
                                       100%      100%      100%          100%               100%
                                       ===       ===       ===           ===                ===

(17)  VALUATION AND QUALIFYING ACCOUNTS

     The following table sets forth activity in the Company's allowance for doubtful accounts:

                                            BALANCE AT                                 BALANCE AT
                                           BEGINNING OF    CHARGES TO                    END OF
                                              PERIOD        EXPENSES     DEDUCTIONS      PERIOD
                                           ------------    ----------    ----------    ----------
Year Ended --
  December 31, 1995......................    $ 8,000        $    --        $1,000       $ 7,000
  December 31, 1996......................      7,000         43,000            --        50,000
  December 31, 1997......................     50,000         14,333         1,933        62,400
Six months ended July 4, 1998............     62,400         40,000            90       102,310

(18)  LOAN AGREEMENT

     In June 1998, the Company entered into a loan agreement with a commercial bank. Under the terms of this loan agreement, the Company may borrow up to $5.0 million for working capital and equipment. The amount available to the Company under the working capital portion of the loan agreement is based upon a percentage of the Company's outstanding accounts receivable. The outstanding principal under the working capital portion of the loan agreement is due and payable in

                          ASPECT MEDICAL SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

December 1999. Interest on the working capital portion of the loan agreement is at the prime rate plus .5% until September 30, 1998 whereby it becomes the prime rate plus .25%.

     The principal amount outstanding under the equipment portion of the loan agreement is due in 36 equal monthly installments commencing in January 1999. Interest on the equipment loan portion of the loan agreement is at the prime rate plus 1.0% up to and including the closing date of the Company's initial public offering. After the closing of the Company's initial public offering, the interest rate becomes the prime rate.

     The loan agreement contains certain restrictive covenants that require the Company to maintain minimum liquidity or debt service coverage ratios. The agreement also restricts the Company from declaring and paying cash dividends.

     At July 4, 1998, approximately $776,000 was outstanding under the equipment portion of the loan agreement. There were no outstanding balances under the working capital portion of the loan agreement at July 4, 1998.

                       [INSIDE BACK COVER OF PROSPECTUS]

     Each year, approximately 29 million patients in the United States and more than 35 million patients in Europe and Japan receive anesthesia for surgical procedures. Aspect's clinically validated BIS index assists the anesthesia provider in assessing levels of consciousness and administering appropriate amounts of anesthetics.

     [Photograph depicting an anesthesia provider sitting next to a patient being monitored with the Company's BIS monitor product.]

     Benefits of BIS monitoring demonstrated by the Company in a 302-patient prospective, randomized, controlled clinical utility trial include:

     - more controlled and cost-effective dosing of anesthetic drugs

     - faster and more predictable recovery from anesthesia

     - improved quality of recovery

     [Photograph depicting a patient sitting in a chair holding a beverage.]

     Other studies have shown that, when appropriate levels of anesthesia are administered, patients are more likely to meet criteria for bypassing the PACU following ambulatory surgery and proceeding immediately to the less costly step-down recovery area.

                                          [Company Logo]

 ===============================================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL TO, OR SOLICITATION OF, ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Financial Information........   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   24
Management............................   39
Certain Transactions..................   47
Principal Stockholders................   49
Description of Capital Stock..........   52
Shares Eligible for Future Sale.......   54
Underwriting..........................   56
Legal Matters.........................   57
Experts...............................   57
Change in Independent Public
  Accountants.........................   57
Additional Information................   58
Index to Financial Statements.........  F-1

                            ------------------------

  UNTIL                , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===============================================================================

                               3,100,000 Shares


                        [ASPECT MEDICAL SYSTEMS LOGO]


                                 Common Stock


                              -------------------

                                   PROSPECTUS

                              -------------------


                                 BT Alex. Brown

                              Merrill Lynch & Co.

                               Piper Jaffray Inc.



                                          , 1998

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee........................................    $ 15,776
NASD filing fee.............................................       5,848
Nasdaq National Market listing fee..........................      88,500
Blue Sky fees and expenses..................................      10,000
Transfer Agent and Registrar fees...........................       5,500
Accounting fees and expenses................................     250,000
Legal fees and expenses.....................................     300,000
Printing and mailing expenses...............................     130,000
Miscellaneous...............................................      44,376
                                                                --------
          Total.............................................    $850,000
                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under Section 8 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order is information regarding shares of Common Stock and Preferred Stock issued and options granted by the Company since July 1, 1995. Further included is the consideration, if any, received by the Company for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     Certain of the transactions described below involved directors, officers and 5% Stockholders of the Company. See "Certain Transactions."

     The Company's Amended and Restated 1991 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders of the Company in April 1991, and the Company's 1998 Director Stock Option Plan was adopted by the Board of Directors and approved by the stockholders of the Company in February 1998. As of July 4, 1998, options to purchase 1,665,961 of Common Stock had been exercised for an aggregate consideration of $598,327 and options to purchase 1,312,369 of Common Stock, at a weighted average exercise price of $2.07 per share, were outstanding under such plans.

     In November 1995, the Company issued and sold 104 shares of its Common Stock to LTI Ventures Leasing Corp. at a purchase price of $2.00 per share in connection with the execution of a Master Lease Agreement.

     On November 2, 1995 and June 28, 1996, the Company issued and sold an aggregate of 3,800,428 shares of its Series B-1 Convertible Preferred Stock to a group of investors at a purchase price of $2.00 per share.

     On February 26, 1997, August 8, 1997 and October 7, 1997, the Company issued and sold an aggregate of 3,439,949 shares of its Series C Convertible Preferred Stock to a group of investors at a purchase price of $3.75 per share.

     On February 13, 1998, the Company issued and sold an aggregate of 1,666,234 shares of its Series D Convertible Preferred Stock to a group of investors at a purchase price of $7.00 per share.

     The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from Securities Act registration set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or
(ii) in the case of certain options to purchase shares of Common Stock and shares of Common Stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 1*        Form of Underwriting Agreement.
 3.1*      Third Restated Certificate of Incorporation of the Company.
 3.2*      Form of Certificate of Amendment to Third Restated
           Certificate of Incorporation of the Company (to be filed
           with the Secretary of State of the State of Delaware
           immediately prior to the effectiveness of this Registration
           Statement).
 3.3*      Form of Restated Certificate of Incorporation of the Company
           (to be filed with the Secretary of State of the State of
           Delaware upon the closing of the offering to which this
           Registration Statement relates).
 3.4*      By-Laws of the Company, as amended.
 3.5*      Form of Amended and Restated By-Laws of the Company (to be
           effective upon the closing of the offering to which this
           Registration Statement relates).
 4.1       Specimen certificate for shares of Common Stock, $.01 par
           value, of the Company.
 5         Opinion of Hale and Dorr LLP.
10.1*      1998 Director Stock Option Plan, as amended.
10.2       [Intentionally left blank.]
10.3+*     International Distribution Agreement, dated as of January
           21, 1998, by and between the Company and Nihon Kohden
           Corporation.
10.4+*     International License Agreement, dated as of January 21,
           1998, by and between the Company and Nihon Kohden
           Corporation.
10.5*      Trademark License Agreement, dated May 25, 1994, between
           Aspect Electronics, Inc. and the Company.
10.6+*     License Agreement, dated as of October 31, 1995, between
           Siemens Medical Systems, Inc. and the Company.
10.7*      Property Lease at 2 Vision Drive between the Company and
           Vision Drive, Inc., successor in interest to Natick
           Executive Park Trust No. 2, dated September 8, 1994, as
           amended, together with Subordination, Non-Disturbance and
           Attornment Agreement between the Company and Teachers
           Insurance Association of America, dated June 15, 1995.
10.8*      Lease Extension Agreement, dated as of August 7, 1997,
           between Vision Drive, Inc. and the Company.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.9*      Loan Agreement, dated as of June 22, 1998, between the
           Company and Imperial Bank, together with Revolving Loans
           Promissory Note, dated June 22, 1998, made in favor of
           Imperial Bank by the Company, Equipment Loans Promissory
           Note, dated June 22, 1998, made in favor of Imperial Bank by the Company, Security Agreement, dated as of June 22, 1998, between the Company and Imperial Bank, Trademark Collateral
           Security and Pledge Agreement, dated as of June 22, 1998,
           between the Company and Imperial Bank, Patent Collateral
           Security and Pledge Agreement, dated as of June 22, 1998,
           between the Company and Imperial Bank and Agreement to
           Provide Insurance, dated June 22, 1998, between the Company and Imperial Bank.
10.10*     Promissory Note, dated February 18, 1997, as amended on
           April 14, 1997, made in favor of the Company by Nassib G.
           Chamoun, together with Pledge Agreement, dated as of
           February 18, 1997, as amended on April 14, 1997, between
           Nassib G. Chamoun and the Company.
10.11*     Promissory Note, dated May 1, 1997, made in favor of the
           Company by Nassib G. Chamoun, together with Pledge
           Agreement, dated as of May 1, 1997, between Nassib G.
           Chamoun and the Company.
10.12*     Promissory Note, dated May 1, 1997, made in favor of the
           Company by Nassib G. Chamoun, together with Pledge
           Agreement, dated as of May 1, 1997, between Nassib G.
           Chamoun and the Company.
10.13*     Form of Promissory Note made in favor of the Company by
           certain directors and executive officers, together with Form of Pledge Agreement between the Company and certain
           directors and executive officers.
10.14*     Promissory Note, dated September 24, 1997, made in favor of the Company by Jeffrey Barrett.
10.15*     Promissory Note, dated April 10, 1998, made in favor of the
           Company by Jeffrey Barrett, together with Pledge Agreement, dated as of April 10, 1998, between Jeffrey Barrett and the
           Company.
10.16*     Series D Convertible Preferred Stock Purchase Agreement
           dated February 13, 1998 by and among the Company and the
           several purchasers named on Schedule I thereto.
10.17*     Third Amended and Restated Right of First Refusal and
           Co-Sale Agreement dated February 13, 1998 by and among the
           Company and the several parties named on Schedules I and II thereto.
10.18*     Third Amended and Restated Registration Rights Agreement
           dated February 13, 1998 by and among the Company and the
           parties named on the signature pages thereto.
10.19*     Third Amended and Restated Voting Agreement dated February
           13, 1998 by and among the Company and the several parties
           named on Schedule I thereto.
16         Letter from PricewaterhouseCoopers LLP re: change in
           independent public accountants.
23.1       Consent of Arthur Andersen LLP.
23.2       Consent of PricewaterhouseCoopers LLP.
23.3       Consent of Hale and Dorr LLP (included in Exhibit 5).
24*        Power of Attorney.
27.1*      Financial Data Schedule for fiscal year ended December 31,
           1997.
27.2*      Financial Data Schedule for the six months ended July 4,
           1998.


---------------


* Previously filed.



+ Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.


     (b) Financial Statement Schedules

     Report of Independent Public Accountants

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not required or because the required information is given in the Company's Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Amended and Restated Certificate of Incorporation of the Company and the laws of the State of Delaware, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Natick, Massachusetts on this 30th day of July, 1998.


                                          ASPECT MEDICAL SYSTEMS, INC.

                                          By:     /s/ J. NEAL ARMSTRONG
                                            ------------------------------------
                                            J. Neal Armstrong
                                            Vice President and Chief Financial
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                    TITLE                     DATE
                   ---------                                    -----                     ----

             /s/ NASSIB G. CHAMOUN*               Chief Executive Officer and         July 30, 1998
------------------------------------------------    President (Principal Executive
               Nassib G. Chamoun                    Officer)

           /s/ J. BRECKENRIDGE EAGLE*             Chairman of the Board of Directors  July 30, 1998
------------------------------------------------
             J. Breckenridge Eagle

             /s/ J. NEAL ARMSTRONG                Vice President and Chief Financial  July 30, 1998
------------------------------------------------    Officer (Principal Financial and
               J. Neal Armstrong                    Accounting Officer)

              /s/ STEPHEN E. COIT*                Director                            July 30, 1998
------------------------------------------------
                Stephen E. Coit

            /s/ EDWIN M. KANIA, JR.*              Director                            July 30, 1998
------------------------------------------------
              Edwin M. Kania, Jr.

              /s/ LESTER J. LLOYD*                Director                            July 30, 1998
------------------------------------------------
                Lester J. Lloyd

             /s/ TERRANCE MCGUIRE*                Director                            July 30, 1998
------------------------------------------------
                Terrance McGuire

              /s/ DONALD STANSKI*                 Director                            July 30, 1998
------------------------------------------------
                 Donald Stanski

           *By: /s/ J. NEAL ARMSTRONG
------------------------------------------------
               J. Neal Armstrong
                Attorney-In-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Aspect Medical Systems, Inc.:

     We have audited in accordance with generally accepted auditing standards, the financial statements of Aspect Medical Systems, Inc. as of December 31, 1996 and 1997 and for the years then ended included in this registration statement and have issued our report thereon dated March 27, 1998. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            /s/ Arthur Andersen LLP

Boston, Massachusetts
March 27, 1998

                          ASPECT MEDICAL SYSTEMS, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT

RESERVE FOR EXCESS AND OBSOLETE INVENTORY

                                             BALANCE AT                              BALANCE AT
                                            BEGINNING OF   CHARGES TO                  END OF
                                               PERIOD       EXPENSES    WRITE-OFFS     PERIOD
                                            ------------   ----------   ----------   ----------
Year ended --
  December 31, 1995.......................    $  6,500      $ 16,500    $      --     $ 23,000
  December 31, 1996.......................      23,000       119,000           --      142,000
  December 31, 1997.......................     142,000       714,000     (235,000)     621,000
Six months ended July 4, 1998
  (unaudited).............................     621,000       416,000     (232,000)     805,000

                                 EXHIBIT INDEX


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 1*        Form of Underwriting Agreement.
 3.1*      Third Restated Certificate of Incorporation of the Company.
 3.2*      Form of Certificate of Amendment to Third Restated
           Certificate of Incorporation of the Company (to be filed
           with the Secretary of State of the State of Delaware
           immediately prior to the effectiveness of this Registration
           Statement).
 3.3*      Form of Restated Certificate of Incorporation of the Company
           (to be filed with the Secretary of State of the State of
           Delaware upon the closing of the offering to which this
           Registration Statement relates).
 3.4*      By-Laws of the Company, as amended.
 3.5*      Form of Amended and Restated By-Laws of the Company (to be
           effective upon the closing of the offering to which this
           Registration Statement relates).
 4.1       Specimen certificate for shares of Common Stock, $.01 par
           value, of the Company.
 5         Opinion of Hale and Dorr LLP.
10.1*      1998 Director Stock Option Plan, as amended.
10.2       [Intentionally left blank.]
10.3+*     International Distribution Agreement, dated as of January
           21, 1998, by and between the Company and Nihon Kohden
           Corporation.
10.4+*     International License Agreement, dated as of January 21,
           1998, by and between the Company and Nihon Kohden
           Corporation.
10.5*      Trademark License Agreement, dated May 25, 1994, between
           Aspect Electronics, Inc. and the Company.
10.6+*     License Agreement, dated as of October 31, 1995, between
           Siemens Medical Systems, Inc. and the Company.
10.7*      Property Lease at 2 Vision Drive between the Company and
           Vision Drive, Inc., successor in interest to Natick
           Executive Park Trust No. 2, dated September 8, 1994, as
           amended, together with Subordination, Non-Disturbance and
           Attornment Agreement between the Company and Teachers
           Insurance Association of America, dated June 15, 1995.
10.8*      Lease Extension Agreement, dated as of August 7, 1997,
           between Vision Drive, Inc. and the Company.
10.9*      Loan Agreement, dated as of June 22, 1998, between the
           Company and Imperial Bank, together with Revolving Loans
           Promissory Note, dated June 22, 1998, made in favor of
           Imperial Bank by the Company, Equipment Loans Promissory
           Note, dated June 22, 1998, made in favor of Imperial Bank by the Company, Security Agreement, dated as of June 22, 1998, between the Company and Imperial Bank, Trademark Collateral
           Security and Pledge Agreement, dated as of June 22, 1998,
           between the Company and Imperial Bank, Patent Collateral
           Security and Pledge Agreement, dated as of June 22, 1998,
           between the Company and Imperial Bank and Agreement to
           Provide Insurance, dated June 22, 1998, between the Company and Imperial Bank.
10.10*     Promissory Note, dated February 18, 1997, as amended on
           April 14, 1997, made in favor of the Company by Nassib G.
           Chamoun, together with Pledge Agreement, dated as of
           February 18, 1997, as amended on April 14, 1997, between
           Nassib G. Chamoun and the Company.
10.11*     Promissory Note, dated May 1, 1997, made in favor of the
           Company by Nassib G. Chamoun, together with Pledge
           Agreement, dated as of May 1, 1997, between Nassib G.
           Chamoun and the Company.
10.12*     Promissory Note, dated May 1, 1997, made in favor of the
           Company by Nassib G. Chamoun, together with Pledge
           Agreement, dated as of May 1, 1997, between Nassib G.
           Chamoun and the Company.
10.13*     Form of Promissory Note made in favor of the Company by
           certain directors and executive officers, together with Form of Pledge Agreement between the Company and certain
           directors and executive officers.
10.14*     Promissory Note, dated September 24, 1997, made in favor of the Company by Jeffrey Barrett.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
10.15*     Promissory Note, dated April 10, 1998, made in favor of the
           Company by Jeffrey Barrett, together with Pledge Agreement, dated as of April 10, 1998, between Jeffrey Barrett and the
           Company.
10.16*     Series D Convertible Preferred Stock Purchase Agreement
           dated February 13, 1998 by and among the Company and the
           several purchasers named on Schedule I thereto.
10.17*     Third Amended and Restated Right of First Refusal and
           Co-Sale Agreement dated February 13, 1998 by and among the
           Company and the several parties named on Schedules I and II thereto.
10.18*     Third Amended and Restated Registration Rights Agreement
           dated February 13, 1998 by and among the Company and the
           parties named on the signature pages thereto.
10.19*     Third Amended and Restated Voting Agreement dated February
           13, 1998 by and among the Company and the several parties
           named on Schedule I thereto.
16         Letter from PricewaterhouseCoopers LLP re: change in
           independent public accountants.
23.1       Consent of Arthur Andersen LLP.
23.2       Consent of PricewaterhouseCoopers LLP.
23.3       Consent of Hale and Dorr LLP (included in Exhibit 5).
24*        Power of Attorney.
27.1*      Financial Data Schedule for fiscal year ended December 31,
           1997.
27.2*      Financial Data Schedule for the six months ended July 4,
           1998.


---------------

* Previously filed.


+ Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

     (b) Financial Statement Schedules

     Report of Independent Public Accountants

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not required or because the required information is given in the Company's Financial Statements or Notes thereto.